      As filed with the Securities and Exchange Commission on February 5, 1997
                                                      Registration No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                         ____________________________

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                         _____________________________
                                   TVX, INC.
                   (EXACT NAME OF REGISTRANT AS SPECIFIED IN
                                 ITS CHARTER)
                         _____________________________

         DELAWARE                           3669                       84-1190375
(State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)   Classification Code Number)     Identification Number)

                        14818 West 6th Avenue, Suite 1A
                            Golden, Colorado  80401
                                (303) 277-9877
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ____________________________
                             Robert C. Mulverhill
                     President and Chief Executive Officer
                                   TVX, Inc.
                        14818 West 6th Avenue, Suite 1A
                            Golden, Colorado  80401
                                (303) 277-9877
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)
                                  Copies to:


        Mark J. Sather, Esq.                     William B. Gannett, Esq.
Ireland, Stapleton, Pryor & Pascoe, P.C.        Cahill Gordon & Reindel
       1675 Broadway, 26th Floor                   Eighty Pine Street
         Denver, Colorado 80202                New York, New York 10005
             (303) 623-2700                         (212) 701-3000
                           _________________________

  Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there has been compliance with General Instruction G, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
  Title of Each Class of       Amount to be         Proposed Maximium             Proposed Maximum           Amount of
Securities to be Registered    Registered(1)    Offering Price Per Share(2)  Aggregate Offering Price(2)  Registration Fee
--------------------------------------------------------------------------------------------------------------------------

Common Stock, par value          2,198,380
    $.01 per share                shares                 N/A                      $21,656,141                  $6,563
 =========================================================================================================================

(1) Based upon the estimated maximum number of shares of the Registrant's Common Stock to be issued pursuant to the transaction described herein.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended, based upon the market value of the securities to be received by the Registrant. Such market value is based upon the middle market quotation of Active Imaging plc ordinary shares on January 30, 1997 in the Alternative Investment Market appendix to the London Stock Exchange Daily Official List (73.5p) converted to dollars based upon a rate of $1.611:(Pounds)1.00.

                         ____________________________

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                 EXPLANATORY NOTE

  This Registration Statement relates to shares of TVX, Inc. (the "Registrant") to be issued in connection with an exchange offer (the "Offer") to be made to the holders of ordinary shares of Active Imaging plc ("Active Imaging"), a company headquartered in the United Kingdom and whose ordinary shares are traded on the Alternative Investment Market of the London Stock Exchange. The Offer will be made simultaneously with an initial public offering by the Registrant pursuant to a Registration Statement on Form S-1 (Registration No. 333-21033, the "Form S-1"). This Registration Statement initially consists of a facing page, a copy of the Preliminary Prospectus from the Form S-1, the Press Announcement being issued in the United Kingdom and Part II. On or about the time of the filing of Amendment No. 1 to the Form S-1, this Registration Statement will be amended to consist of the Preliminary Prospectus from the amended Form S-1, the offer documents complying with the City Code on Takeovers and Mergers and all such additional items and information as are required to be contained in a registration statement on Form S-4.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1997

PROSPECTUS                                                   [TVX LOGO TO COME]

                                2,666,667 SHARES

                                   TVX, INC.

                                  COMMON STOCK

                                  -----------

  All of the shares of common stock, par value $0.01 per share (the "Common Stock"), of TVX, Inc. (the "Company") offered hereby (the "Offering") are being sold by the Company. Prior to the Offering, there has been no public market for shares of the Common Stock. It is currently anticipated that the initial public offering price of the Common Stock offered hereby will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Concurrently with the completion of the Offering, the Company will acquire Active Imaging plc ("Active Imaging"), a corporation headquartered in the United Kingdom. Completion of the Offering is contingent upon the consummation of the Acquisition (as defined). See "The Acquisition."

  Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "TVAI".

                                  -----------

  THE OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      UNDERWRITING
                                            PRICE TO  DISCOUNTS AND  PROCEEDS TO
                                             PUBLIC  COMMISSIONS (1) COMPANY (2)
--------------------------------------------------------------------------------
Per Share..................................   $           $             $
--------------------------------------------------------------------------------
Total (3)..................................  $           $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated to be $800,000.
(3) The Company has granted the Underwriters a 30-day option (the "Over-allotment Option") to purchase up to 400,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $   , $    and $   , respectively. See
    "Underwriting."

                                  -----------

  The shares of Common Stock offered by this Prospectus are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is anticipated that delivery of the shares of Common Stock subject to the Offering will be made at the offices of BT Securities Corporation, One
Bankers Trust Plaza, New York, New York, on or about    , 1997.

                                  -----------

BT SECURITIES CORPORATION                      GENESIS MERCHANT GROUP SECURITIES

                   The date of this Prospectus is    , 1997.

                     [DESCRIPTION OF PHOTOS AND CAPTIONS]



  In this Prospectus, references to "Pounds Sterling" or "(Pounds)" are to British Pounds Sterling, and references to "Dollars" or "$" are to U.S. Dollars. Solely for convenience, and unless otherwise indicated, the translation of Pounds Sterling into U.S. Dollars has been made at the noon buying rate for cable transfers in Pounds Sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") at September 30, 1996, of $1.5653 to (Pounds)1.00. No representation is made that Pounds Sterling amounts have been, could have been or could be converted into U.S. Dollars at the Noon Buying Rate or at any other rate. See "Exchange Rates."

  TVX(R), Apollo(TM), Conquest(TM), DTR ViewPoint(TM), MobileView(TM), MvVision(TM) and InVision(TM) are trademarks of the Company. All other trade names and trademarks appearing in this Prospectus are the property of their respective holders.

  The Company intends to furnish its stockholders with annual reports containing audited financial statements and make available quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except where otherwise indicated, the information contained in this Prospectus (i) assumes that the Over-allotment Option is not exercised, (ii) reflects the effects of the consummation of the acquisition of all of the shares of Active Imaging plc by the Company on a pro forma basis as set forth herein, (iii) reflects the conversion of all outstanding Series B Non-Voting Convertible Preferred Stock of TVX into Common Stock and the redemption of stock issues as outlined in "Use of Proceeds" and (iv) reflects a 0.9116 for 1 stock split of the Company's Common Stock in January 1997. Unless the context otherwise requires, references in this Prospectus to the "Company" mean TVX, Inc. ("TVX") after giving effect to the acquisition of Active Imaging plc ("Active Imaging"). See "The Acquisition." Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

  The Company develops and distributes digital image management systems for the security and surveillance industry, the transportation management industry and Internet video applications. It also is a value-added reseller, with systems engineering capabilities, of imaging hardware and software. The Company's systems enable video and still images to be captured, digitized and compressed for storage or immediate transmission over wired or wireless networks for evaluation by end users. The Company's systems, many of which are covered by patents or patents pending, generally consist of proprietary software and integrated hardware platforms that are sold globally through multiple distribution channels. The Company believes it differentiates itself by utilizing its technology to offer high quality integrated solutions that allow for interactive communication and automated processing of information. The Company believes that there is significant demand in existing and developing markets for systems utilizing its technology.

  The Company's principal stockholders are CommNet Cellular Inc. ("CommNet"), one of the largest providers of wireless telephone services for rural areas in the United States, and ADT Limited ("ADT"), the largest provider of security alarm systems and monitoring services in the United States and United Kingdom. ADT's ownership in TVX is held through Automated Security (Holdings) plc ("ASH"), which it acquired in September 1996. Both CommNet and ADT are publicly traded companies listed on Nasdaq under the symbol CELS and the New York Stock Exchange under the symbol ADT, respectively. TVX was founded in early 1992 by several individuals and ASH to capitalize on security industry applications of TVX's visual surveillance technology. CommNet recognized the synergy between TVX's technology and CommNet's wireless technology and began investing in TVX in the fall of 1992. As a leading provider of security systems, ADT is actively evaluating the market applications of several of the Company's systems.

  Concurrently with the Offering, TVX is acquiring Active Imaging, a publicly-traded United Kingdom-based company. Active Imaging develops and markets proprietary and jointly owned imaging products. It also operates as a value-added reseller, systems integrator and supplier of third party imaging products, with customers including SmithKline Beecham, Philips Medical Systems, Unilever and the Defence Research Authority. See "The Acquisition."

MARKET OPPORTUNITIES

  Advances in computer software and microprocessor technology have enabled the development of digital image management systems which the Company believes have applications in numerous industries. Initially, the Company has targeted the security and surveillance industry, transportation management industry and Internet video market, where the Company believes there is significant demand for its systems and technologies.

  SECURITY AND SURVEILLANCE. Within the security and surveillance industry, the Company has focused on the market segments of alarm verification, automated transaction recording and mobile applications.

  Alarm Verification. In 1995, the economic loss from residential and commercial burglaries in the United States was $4.3 billion. Businesses and homeowners are increasingly concerned with protecting their property, employees and families, leading to a growing number of alarm system installations. Between 1989 and 1995, the installed base of security alarm systems in the United States increased from approximately 11 million to approximately 17 million, representing a compound annual growth rate of 7.5%. While the installed base of security alarms continues to grow, the incidence of false alarms presents a serious challenge for the future growth of the industry. According to United States and United Kingdom police department studies, approximately 95% of the alarms that are triggered are false alarms, causing inefficient utilization of scarce law enforcement resources. In response to this expanding problem, municipalities are increasingly establishing strict alarm response policies, including downgrading the priority response time for alarms, imposing fines of up to hundreds of dollars for each false alarm, and refusing to respond to an alarm after a certain number of false alarms, threatening to erode the value of the existing installed base of alarm systems.

  In response to increasing demand for visual verification of alarms, the Company completed beta testing and began shipping its Apollo system in the United States in September 1996. The Apollo system is a relatively low cost, fully interactive verification and observation system that can be integrated with most major alarm systems on the market today. Upon activation of the alarm, the Apollo system automatically sends digital images from the alarm site to a central monitoring station for immediate evaluation, electronic enhancement, or transmission to others, such as law enforcement agencies. The Apollo system is fully interactive, so as to enable the central monitoring system to activate any camera on the system to capture and transmit additional images. Although the Apollo system has only recently been introduced in the market, the Company believes that, based upon initial demand and recent efforts to heighten customer awareness, sales of the Apollo system should increase significantly.

  Automated Transaction Recording. As of September 30, 1996, there were over 300,000 automated teller machines ("ATMs") within the United States and Europe, operated primarily by banks and retailers. The number of ATMs has increased at a compound annual growth rate of 10% over the three year period from 1992 to 1995. ATM and electronic point-of-sale ("POS") system usage has also increased significantly over the past three years, both in terms of the dollar amount of transactions and per capita use, as banks and retailers have focused on reducing overhead, decreasing transaction costs and improving customer service. Industry estimates indicate that, as of the end of 1995, approximately 10.2 million retailers world-wide used some form of electronic POS system for registering customer transactions.

  With greater deployment of and easier access to ATMs throughout the U.S. and Europe, ATM providers are increasingly concerned with fraud detection, dispute resolution and security surveillance. Most ATM systems record ATM users with video cameras, which are very expensive to maintain, do not provide complete transaction information, cannot be accessed remotely, and require a time-consuming process to locate and retrieve information. The Company has developed a more efficient and less expensive product, the DTR ViewPoint system, to replace videotape with digitally compressed images of the ATM user and his or her transaction information, which can be easily retrieved and evaluated. These images can be stored electronically, transmitted via modem and, if desired, immediately viewed and downloaded from a remote site. The DTR ViewPoint system has been sold to Bancorp Hawaii, Inc., for secondary testing, and to EDS Systems Corp., Compass Bank, Keycorp, Peninsula Bank and Kerns School Federal Credit Union for beta testing and evaluation. In addition, the Company is currently negotiating with Wells Fargo Armored Services ("Wells Fargo"), the largest ATM servicing group in the United States, for Wells Fargo to market, install and service the DTR ViewPoint system throughout the U.S. in conjunction with its cash and ATM distribution functions. The Company believes there are numerous additional applications for the DTR ViewPoint system including car rentals, check cashing, returning purchased goods and inventory management.

  Mobile Applications. Many of the 5,000 metropolitan area transit authorities in the United States are increasingly concerned about improving security and reducing vandalism and accident-related liability claims on their mass transit systems. Numerous mass transit systems have reported significant problems with assaults and even homicides, as well as with obtaining accurate information regarding on-board incidents and traffic accidents. In response to these concerns, the Company introduced the MobileView system, which it believes to be the most effective product available today for surveillance and security on mass transit systems. The MobileView system captures digital images that are stored on a ruggedized, removable hard drive or transmitted over a wireless network to a central receiving station for remote monitoring. The wireless transmission of images can be initiated automatically by sensors in the case of vehicle impact, by the driver in panic situations, or by the central station operator for further observation and additional information in a crisis situation. Since the images stored and/or transmitted are digital, the images can be enhanced, printed, and/or faxed quickly and efficiently. With no VCR to service or tapes to maintain or replace, the MobileView system provides a cost-effective, long-term operational solution with greater durability for mass transit and commercial applications.

  The Los Angeles County Metro Transit Authority ("LACMTA") has tested the system and recently ordered 250 units for delivery beginning in June 1997 to be installed on a portion of its fleet of 2,400 buses. In addition, the MobileView system is being tested or considered by transit authorities in various metropolitan areas, including San Francisco, Oakland, Dallas, Seattle, Denver and Broward County, Florida. The Company also believes that the MobileView system provides manufacturers and shipping companies with a highly effective method for detecting fraud, theft and other problems related to the shipping of goods.

  TRANSPORTATION MANAGEMENT. Traffic jams, and their associated social and environmental costs, are problems for most developed countries. The Company believes that both federal governments and local jurisdictions desire cost-effective mechanisms to monitor, analyze and ultimately control and improve road traffic. For example, Congress passed the Intermodal Surface Transportation Efficiency Act of 1991, authorizing expenditures by the U.S. government on the application of interactive technology to roads.

  The Company developed the InVision camera system to assist municipalities in managing vehicular traffic by collecting digital images and data, then relaying that information to a central traffic control station for analysis. The InVision system has two distinct applications, freeway management and intersection traffic management. As a freeway management application, the InVision system assists municipalities in managing vehicular traffic by collecting digital images and data regarding vehicle speed and type, traffic density and general road conditions. The Texas Department of Transportation is currently testing the system as a freeway management system in Houston. As an intersection traffic management tool, the InVision system is being tested to cost-effectively replace and improve upon the underground sensors (often referred to as an induction loop system), currently used by many jurisdictions in the United States and United Kingdom. The city of New Orleans and a Dallas suburb have substantially completed their testing of the InVision system as an intersection traffic management system and have indicated their intention to install such systems upon receipt of funding.

  INTERNET VIDEO APPLICATIONS. As of January 1996, there were approximately 30 million users in over 170 countries connected to the Internet, a global network of computer networks which allows computers to communicate using Internet protocols. Based upon its belief that there will be a convergence of broadcast media into the Internet in order to provide real time access to information and events, the Company has developed the MvNet camera which can be directly linked to the Internet to provide constant and immediate video images to a personal computer. The MvVision camera series, which currently includes the MvNet camera and the Mv2000, is an intelligent camera system permitting a user to program it for specific applications. For example, it might store all image data, but only transmit images that meet specifically pre-defined criteria such as the appearance of an object within the field of vision. The Company's MvNet camera is a "plug-and-play" camera system which combines a video camera, computer, network and communication device and Web server which, when accessed via the Internet or intranet (a type of internal computer communications network), provides data and live images at the request of remote authorized viewers using industry standard Internet viewing software packages such as Netscape Navigator(R). The Company currently has an installed base of approximately 200 MvNet systems used by companies such as Apple Computer, American Airlines, Los Alamos National Laboratories and Cyberia Internet Cafes for applications including Webcasts of music concerts, monitoring cargo plane hangars, monitoring nuclear materials and video communications between cafe locations. Another product in the MvVision camera series, the Mv2000 is designed for security, surveillance and monitoring. Other potential applications could include industrial inspection applications, including identifying defects during the production process.

  INTEGRATED SOLUTIONS. The Company operates as a United Kingdom-based value-added reseller of customized imaging hardware and software with systems engineering capabilities for scientific and medical and industrial applications. The application specific systems that the Company develops for various customers include use of both the Company's own and jointly owned proprietary products and those from some of the world's leading imaging hardware and software companies. Customers include SmithKline Beecham, Philips Medical Systems, Unilever and the Defence Research Authority. The Company's system engineering projects, which are generally created pursuant to agreements which permit the Company to retain title to the customized solution developed for such customers, provide it with potential applications for productization and identification of new applications for its technology.

COMPANY STRATEGY

  The Company's primary objective is to be a leading provider of digital image management solutions to markets in which immediate image capture and transmission, storage and/or retrieval are critical. The Company has historically focused its resources on the research and development of its systems and is now emphasizing sales and marketing efforts to significantly and profitably expand the markets for its systems. The principal elements of the Company's strategy are described in more detail below.

  INCREASE SALES AND MARKETING EFFORTS. The Company intends to expand its sales and marketing efforts to increase sales in existing markets and to create new applications of its existing technologies. The Company believes that the increased product offerings and greater distribution strength which should result from combining TVX and Active Imaging will permit the Company to become a more competitive global provider of digital image management solutions. The Company intends to expand its direct sales and marketing force by fifty percent during the next twelve months and to initiate, with its distributor network, joint direct marketing and telemarketing efforts, extensive product training and advertising, and participation in global trade shows and product seminars. The Company also intends to seek additional applications for its technologies which it may either develop internally or license to other companies for development in order to achieve greater market recognition and penetration.

  MAINTAIN TECHNOLOGY LEADERSHIP. The Company believes it provides superior systems to address specific market needs by incorporating advanced and innovative technology consisting of integrated hardware and proprietary software to provide complete solutions for the customer. The Company has invested and intends to continue to invest significant resources in system enhancement, particularly in the areas of software, application specific integrated circuit ("ASIC") development and platform packaging and integration. The Company believes its commitment to research and development is important to maintain and enhance its technological leadership position and expects to focus its efforts upon reducing the cost of its systems and improving their features and functionality. The Company also intends to opportunistically develop strategic relationships through licensing agreements, joint ventures, acquisitions and other partnering agreements in an effort to maintain its technology leadership in each of its market segments. For example, the Company's

MvNet camera is currently being used by Apple Computer and evaluated by Microsoft and Netscape. There can be no assurance, however, that any of these entities will decide to incorporate the Company's technology standards into their systems, or that if incorporated, the Company will generate any sales from such relationships. While the Company has no current plans or intentions to acquire additional businesses, technologies or product lines, the Company will continue to evaluate acquisitions of complementary businesses and technologies in order to expand its technology leadership.

  STRENGTHEN DISTRIBUTION CAPABILITY. The Company's distribution network consists of its direct sales force, various international, national and regional distributors and dealers and strategic marketing partners. In order to increase sales to current markets and penetrate new markets, the Company intends to strengthen its distribution capabilities by expanding its existing sales channels and seeking new strategic marketing partners who have expertise and presence in selected markets. The Company is currently exploring several such relationships, including discussions with Wells Fargo for the distribution of the Company's DTR ViewPoint system to ATM providers. The Company believes that the use of strategic marketing partners can provide a more efficient and cost-effective route to the marketplace for application specific products. In many cases, these strategic relationships can provide immediate world-wide access and distribution, decreasing the need for costly infrastructure development and permitting the Company to focus on core technology development.

  EMPHASIZE CUSTOMER SERVICE AND SUPPORT. Since its inception, the Company has emphasized the importance of customer service and support. The Company believes that its customer support organization, including support provided by distributors and dealers, is a critical factor in facilitating additional sales to existing customers as well as sales to new customers. Because the Company's systems are technically sophisticated, the Company's internal sales staff is supported by highly qualified and extensively trained systems specialists. The Company also offers extensive training, maintenance and software support programs to its customers through its support organization at five locations in the United States and United Kingdom. The Company also intends to remain at the forefront in the areas of quality and customer service through its continued investments in management information technology. The Company intends to enhance and expand its customer service and support capability in order to address the needs of its existing and new markets.

  ENHANCE OPERATING EFFICIENCIES. The Company intends to utilize a portion of the proceeds from the Offering to acquire or construct its own manufacturing facility which it believes will allow it to react more quickly to changes in product specifications, to accommodate growth, and to improve cost control, inventory supply and cash flow, thus improving its gross profit margin. Additionally, by integrating substantially all of the operations and product lines of TVX and Active Imaging, and by making additional investments in management information technology, the Company believes that it will be able to operate the combined companies on a more efficient and cost-effective basis.

                                THE ACQUISITION

  Concurrently with the Offering, TVX is acquiring Active Imaging pursuant to offers (the "Offers") being made to Active Imaging's shareholders. The Offers are conditional upon, among other things, acceptances of the Offers being received in respect of at least 90% of the outstanding shares of common stock of Active Imaging (the "Acquisition") and the Offers being declared unconditional in all respects, except for the closing of the Offering.


  TVX is offering an aggregate of up to $10.0 million in cash to the holders of Active Imaging common and preferred shares. The amount offered to the holders of Active Imaging preferred stock is equal to the redemption amount of each share together with accrued and unpaid dividends. Based on an exchange rate of $1.611 for (Pounds)1.00 (the "Reference Exchange Rate"), this represents aggregate cash consideration of approximately $2.1 million. TVX is offering the holders of Active Imaging common stock the alternatives of cash or shares of TVX Common

Stock, in each case having a value of approximately $1.68 per share (the "Offer Price"). If the initial public offering price of the Offering exceeds $15.00 per share, then the Offer Price will be proportionately increased. The maximum cash available for the holders of Active Imaging common stock will be approximately $7.9 million ($10.0 million less the cash consideration of $2.1 million to be paid to the holders of the Active Imaging preferred stock). See "Use of Proceeds." To the extent that aggregate elections by holders of Active Imaging common stock to receive cash exceed the maximum cash available for such holders, such elections will be reduced pro rata and the balance will be satisfied in shares of TVX Common Stock. Assuming an initial public offering price of between $14.00 and $16.00 per share, the value of the total consideration for the Acquisition will range from approximately $32.9 million to $34.8 million.

  The following table summarizes various possible results of the Offers to the holders of Active Imaging common stock:

                    IPO PRICE OFFER PRICE CASH ACCEPTED (1) TVX SHARES ISSUED (1)(2)
                    --------- ----------- ----------------- ------------------------
                    $14.00       $1.68       $7,900,000            1,634,094
                     14.00        1.68               --            2,198,380
                     15.00        1.68        7,900,000            1,525,398
                     15.00        1.68               --            2,052,065
                     16.00        1.79        7,900,000            1,656,350
                     16.00        1.79               --            2,046,578

--------
(1) Assumes the Offers are accepted by the holders of all of the 18,289,348 shares of Active Imaging common stock currently outstanding and an exchange rate equal to the Reference Exchange Rate.
(2) Does not include 319,147 shares of the Company's Common Stock issuable upon exercise of Active Imaging options and warrants currently outstanding or conditionally issuable.

    TVX has received irrevocable undertakings to accept the Offers from the holders of all of the outstanding Active Imaging preferred stock and from the holders of approximately 77.5% of the outstanding Active Imaging common stock. Upon the closing of the Acquisition and the Offering, one director of Active Imaging will become an officer of the Company and one director of Active Imaging will become a director of the Company. See "Management."


    The Company believes the Acquisition will permit the combined entities to improve their existing systems and to develop new technologies more efficiently since both TVX and Active Imaging are in the business of developing and distributing digital image management systems and thus will be able to share their existing technologies, sales and marketing efforts and research and development capabilities. Moreover, even though TVX and Active Imaging are in the same business, Active Imaging has pursued the market for video applications while TVX has pursued the market for still image applications and thus their technologies are complementary. In addition, the Company believes the combined entity will be able to be operated on a more efficient and cost-effective basis.

                                  THE OFFERING

 Common Stock offered ...................... 2,666,667 shares (1)
 Common Stock outstanding after the          7,362,372 shares (1)(2)
  Offering..................................
 Use of Proceeds............................ Payment of the anticipated cash portion of the Acquisition;
                                             retirement of existing debt;
                                             general corporate purposes,
                                             including research and
                                             development and marketing
                                             expenses; building or obtaining
                                             manufacturing capability;
                                             transaction fees and expenses;
                                             integration of the Company's
                                             operations following the
                                             Acquisition; and redemption of
                                             the stock issues. See "Use of
                                             Proceeds."
 Proposed Nasdaq National Market symbol..... TVAI

--------
(1) Excludes shares issuable upon exercise of the Over-allotment Option.
(2) After giving effect to (i) the acquisition of all the outstanding shares of capital stock of Active Imaging, (ii) the receipt by the Company of the net proceeds from the sale of 2,666,667 shares of Common Stock offered hereby at an assumed initial offering price of $15.00 per share, (iii) the application of a portion of the estimated net proceeds therefrom for the repayment of all of the Company's long-term notes payable and redemption of stock issues as outlined in "Use of Proceeds", and (iv) the conversion of all outstanding TVX Series B Non-Voting Convertible Preferred Stock into Common Stock (collectively, the "Transactions"). See "Pro Forma Capitalization." Excludes (i) 938,036 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding stock options under the Company's stock option plans at a weighted average price of approximately $1.09 per share, (ii) 259,614 shares of Common Stock reserved for future issuance pursuant to such stock option plans, (iii) 911,600 shares of Common Stock reserved for issuance upon exercise of outstanding warrants at a price of approximately $0.73 per share, and (iv) 319,147 shares of Common Stock reserved for issuance upon exercise of Active Imaging options and warrants currently outstanding or conditionally issuable.

                         SUMMARY FINANCIAL INFORMATION

  The following tables summarize certain selected consolidated financial data of TVX, Active Imaging and TVX Limited for the periods indicated. The summary historical information has been derived from and should be read in conjunction with the historical consolidated financial statements of TVX, Active Imaging and TVX Limited, including the related notes thereto, which are included elsewhere herein.

TVX, INC.

                           JANUARY 13, 1992             YEAR ENDED SEPTEMBER 30,
                          (INCEPTION) THROUGH ------------------------------------------------      PRO
                          SEPTEMBER 30, 1992     1993        1994        1995         1996       FORMA (1)
                          ------------------- ----------  ----------  -----------  -----------  ------------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............       $ 321,282      $1,041,142  $1,812,293  $ 1,071,019  $ 1,033,920  $  8,551,120
Cost of sales...........         230,200         686,655   1,203,019      754,915      786,660     6,454,719
                               ---------      ----------  ----------  -----------  -----------  ------------
 Gross profit...........          91,082         354,487     609,274      316,104      247,260     2,096,401
General, administrative
 and other expenses.....         294,216         885,884   1,186,798    2,445,917    2,276,573    10,866,985
Research and development
 expenses...............           1,800          39,800      90,100      652,000      541,950     3,102,031
                               ---------      ----------  ----------  -----------  -----------  ------------
 Loss from operations...        (204,934)       (571,197)   (667,624)  (2,781,813)  (2,571,263)  (11,872,615)
Other credits
 (charges)..............           5,366           7,815     (58,773)    (253,206)    (430,485)     (669,571)
                               ---------      ----------  ----------  -----------  -----------  ------------
 Net loss...............        (199,568)       (563,382)   (726,397)  (3,035,019)  (3,001,748)  (12,542,186)
Accrued preferred stock
 dividends..............              --          (5,918)   (129,904)    (192,000)    (248,000)     (248,000)
                               ---------      ----------  ----------  -----------  -----------  ------------
 Net loss applicable to
  common stockholders...       $(199,568)     $ (569,300) $ (856,301) $(3,227,019) $(3,249,748) $(12,790,186)
                               =========      ==========  ==========  ===========  ===========  ============
Net loss per common
 share..................       $   (0.12)     $    (0.19) $    (0.27) $     (0.99) $     (0.93) $      (2.31)
                               =========      ==========  ==========  ===========  ===========  ============
Common shares used in
 computing net loss per
 share..................       1,613,379       3,033,582   3,130,986    3,268,049    3,476,865     5,528,930
                               =========      ==========  ==========  ===========  ===========  ============

                                                    AS OF SEPTEMBER 30, 1996
                                                  -----------------------------
                                                    ACTUAL    AS ADJUSTED(1)(2)
                                                  ----------  -----------------
BALANCE SHEET DATA:
Working capital......................             $  655,816     $28,450,594
Total assets.........................              3,734,810      57,290,451
Long term notes payable and other....              6,369,000         133,052
Redeemable preferred stock...........              1,435,822              --
Redeemable common stock..............                350,000              --
Stockholders' equity (deficiency)....             (5,583,274)     53,168,222

--------
(1) See "Unaudited Pro Forma Combined Financial Statements" and related notes thereto.
(2) Adjusted to reflect the Transactions.

ACTIVE IMAGING PLC

                                                   YEAR ENDED DECEMBER 31
                          ------------------------------------------------------------------------
                              1992         1993       1994(1)      1995(1)      1996(1)    1996(2)
                          ------------ ------------ ------------ ------------ ------------ -------
                          (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000  $'000
STATEMENT OF OPERATIONS
 DATA:
Net sales...............      2,336        3,103        4,448        5,063        4,207     6,585
Cost of sales...........     (1,447)      (1,875)      (2,840)      (3,292)      (3,036)   (4,752)
                             ------       ------       ------       ------       ------    ------
 Gross profit...........        889        1,228        1,608        1,771        1,171     1,833
General, administrative
 and other expenses.....       (853)      (1,069)      (1,628)      (1,883)      (3,359)   (5,258)
Research and development
 expenses (net of
 grants)................         --          (40)         (52)        (389)      (1,440)   (2,254)
                             ------       ------       ------       ------       ------    ------
 Operating (loss)/profit        (36)         119          (72)        (501)      (3,628)   (5,679)
Interest
 receivable/(payable)
 and similar
 income/charges.........         (7)         (10)         (17)         (51)          22        34
                             ------       ------       ------       ------       ------    ------
(Loss)/profit on
 ordinary activities
 before taxation........        (43)         109          (89)        (552)      (3,606)   (5,645)
Tax (payable)/repayable
 on loss on ordinary
 activities.............         (1)         (32)         --            38          --        --
                             ------       ------       ------       ------       ------    ------
(Loss)/profit for the
 year...................        (44)          77          (89)        (514)      (3,606)   (5,645)
Dividends and
 appropriations:
  Preference share
   appropriations.......         --          --           --           (37)         (44)      (69)
                             ------       ------       ------       ------       ------    ------
(Loss)/profit for the
 year after
 appropriations.........        (44)          77          (89)        (551)      (3,650)   (5,714)
                             ======       ======       ======       ======       ======    ======
Loss per ordinary common
 stock..................                                12.89p       79.78p       24.56p    38.44c
                             ======       ======       ======       ======       ======    ======
Adjusted loss per
 ordinary common stock..                                 1.29p        7.98p       24.56p    38.44c
                             ======       ======       ======       ======       ======    ======
                                                                                1996(1)    1996(2)
                                                                              ------------ -------
                                                                              (Pounds)'000  $'000
BALANCE SHEET DATA:
Working capital.............................................................      1,464     2,292
Total assets................................................................      5,648     8,841
Shareholders' funds.........................................................      3,305     5,173

--------
(1) The results summarized above were prepared under accounting principles generally accepted in the United Kingdom. If the above results would have been prepared under accounting principles generally accepted in the United States, the net loss presented for the years ended December 31, 1994, 1995 and 1996 would have been (Pounds)201,000, (Pounds)785,000 and (Pounds)3,859,000, respectively. The shareholders' funds at December 31, 1996 would have been (Pounds)2,406,000 under United States generally accepted accounting principles. See Notes to the Active Imaging Financial Statements.

(2) The 1996 results and balance sheet data have been converted into US dollars for convenience purpose only using the Noon Buying Rate at September 30, 1996.

TVX LIMITED

                                                        PERIOD                   PERIOD
                               YEAR ENDED      DECEMBER 1, 1995 THROUGH DECEMBER 1, 1995 THROUGH
                          NOVEMBER 30, 1995(1)  SEPTEMBER 17, 1996(1)   SEPTEMBER 17, 1996(1)(2)
                          -------------------- ------------------------ ------------------------
                               (Pounds)'S             (Pounds)'S                  $'S
STATEMENT OF OPERATIONS
 DATA:
Net Sales...............          997,599                659,701                1,032,630
Cost of sales...........         (962,118)              (642,840)              (1,006,237)
                               ----------             ----------               ----------
 Gross profit...........           35,481                 16,861                   26,393
Administrative ex-
 penses.................         (887,427)              (573,742)                (898,078)
Other...................         (559,140)                   --                       --
                               ----------             ----------               ----------
Loss on ordinary activi-
 ties before
 taxation...............       (1,411,086)              (556,881)                (871,685)
Taxation credit.........          275,920                    --                       --
                               ----------             ----------               ----------
Loss on ordinary activi-
 ties...................       (1,135,166)              (556,881)                (871,685)
                               ==========             ==========               ==========

                         NOVEMBER 30, 1995(1) SEPTEMBER 17, 1996(1) SEPTEMBER 17, 1996(1)(2)
                         -------------------- --------------------- ------------------------
                              (Pounds)'S           (Pounds)'S                 $'S
BALANCE SHEET DATA:
Working capital.........      (2,199,214)             372,748               583,462
Total assets............       1,227,020              497,590               778,878
Shareholders' funds.....      (2,159,793)             418,326               654,806

--------

(1) No significant differences exist between generally accepted accounting principles from these in the United States versus those in the United Kingdom as such accounting principles relate to TVX Limited. See Notes to the TVX Limited financial statements.

(2) The 1996 results and balance sheet data have been converted into U.S. Dollars for convenience purposes only using the Noon Buying Rate at September 30, 1996.

  This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company's business before purchasing shares of Common Stock offered hereby.

NEW TECHNOLOGY AND DEVELOPING MARKETS

  The markets for many of the applications of the Company's technology are relatively new and still developing. If these markets fail to grow, or grow more slowly than the Company anticipates, the Company's business, operating results and financial condition would be materially and adversely affected. In addition, the Company's success will be dependent in part upon the Company's ability to develop new applications for its technology. Demand for the Company's systems could be affected by numerous factors outside of the Company's control, including, among others, demand for the products or systems with which the Company's systems are used (such as security alarms, ATMs, mass transit vehicles, road systems and the Internet), acceptance of the Company's technology, restrictions on the use of the Company's systems arising from privacy concerns, customers' willingness to incur the initial cost of purchasing the Company's systems, changes in governmental regulations and the introduction of new or superior competing technologies.

LIMITED SALES; HISTORY OF NET LOSSES; POTENTIAL FLUCTUATIONS IN OPERATING RESULTS; LIQUIDITY

  TVX was founded in 1992, and Active Imaging's predecessor company was founded in 1988. Sales of TVX's current systems to date have been limited. Historically, most of Active Imaging's net sales have been derived from sales of solutions utilizing third-party products and not from sales of Active Imaging's proprietary systems, which the Company believes will be its primary source of future net sales. In the fiscal years ended September 30, 1994, 1995 and 1996 TVX incurred net losses applicable to common stockholders of $856,301, $3,227,019 and $3,249,748, respectively. In the fiscal years ended December 31, 1994, 1995, and 1996 Active Imaging incurred net losses, under generally accepted accounting principles in the United States, of (Pounds)201,000, (Pounds)785,000 and (Pounds)3,859,000, respectively. In addition, TVX Limited incurred losses on ordinary activities of (Pounds)1,135,166 and (Pounds)556,881 for the fiscal year ended November 30, 1995 and the period December 1, 1995 through September 17, 1996, respectively. On a pro forma basis, the Company incurred a net loss applicable to common stockholders of $12.8 million for the fiscal year ended September 30, 1996. See "Unaudited Pro Forma Combined Financial Statements." There can be no assurance that such losses will be reversed or that the Company will experience significant growth in net sales or achieve profitability in the future. Both TVX and Active Imaging historically have experienced significant quarterly fluctuations in net sales, gross margins and operating results, and the Company believes it will continue to experience such fluctuations in the future. Because the Company generally does not have a large backlog of orders, operating results in any quarter are highly dependent on orders booked and shipped in that quarter. The Company's production volume and operating expense levels are based largely upon the Company's internal forecasts of future demand and not upon firm customer orders. Failure by the Company to achieve those internal forecasts could result in expense levels which are inconsistent with actual net sales, which in turn could have a material adverse effect on the Company's business, operating results and financial condition. Failure to achieve projected shipments could result in higher inventories and product costs which could adversely affect the Company's gross profit margins. The Company's quarterly results also may be affected by fluctuating demand for, and declines in the average selling prices of, its systems and by increases in the costs of critical components used in manufacturing its systems.

  Prior to this Offering, each of TVX, Active Imaging and TVX Limited have relied on investments from their major shareholders or sales of equity to provide liquidity. While there can be no assurance that the Company will be profitable in the future or that the net proceeds from the Offering, together with any funds provided by operations and presently available capital, will be sufficient to fund the ongoing operations of the Company, management believes its current operating funds, along with the proceeds of the Offering after amounts used to repay debt and redeem stock, and the synergies created by the acquisition of Active Imaging will be sufficient to finance its cash requirements for at least the next 12 months. If the Company has insufficient funds, there can be no assurance that additional financing can be obtained on acceptable terms, if at all. The absence of such financing could have a material adverse effect on the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- TVX, Inc.--Liquidity and Capital Resources."

NEED TO RESPOND TO RAPID TECHNOLOGICAL CHANGE

  The markets for the Company's systems are characterized by rapidly changing technology and evolving industry standards. The Company's success will depend to a substantial degree on its ability to develop and introduce enhancements to its existing systems and new systems that meet changing customer requirements and evolving industry standards in a timely and cost-effective manner. If the Company does not introduce and achieve market acceptance of new products in a timely manner, its business, operating results and financial condition could be materially and adversely affected. Moreover, there can be no assurance that the Company's technology or systems will not become obsolete upon the introduction of alternative technologies. Certain of the Company's systems are based on specific operating systems, including Windows NT; failure of any of these operating systems to achieve market acceptance over the next several years could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, performance characteristics of certain of the Company's systems are currently limited by the Windows NT architecture, including the ability of such architecture to be deployed throughout large networks. See "Business--Research and Development."

COMPETITION

  The image management industry is intensely competitive and is characterized by a large number of competitors in each of the Company's targeted markets and by a variety of established and emerging technologies. This industry has experienced rapid technological development, permitting competition based on lower prices and superior technologies. Existing and future competitors may develop technologies that will result in products that are less expensive and/or technologically superior to the Company's systems. The Company's current competitors include large domestic and international companies, many of which have substantially greater financial, technical, marketing, manufacturing and human resources, as well as greater name recognition and a larger customer base, than the Company. Competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion, sale and support of their products, than the Company. The Company expects competition in its markets to intensify in the future which could adversely affect the Company's revenues and profitability through pricing pressure and loss of market share. See "Business--Competition."

UNCERTAINTIES RELATED TO THE ACQUISITION

  Management believes that acquisitions of companies in technological industries can be more difficult to implement than in other industries, since combining different technologies may not be completely possible. Also, key employees in the technology industry are typically less easily replaced than in general manufacturing companies, so the loss of key employees as a result of the Acquisition could have a negative effect on the combined companies. There can be no assurance that some or any of the benefits of the Acquisition that the parties believe possible will result. Moreover, members of the Company's management have only limited experience with managing acquired companies. Although management and key employees of each of the combining companies are confident that their companies, products, technologies and employees will combine efficiently and effectively, there can be no assurance that this integration will happen smoothly or that anticipated operating efficiencies and related cost savings will be realized.

GROWTH THROUGH ACQUISITIONS

  The Company may opportunistically evaluate the acquisition of complementary businesses and technologies. Even if the Company is successful in identifying such businesses or technologies, there can be no assurance that the Company will be able to integrate such businesses and technologies in a manner that will not have an adverse impact on the Company's business, results of operations and financial condition. To the extent any such businesses or assets are purchased using the Company's capital stock as consideration, existing stockholders of the Company, including investors purchasing shares in the Offering, could experience substantial dilution in net tangible book value per share.

ABILITY TO MANAGE EXPANSION OF OPERATIONS

  To manage its growth the Company will need to significantly increase the scale of its operations. This increase will include the hiring of additional personnel, expanding its manufacturing capacity and incurring increased marketing expenses, resulting in significantly higher operating expenses. If the Company's sales do not correspondingly increase, the Company's business, operating results and financial condition would be materially and adversely affected. Expansion of the Company's operations may also cause a significant strain on the Company's management, financial and other resources. The Company's ability to manage recent and possible future growth that may occur will require a significant expansion of its accounting and other internal management systems and the implementation and continuing improvement of a variety of systems, procedures and controls. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these areas and implement and improve such systems, procedures and controls in an efficient manner and at a pace consistent with changes in the Company's business could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company's ability to achieve and manage sales growth will depend in part upon expansion of the Company's marketing, sales, manufacturing and customer support capabilities. There can be no assurance that the Company's efforts to expand its marketing, sales, manufacturing and customer support resources will be successful or will result in additional sales or profitability in any future period. As a result of the expansion of its operations and the anticipated increase in its operating expenses, as well as the difficulty in forecasting net sales levels, the Company expects to experience significant fluctuations in its net sales, cost of sales and gross margins, and therefore in its results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE UPON SUPPLIERS; MANUFACTURING CAPABILITIES

  The Company currently depends upon third parties as the sole source of supply for many of the hardware components used in its digital image management systems and for manufacture of some of its systems and components. The Company is generally not a major customer to any of its suppliers or manufacturers and therefore may not be able to obtain inventory at a cost or on the schedule which it requires in the event of any supply shortage or to obtain manufacturing of its systems in the event of manufacturing undercapacity. If manufacture of the components and/or assembly of the Company's systems is interrupted for any extended period, or if the Company is not able to purchase and deliver sufficient quantities of its systems on a timely basis, there could be a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing." In order to attempt to capture additional efficiencies and improve its control of costs, inventory levels and cash flow, the Company intends to use a portion of the proceeds of the Offering to either acquire or construct its own manufacturing facility. See "Business--Company Strategy" and "Use of Proceeds." The acquisition or construction of its own manufacturing facility could consume a substantial amount of management resources. Moreover, the Company has limited manufacturing experience and has not decided on which approach it will take to develop manufacturing capacity. The success of such expansion plans will depend in part upon the Company's ability to improve and expand its management and financial control systems. To the extent the Company experiences cost or timing difficulties in acquiring or constructing a manufacturing facility, faces difficulties in hiring qualified employees, or encounters difficulties in upgrading its internal control systems, there could be material adverse effects on the Company's business, results of operations and financial conditions. Although the Company believes that developing its own manufacturing capabilities will lower its cost of sales, there can be no assurance that its manufacturing costs or product quality will be in line with the Company's expectations. The Company's results of operations will be adversely affected if net sales do not increase sufficiently to compensate for the increase in operating expenses resulting from any expansion, and there can be no assurance that any expansion will be profitable or that it will not adversely affect the Company's business, results of operations and financial condition.

EXCHANGE RATES; CURRENCY RISKS

  A significant portion of the Company's operations are conducted outside the United States and payment for a majority of the inventory purchased by the Company is required to be made in foreign currencies. For the fiscal year ended September 30, 1996, on a pro forma basis after giving effect to the Acquisition, net sales of the Company's systems outside the United States totaled approximately $6.4 million, representing approximately 75% of the Company's net sales. As a result of its current and planned international operations, the Company is and will be subject to risks associated with operating in foreign countries, including devaluations and fluctuations in currency exchange rates, imposition of limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries, trade barriers, political risks and imposition or increase of investment and other restrictions by foreign governments. Because a significant portion of the Company's current net sales and operating expenses are denominated in Pounds Sterling, the Company's net sales, cash flows and earnings are directly and materially affected by fluctuations in the exchange rate between the Pound Sterling and the U.S. dollar. Moreover, because the Company does not hedge against currency exchange rate risks at this time, the Company may experience economic loss and a negative impact on earnings solely as a result of currency exchange rate fluctuations. There can be no assurance that in the event any such risks are realized, they will not have a material adverse effect on the Company's business, results of operations and financial condition.

PRODUCT LIABILITY

  The Company's business will expose it to potential product liability risks that are inherent in the sale of its systems. Although the Company has general liability and product liability insurance policies, there can be no assurance that liability claims will not exceed the coverage limits of such policy or that such insurance will continue to be available on commercially reasonable terms or at all. If the Company does not or cannot maintain sufficient liability insurance, its ability to market and sell its systems could be significantly impaired. In the event that any claims exceed the Company's coverage or result in decreased sales of its systems, such claims could adversely affect the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

  The Company's future operating results depend in significant part upon the continued contributions of its key technical and senior management personnel, many of whom would be difficult to replace. The Company's future operating results also depend in significant part upon its ability to attract and retain qualified personnel, including highly qualified software applications and development engineers. Engineers that possess the requisite skills and experience to create applications for the Company's imaging technology have been in very limited supply in the past, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform satisfactorily in his or her current position or the Company's inability to attract and retain skilled employees as needed, could materially and adversely affect the Company's business, operating results and financial condition.

UNCERTAINTY REGARDING PROTECTION OF PROPRIETARY RIGHTS

  The Company attempts to protect its intellectual property rights through patents, trademarks, trade secrets, copyrights and other measures. However, there can be no assurance that such measures will provide adequate protection for the Company's intellectual property rights, that disputes with respect to the ownership of its intellectual property rights will not arise, that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that the Company can otherwise meaningfully protect its intellectual property rights. There can be no assurance that any patent owned by the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide meaningful competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop similar products or software, duplicate the Company's systems or software or design around the patents owned by the Company or that third parties will not assert intellectual property infringement claims against the Company. The failure of the Company to protect its proprietary rights could have a material adverse effect on its business, operating results and financial condition.

  Litigation may be necessary to protect the Company's intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights; there can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, should the Company decide to litigate such claims, such litigation could be extremely expensive and time consuming and could materially and adversely affect the Company's business, operating results and financial condition, regardless of the outcome of the litigation. See "Business--Technology and Proprietary Rights."

CONTROL BY EXISTING STOCKHOLDERS

  Following the Offering, the Company's officers, directors and two principal stockholders will beneficially own approximately 43.2% of the outstanding shares of the Company's Common Stock (approximately 41.3% if the Over-allotment Option is exercised in full). As a result, such persons will have the ability to change the strategic direction of the Company and to exercise significant influence over all matters requiring stockholder approval, such as the election of directors, mergers and acquisitions. This concentration of ownership by such persons and entities could have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal Stockholders."

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws may be deemed to have anti-takeover effects and may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. The Board of Directors may issue up to 5,000,000 shares of undesignated preferred stock in the future without stockholder approval upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any additional shares of preferred stock. See "Description of Capital Stock-- Preferred Stock" and "--Certain Effects of Authorized But Unissued Stock."

  Following the Offering, the Company will become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock--Certain Provisions of Delaware Law."

SHARES ELIGIBLE FOR FUTURE SALES; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET
PRICE

  Sale of substantial amounts of shares in the public market or the prospect of such sales could adversely affect the market price of the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lockup agreements under which certain stockholders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of BT Securities Corporation on behalf of the Representatives (as defined). However, BT Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lockup agreements. As a result of these restrictions, based on shares outstanding and options granted as of September 30, 1996, the following shares of Common Stock will be eligible for future sale: the 2,666,667 shares offered hereby (3,066,667 shares if the Over-allotment Option is exercised in full) will be eligible for immediate sale without restriction in the public
market, and approximately      and      additional shares will be eligible for
sale in the public market beginning 90 and 180 days, respectively, following the date of this Prospectus. In addition, shortly after the date of this
Prospectus, the Company intends to register      shares reserved for issuance
under its stock option plans. As of September 30, 1996, options to purchase a
total of      shares were outstanding under the Company's option plans. After the Offering, subject to the lockup agreements described above, the holders of shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to such shares. If such holders were to exercise their demand registration rights and cause a larger number of shares to be sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders, such sales could have an adverse effect on the Company's ability to raise needed capital. See "Management--Stock Option Plan," "Management," "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sales."

ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after the Offering. See "Underwriting." The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company, its competitors or their customers, government regulatory action, developments with respect to patents or proprietary rights, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations which have particularly affected the market prices for the common stock of technology companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in significant liability and substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition.

IMMEDIATE AND SUBSTANTIAL DILUTION

  The initial public offering price is substantially higher than the net tangible book value per share of the Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore incur immediate and substantial net tangible book value dilution. To the extent that outstanding stock options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds from the sale of the 2,666,667 shares of Common Stock offered by the Company hereby are estimated to be $36.4 million ($42.0 million if the Over-allotment Option is exercised in full) assuming an initial offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and estimated expenses of the Offering. The Company anticipates that the net proceeds of the Offering will be used primarily as follows: (i) $10.0 million to fund the cash portion of the Acquisition consideration, if needed, (ii) approximately $9.5 million to repay various debt financings provided by the Company's principal stockholders for the Company's working capital needs, which bear interest at 13.0% and are payable upon the closing of the Offering; (iii) approximately $6.9 million for general corporate purposes, including research and development and marketing, (iv) approximately $6.3 million for expansion of manufacturing capability, (v) approximately $0.6 million in transaction fees and expenses related to the Acquisition, (vi) approximately $1.2 million in integration expenses for combining the operations of TVX and Active Imaging, (vii) approximately $1.5 million to redeem and pay accrued dividends on the Company's outstanding TVX Series A Preferred Stock, and (viii) approximately $0.4 million to redeem the Company's redeemable common stock. Pending such uses, the Company intends to invest the net proceeds from the Offering in investment grade, short-term, interest-bearing securities.

  Although the Company does not anticipate significant changes in the allocation of net proceeds described above, it may vary the allocation as necessary to respond to changes in its business and financial needs, such as expansion of marketing resources or increases in funding requirements for research and development of new products and systems.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings for use in the operation and expansion of its business and, therefore, does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company is, however, using a portion of the net proceeds of the Offering to pay accrued dividends on the TVX Series A Preferred Stock. As of September 30, 1996, the accrued dividends on the TVX Series A Preferred Stock were approximately $436,000. The Company is redeeming all outstanding shares of the TVX Series A Preferred Stock upon closing of the Offering. See "Use of Proceeds."

                           PRO FORMA CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996, (i) on a pro forma basis assuming the acquisition of all of the outstanding shares of capital stock of Active Imaging and (ii) on a pro forma adjusted basis to give effect to the Transactions.

                                                        SEPTEMBER 30, 1996
                                                    ----------------------------
                                                                    PRO FORMA
                                                    PRO FORMA(2)  AS ADJUSTED(2)
                                                    ------------  --------------
Long-term debt:
 Notes payable, related parties including accrued
  interest of $708,532............................  $  7,077,532   $         --
 Other............................................       133,052        133,052
                                                    ------------   ------------
 Total long-term debt.............................  $  7,210,584   $    133,052
                                                    ------------   ------------
Redeemable Series A preferred Stock, nonvoting,
 $.01 par value; authorized 5,000,000 shares;
 issued and outstanding 1,000,000 shares, pro
 forma; no shares pro forma, as adjusted;
 redemption and liquidation preference of $1 per
 share plus unpaid and accumulated dividends......     1,435,822             --
Redeemable common stock, issued and outstanding
 63,812 shares, pro forma; no shares pro forma, as
 adjusted; redeemable beginning May 1996 at $5.48
 per share........................................       350,000             --
Stockholders' equity:
 Series B non-voting convertible preferred stock,
  $.01 par value; 577,812 shares to be issued, pro
  forma; no shares pro forma, as adjusted.........         5,778             --
 Common stock, $.01 par value; authorized
  50,000,000 shares; issued and outstanding
  4,168,971 pro forma, 7,362,372 shares pro forma,
  as adjusted(1)..................................        41,690         73,623
 Capital in excess of par.........................    32,696,868     69,070,713
 Deficit..........................................   (15,926,114)   (15,976,114)
                                                    ------------   ------------
   Total stockholders' equity ....................    16,818,222     53,168,222
                                                    ------------   ------------
    Total capitalization..........................  $ 25,814,628   $ 53,301,274
                                                    ============   ============

--------
(1) Excludes (i) shares issuable upon exercise of the Over-allotment Option,
    (ii) 938,036 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding stock options under the Company's stock option plans at a weighted average price of approximately $1.09 per share, (iii) 259,614 shares of Common Stock reserved for future issuance pursuant to such stock option plans, (iv) 911,600 shares of Common Stock reserved for issuance upon exercise of outstanding warrants at a price of approximately $.73 per share and (v) 319,147 shares of Common Stock reserved for issuance upon exercise of Active Imaging options and warrants currently outstanding or conditionally issuable. See "Management" and "Description of Capital Stock--Warrants."
(2) Assumes an initial public offering price of $15.00 and that none of the Active Imaging common shareholders accept the cash alternative. If all of the Active Imaging common shareholders accept the cash alternative, pro forma as adjusted total stockholders' equity would be $45,268,222.

                                   DILUTION

  As of September 30, 1996, on a pro forma basis after giving effect to the Acquisition, the Company had a net tangible book value (deficit) of approximately $(7,231,599) or $(1.73) per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma number of shares of Common Stock outstanding. After giving effect to the Transactions, the pro forma net tangible book value of the Company on September 30, 1996, would have been approximately $29,118,401, or $3.96 per share. This represents an immediate increase in net tangible book value of $5.69 per share to the existing stockholders and an immediate dilution of $11.04 per share to investors purchasing the Common Stock in the Offering. Dilution is determined by subtracting pro forma net tangible book value per share after the Offering from the amount of cash paid by a new investor for a share of Common Stock. The following table illustrates this per share dilution:

      Assumed initial Public Offering Price.................        $15.00
       Pro forma net tangible book value (deficit) before
        the Offering........................................ (1.73)
       Increase attributable to new stockholders............  5.69
      Pro forma net tangible book value per share after the
       Offering.............................................          3.96
                                                                    ------
      Dilution per share to new stockholders................        $11.04
                                                                    ======

  The following table sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid by existing stockholders and to be paid by the stockholders who purchase Common Stock in the Offering:

                            SHARES PURCHASED     CONSIDERATION     AVERAGE
                            ----------------- -------------------   PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                            --------- ------- ----------- ------- ---------
Existing stockholders(1)..  2,643,640   35.9% $ 1,942,840    3.7%   $0.73
Former Active Imaging
 stockholders(2)..........  2,052,065   27.9   11,213,809   21.1     5.46
New investors(3)..........  2,666,667   36.2   40,000,000   75.2    15.00
                            ---------  -----  -----------  -----
    Total.................  7,362,372  100.0% $53,156,649  100.0%
                            =========  =====  ===========  =====

--------
(1) Excludes (i) shares issuable upon exercise of the Over-allotment Option,
    (ii) 938,036 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding stock options under the Company's stock option plans at a weighted average price of approximately $1.09 per share,
    (iii) 259,614 shares of Common Stock reserved for future issuance pursuant to such stock option plans, (iv) 911,600 shares of Common Stock reserved for issuance upon exercise of outstanding warrants at a price of approximately $.73 per share and (v) 319,147 shares of Common Stock reserved for issuance upon exercise of Active Imaging options and warrants currently outstanding or conditionally issuable. To the extent any of these options or warrants are exercised, there will be further dilution. See "Management" and "Description of Capital Stock--Warrants."
(2) Assumes (i) all of the Active Imaging stockholders will accept TVX Common Stock rather than cash, (ii) an initial public offering price of $15.00 per share, and (iii) an exchange rate of $1.611 for (Pounds)1.00 to compute the shares to be issued.
(3) Assumes the sale of 2,666,667 shares of Common Stock by the Company at $15.00 per share before deducting underwriting discounts and commissions and the estimated expenses of the Offering.

                                   TVX, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial information includes an unaudited combined balance sheet and unaudited combined statement of operations for TVX, Inc. as of September 30, 1996 and for the year then ended (the "Pro Forma Statements"). The pro forma combined balance sheet gives effect to the proposed acquisition of all of the outstanding shares of capital stock of Active Imaging plc as if it had occurred on September 30, 1996. The pro forma combined balance sheet has also been adjusted to reflect the conversion of the TVX Series B Preferred, receipt of the net proceeds of the Offering less the repayment of all of the Company's long-term notes payable and redemption of stock issues as outlined in "Use of Proceeds." The pro forma statement of operations gives effect to the acquisition of TVX Limited and the proposed acquisition of Active Imaging plc as if both had occurred on October 1, 1995. In combining the financial information of TVX, Inc., TVX Limited and Active Imaging plc and the accounting policies that will be used, certain reclassifications of historical financial data have been made.

  The unaudited pro forma combined balance sheet combines the September 30, 1996 balance sheet of TVX, Inc. with the December 31, 1996 balance sheet of Active Imaging plc as adjusted to reflect accounting principles generally accepted in the United States as more fully described in Note (a) to the Pro Forma Statements. The unaudited pro forma combined statement of operations for the year ended September 30, 1996 combines the statement of operations for the year ended September 30, 1996 for TVX, Inc., the period from December 1, 1995 through September 17, 1996 for TVX Limited and the year ended December 31, 1996 for Active Imaging plc as similarly adjusted. Although the financial periods of TVX Inc., Active Imaging plc and TVX Limited are not identical, management of the Company believes the Pro Forma Statements provide a representative display of the financial position and results of operations as of and for the year ended September 30, 1996.

  The Pro Forma Statements should be read in conjunction with the historical financial statements of TVX, Inc., TVX Limited and Active Imaging plc, including the related notes thereto, which are included or incorporated by reference herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  THE PRO FORMA STATEMENTS ARE PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND ARE NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED HAD THE ACQUISITIONS AND OFFERING BEEN CONSUMMATED AT THE DATES INDICATED, NOR DO THESE PRO FORMA STATEMENTS PURPORT TO INDICATE THE RESULTS OF FUTURE OPERATIONS OF THE COMPANY.

                                   TVX, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                  HISTORICAL
                          ---------------------------
                                           ACTIVE                      PRO-FORMA                     PRO FORMA,
                           TVX, INC    IMAGING PLC(A) ADJUSTMENTS       COMBINED    ADJUSTMENTS     AS ADJUSTED
                          -----------  -------------- -----------     ------------  -----------     ------------
         ASSETS
Current assets:
 Cash and cash
  equivalents...........  $    35,101   $ 2,161,679   $(2,092,000)(i) $   (495,220) $36,400,000 (f) $ 26,991,426
                                                         (600,000)(b)                (8,863,354)(g)
                                                                                        (50,000)(h)
 Accounts receivable,
  net of allowance for
  doubtful accounts.....      432,375     2,030,195                      2,462,570                     2,462,570
 Inventories............    1,329,931     1,634,173                      2,964,104                     2,964,104
 Prepaid expenses.......       21,671            --                         21,671                        21,671
                          -----------   -----------   -----------     ------------  -----------     ------------
 Total current assets...    1,819,078     5,826,047    (2,692,000)       4,953,125   27,486,646       32,439,771
Property and equipment,
 net of accumulated
 depreciation and
 amortization...........      263,299       516,549                        779,848                       779,848
Other assets
 Goodwill, net of
  accumulated
  amortization..........    1,539,319     1,654,522    (1,654,522)(b)   23,957,718                    23,957,718
                                                       22,418,399 (b)                                         --
 Software development
  costs, net of
  accumulated
  amortization..........       92,103            --                         92,103                        92,103
 Other..................       21,011     1,471,383    (1,471,383)(b)       21,011                        21,011
                          -----------   -----------   -----------     ------------  -----------     ------------
 Total assets...........  $ 3,734,810   $ 9,468,501   $16,600,494     $ 29,803,805  $27,486,646     $ 57,290,451
                          ===========   ===========   ===========     ============  ===========     ============
    LIABILITIES AND STOCKHOLDERS'
         EQUITY (DEFICIENCY)
Current liabilities:
 Accounts payable,
  trade.................  $   399,619   $ 2,961,547   $               $  3,361,166  $               $  3,361,166
 Due to related
  parties...............       33,883            --                         33,883                        33,883
 Accrued expenses.......       21,228       572,900                        594,128                       594,128
 Accrued interest,
  related parties.......      708,532            --                        708,532     (708,532)(g)           --
                          -----------   -----------   -----------     ------------  -----------     ------------
 Total current
  liabilities...........    1,163,262     3,534,447                      4,697,709     (708,532)       3,989,177
 Long-term notes
  payable, related
  parties...............    6,369,000            --                      6,369,000   (6,369,000)(g)           --
 Other long-term
  liabilities...........           --       133,052                        133,052                       133,052
 Redeemable preferred
  stock.................    1,435,822     2,034,890    (2,034,890)(b)    1,435,822   (1,435,822)(g)           --
 Redeemable common
  stock.................      350,000            --                        350,000     (350,000)(g)           --
Stockholders' equity
 (deficiency):
 Convertible preferred
  stock.................        5,778            --                          5,778       (5,778)(j)           --
 Common stock...........       21,169       286,450      (286,450)(b)       41,690       26,667 (f)       73,623
                                                           20,521 (i)                     5,267 (j)
 Capital in excess of
  par...................    1,915,893     7,378,824    (7,378,824)(b)   32,696,868   36,373,333 (f)   69,070,713
                                                       30,780,975 (i)                       511 (j)
 Other..................                  3,626,800    (3,626,800)(b)           --                            --
 Retained deficit.......   (7,526,114)   (7,525,962)    7,525,962 (b)  (15,926,114)     (50,000)(h)  (15,976,114)
                                                       (8,400,000)(b)
                          -----------   -----------   -----------     ------------  -----------     ------------
 Total stockholders'
  equity (deficiency)...   (5,583,274)    3,766,112    18,635,384       16,818,222   36,350,000       53,168,222
                          -----------   -----------   -----------     ------------  -----------     ------------
 Total liabilities and
  stockholders' equity
  (deficiency)..........  $ 3,734,810   $ 9,468,501   $16,600,494     $ 29,803,805  $27,486,646     $ 57,290,451
                          ===========   ===========   ===========     ============  ===========     ============

                             See accompanying notes

                                   TVX, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                       HISTORICAL
                          ---------------------------------------
                                          TVX,         ACTIVE
                           TVX, INC.   LIMITED(L)  IMAGING PLC(A) ADJUSTMENTS      PRO FORMA
                          -----------  ----------  -------------- -----------     ------------
Net sales...............  $ 1,033,920  $1,016,652   $ 6,618,873   $  (118,325)(c) $  8,551,120
Cost of sales:
  Related party.........      320,286          --            --       (99,147)(c)      221,139
  Other.................      466,374     990,668     4,776,538                      6,233,580
                          -----------  ----------   -----------   -----------     ------------
                              786,660     990,668     4,776,538       (99,147)       6,454,719
                          -----------  ----------   -----------   -----------     ------------
Gross profit............      247,260      25,984     1,842,335       (19,178)       2,096,401
Operating expenses:
  General and
   administrative
   expenses.............    2,276,573     849,247     5,350,793       148,532 (d)   10,866,985
                                                                    2,241,840 (k)
  Research and
   development..........      541,950      34,935     2,525,146                      3,102,031
                          -----------  ----------   -----------   -----------     ------------
                            2,818,523     884,182     7,875,939     2,390,372       13,969,016
                          -----------  ----------   -----------   -----------     ------------
Loss from operations....   (2,571,263)   (858,198)   (6,033,604)   (2,409,550)     (11,872,615)
Other credits (charges):
  Interest expense:
    Related party.......     (429,032)         --            --      (273,699)(e)     (702,731)
    Other...............           --          --      (130,584)                      (130,584)
  Other income
   (expense)............       (1,453)         --       165,197                        163,744
                          -----------  ----------   -----------   -----------     ------------
                             (430,485)         --        34,613                       (669,571)
                          -----------  ----------   -----------   -----------     ------------
Net loss................   (3,001,748)   (858,198)   (5,998,991)   (2,683,249)     (12,542,186)
Accrued preferred stock
 dividends and accretion
 of redeemable common
 stock..................     (248,000)                                                (248,000)
                          -----------  ----------   -----------   -----------     ------------
Net loss applicable to
 common stockholders....  $(3,249,748) $ (858,198)  $(5,998,991)  $(2,683,249)    $(12,790,186)
                          ===========  ==========   ===========   ===========     ============
Loss per common share     $     (0.93)                                            $      (2.31)
                          ===========                                             ============
Common shares used in
 computing net loss per
 common share...........    3,476,865                               2,052,065 (m)    5,528,930
                          ===========                             ===========     ============

                             See accompanying notes

                                   TVX, INC.

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

  (a) Represents Active Imaging's financial statements either as of or for the year ended December 31, 1996. Amounts relating to Active Imaging's balance sheet have been translated using the noon buying rate of $1.5653 to 1.0000 pound sterling on September 30, 1996. Amounts relating to Active Imaging's statement of operations have been translated using the average noon buying rate for pounds sterling on the last day of each full month during the period for the twelve months ended December 31, 1996 of $1.5733. These financial statements have been adjusted to reflect changes in accounting for acquisitions and research and development expense and other items to comply with accounting principles generally accepted in the United States. See notes to the Active Imaging financial statements.

  (b) To reflect the Acquisition and adjust the combined financial statements to eliminate the stockholders' equity of Active Imaging, to adjust Active Imaging's net assets to fair market value and to record the excess of the purchase price to goodwill, to expense the amount of the purchase price attributed to in-process research and development of $8,400,000 and to reflect the purchase price of $32,872,975 as a purchase price payable.

  (c) Represents elimination of intercompany sales from TVX Limited to TVX, Inc.

  (d) Represents the amortization of the goodwill recognized by TVX, Inc. related to the purchase of TVX Limited for the period from October 1, 1995 through September 17, 1996. Amortization for the period from September 18, 1996 through September 30, 1996 is already included in the TVX, Inc. historical column.

  (e) Represents interest expense for the period from October 1, 1995 through September 17, 1996 related to the $2,200,000 note payable issued to CommNet Cellular Inc. the proceeds of which were used to acquire TVX Limited on September 17, 1996. Interest expense on this note payable for the period from September 18, 1996 through September 30, 1996 is already included in the TVX, Inc. historical column.

  (f) Represents the proceeds from the Offering of 2,666,667 shares resulting in anticipated proceeds of $40,000,000 reduced by offering expenses of $3,600,000.

  (g) Represents the repayment of all TVX, Inc. long-term notes payables including related interest and the redemption of all TVX, Inc. stock issues scheduled to be redeemed from the proceeds of the Offering.

  (h) Represents $50,000 bonus to be paid to Robert C. Mulverhill, President and Chief Executive Officer of TVX, Inc., upon closing of the Offering.

  (i) Represents the issuance of shares and the payment of cash related to the acquisition of Active Imaging. The pro forma, as adjusted combined balance sheet assumes all of the existing Active Imaging stockholders will accept shares in TVX, Inc. rather than cash. This assumption results in the issuance of 2,052,065 shares of TVX, Inc. common stock and payment of $2,200,000 in cash to the holders of Active Imaging preferred stock and assumes an offering price of $15 per share for TVX, Inc. common stock. However, should the Active Imaging common stockholders elect to receive the maximum cash available pursuant to the purchase offer, the pro forma combined balance sheet would reflect a cash balance of $(8,395,220), total assets of $21,903,805 and total stockholders' equity of $8,918,222 and the pro forma, as adjusted combined balance sheet would reflect a cash balance of $19,091,426, total assets of $49,390,451 and total stockholders' equity of $45,268,222.

  (j) Represents the conversion of the Series B convertible stock into Common Stock to occur concurrent with the Offering.

  (k) Represents the amortization of the goodwill and other intangibles which resulted from the acquisition of Active Imaging. Assumes the goodwill and other intangibles generated by the Acquisition of Active Imaging will be equivalent to the $22,418,399 reflected on the pro forma combined balance sheet and utilizing an amortization period of ten years. Amount excludes $8,400,000 of the purchase price which will be attributed

                                   TVX, INC.

to in-process research and development and $600,000 to be paid in transaction fees for the Acquisition. These amounts are not considered to be a part of continuing operations but will be expensed in the consolidated financial statements upon the acquisition of Active Imaging.

  (l) Represents the historical results of TVX Limited for the period from December 1, 1995 through September 17, 1996 as included herein multiplied by the average noon buying rate for pounds sterling on the last day of each full month during the period and where the period is less than one full month, the last day of the period for the pro forma combined statement of operations of $1.54108 to 1 pound sterling. Management of TVX, Inc. believes the period from December 1, 1995 through September 17, 1996 materially approximates TVX Limited's results for a complete twelve month year.

  (m) Does not include 319,147 shares of the Company's Common Stock issuable upon exercise of Active Imaging options and warrants currently outstanding or conditionally issuable.

                            SELECTED FINANCIAL DATA

  The following selected financial data are derived from the consolidated financial statements of TVX. The financial statements for the year ended September 30, 1996 have been audited by Ernst & Young LLP, independent auditors. The financial statements for each of the years in the three year period ended September 30, 1995 and the period January 13, 1992 (inception) through September 30, 1992 have been audited by Gelfond Hochstadt Pangburn & Co., independent auditors. The data should be read in conjunction with the consolidated financial statements, the related Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations-TVX" and other financial information included herein.

TVX, INC.

                           JANUARY 13, 1992             YEAR ENDED SEPTEMBER 30,
                          (INCEPTION) THROUGH ------------------------------------------------
                          SEPTEMBER 30, 1992     1993        1994        1995         1996
                          ------------------- ----------  ----------  -----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............       $ 321,282      $1,041,142  $1,812,293  $ 1,071,019  $ 1,033,920
Cost of sales...........         230,200         686,655   1,203,019      754,915      786,660
                               ---------      ----------  ----------  -----------  -----------
 Gross profit...........          91,082         354,487     609,274      316,104      247,260
General, administrative
 and other expenses.....         294,216         885,884   1,186,798    2,445,917    2,276,573
Research and development
 expenses...............           1,800          39,800      90,100      652,000      541,950
                               ---------      ----------  ----------  -----------  -----------
 Loss from operations...        (204,934)       (571,197)   (667,624)  (2,781,813)  (2,571,263)
Other credits
 (charges)..............           5,366           7,815     (58,773)    (253,206)    (430,485)
                               ---------      ----------  ----------  -----------  -----------
 Net loss...............        (199,568)       (563,382)   (726,397)  (3,035,019)  (3,001,748)
Accrued preferred stock
 dividends..............              --          (5,918)   (129,904)    (192,000)    (248,000)
                               ---------      ----------  ----------  -----------  -----------
 Net loss applicable to
  common stockholders...       $(199,568)     $ (569,300) $ (856,301) $(3,227,019) $(3,249,748)
                               =========      ==========  ==========  ===========  ===========
 Net Loss per common
  share.................       $   (0.12)     $    (0.19) $    (0.27) $     (0.99) $     (0.93)
                               =========      ==========  ==========  ===========  ===========
Common shares used in
 computing net loss per
 share..................       1,613,379       3,033,582   3,130,986    3,268,049    3,476,865
                               =========      ==========  ==========  ===========  ===========
BALANCE SHEET DATA:
Working capital.........       $ 716,197      $  287,325  $  724,742  $   791,336  $   655,816
Total assets............         884,363       1,361,801   2,532,939    2,038,987    3,734,810
Long term notes
 payable................              --              --     800,000    2,000,000    6,369,000
Redeemable preferred
 stock..................              --         205,918   1,135,822    1,285,822    1,435,822
Redeemable common
 stock..................              --              --          --      252,000      350,000
Stockholders' equity
 (deficiency)...........         750,432         581,132    (275,169)  (2,333,526)  (5,583,274)

  The following selected financial data for the three years ended December 31, 1996 are derived from the financial statements of Active Imaging which have been audited by Coopers & Lybrand, Chartered Accountants and Registered Auditors. The data should be read in conjunction with the financial statements, related notes and other financial information included herein.

ACTIVE IMAGING PLC

                                                   YEAR ENDED DECEMBER 31
                          ------------------------------------------------------------------------
                              1992         1993       1994(1)      1995(1)      1996(1)    1996(2)
                          ------------ ------------ ------------ ------------ ------------ -------
                          (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000  $'000
STATEMENT OF OPERATIONS
 DATA:
Net sales...............      2,336        3,103        4,448        5,063        4,207     6,585
Cost of sales...........     (1,447)      (1,875)      (2,840)      (3,292)      (3,036)   (4,752)
                             ------       ------       ------       ------       ------    ------
 Gross profit...........        889        1,228        1,608        1,771        1,171     1,833
General, administrative
 and other expenses.....       (853)      (1,069)      (1,628)      (1,883)      (3,359)   (5,258)
Research and development
 expenses (net of
 grants)................         --          (40)         (52)        (389)      (1,440)   (2,254)
                             ------       ------       ------       ------       ------    ------
 Operating (loss)/profit        (36)         119          (72)        (501)      (3,628)   (5,679)
Interest
 receivable/(payable)
 and similar
 income/charges.........         (7)         (10)         (17)         (51)          22        34
                             ------       ------       ------       ------       ------    ------
(Loss)/profit on
 ordinary activities
 before taxation........        (43)         109          (89)        (552)      (3,606)   (5,645)
Tax (payable)/repayable
 on loss on ordinary
 activities.............         (1)         (32)         --            38          --        --
                             ------       ------       ------       ------       ------    ------
(Loss)/profit for the
 year...................        (44)          77          (89)        (514)      (3,606)   (5,645)
Dividends and
 appropriations:
 Preference share
  appropriations........         --          --           --           (37)         (44)      (69)
                             ------       ------       ------       ------       ------    ------
(Loss)/profit for the
 year after
 appropriations.........        (44)          77          (89)        (551)      (3,650)   (5,714)
                             ======       ======       ======       ======       ======    ======
Loss per ordinary common
 stock..................                                12.89p       79.78p       24.56p    38.44c
                                                       ======       ======       ======    ======
Adjusted loss per
 ordinary common stock..                                 1.29p        7.98p       24.56p    38.44c
                                                       ======       ======       ======    ======
                              1992         1993         1994         1995       1996(1)    1996(2)
                          ------------ ------------ ------------ ------------ ------------ -------
                          (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000  $'000
BALANCE SHEET DATA:
Working capital.........         58           68          162         (262)       1,464     2,292
Total assets............        851          950        1,990        2,688        5,648     8,841
Shareholders' funds.....         88          166          551          374        3,305     5,173

--------
(1) The results summarized above were prepared under accounting principles generally accepted in the United Kingdom. If the above results would have been prepared under accounting principles generally accepted in the United States, the net loss presented for the years ended December 31, 1994, 1995 and 1996 would have been (Pounds)201,000, (Pounds)785,000 and
     (Pounds)3,859,000, respectively. The shareholders' funds at December 31, 1996 would have been (Pounds)2,406,000 under United States generally accepted accounting principles. See Notes to the Active Imaging Financial Statements.
(2) The 1996 results and balance sheet data have been converted into US dollars for convenience purpose only using the Noon Buying Rate at September 30, 1996.

  The following selected financial data for the year ended November 30, 1995 and for the period December 1, 1995 through September 17, 1996 are derived from the financial statements of TVX Limited which have been audited by Binder Hamlyn, Chartered Accountants and Registered Auditors.

TVX LIMITED

                                                       PERIOD                   PERIOD
                              YEAR ENDED      DECEMBER 1, 1995 THROUGH DECEMBER 1, 1995 THROUGH
                         NOVEMBER 30, 1995(1)  SEPTEMBER 17, 1996(1)   SEPTEMBER 17, 1996(1)(2)
                         -------------------- ------------------------ ------------------------
                              (Pounds)'S             (Pounds)'S                  $'S
STATEMENT OF OPERATIONS
DATA:
Net Sales...............         997,599               659,701                 1,032,630
Cost of sales...........        (962,118)             (642,840)               (1,006,237)
                              ----------              --------                ----------
 Gross profit...........          35,481                16,861                    26,393
Administrative
 expenses...............        (887,427)             (573,742)                 (898,078)
Other...................        (559,140)                  --                        --
                              ----------              --------                ----------
Loss on ordinary
 activities before
 taxation...............      (1,411,086)             (556,881)                 (871,685)
Taxation credit.........         275,920                   --                        --
                              ----------              --------                ----------
Loss on ordinary
 activities.............      (1,135,166)             (556,881)                 (871,685)
                              ==========              ========                ==========

                         NOVEMBER 30, 1995(1) SEPTEMBER 17, 1996(1) SEPTEMBER 17, 1996(1)(2)
                         -------------------- --------------------- ------------------------
                              (Pounds)'S           (Pounds)'S                 $'S
BALANCE SHEET DATA:
Working capital.........      (2,199,214)            372,748                583,462
Total assets............       1,227,020             497,590                778,878
Shareholders' funds.....      (2,159,793)            418,326                654,806

--------
(1) No significant differences exist between generally accepted accounting principles from these in the United States versus those in the United Kingdom as such accounting principles relate to TVX Limited. See Notes to the TVX Limited financial statements.
(2) The 1996 results and balance sheet data have been converted into U.S. Dollars for convenience purposes only using the Noon Buying Rate at September 30, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TVX, INC.

OVERVIEW

  TVX designs, develops and distributes image management systems for the security and surveillance and transportation management industries. TVX's systems incorporate digital imaging technology enabling images to be captured, digitized and compressed for storage or immediate transmission over wired or wireless networks for evaluation by end-users. Within the security and surveillance industry, primary applications of TVX systems include security alarm systems with visual verification capability ("Apollo") and monitoring systems which monitor and record ATM transactions ("DTR ViewPoint") to prevent fraud. Within the transportation management industry, TVX systems ("MobileView") are utilized by transit authorities to prevent vandalism and fraud through visual monitoring of activity on mass transit systems.

  TVX was formed in January of 1992 by several individuals and Automated Security (Holdings) PLC ("ASH") to capitalize on security industry applications of TVX's visual surveillance technology. TVX's original 1021 "camera on a chip" technology has served as a platform for the development of its second generation digital imaging technology currently used in its alarm verification and transportation management systems.

  Since TVX's inception in 1992, its sales have been limited and it has experienced operating losses due to its focus and expenditures on technology development. Historically, TVX has relied extensively upon subcontractors and distributors to manufacture and sell its systems while it focused on technology development. Currently, however, management has begun to focus on increasing its in-house manufacturing capabilities and sales of its systems. As part of this initiative, TVX acquired TVX Limited in September 1996 for $2,200,000 giving TVX worldwide distribution rights to TVX technology and increased manufacturing capabilities. Management intends to continue to invest in manufacturing capabilities and sales and marketing initiatives in the future.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage of net sales represented by certain line items in TVX's statements of operations:

STATEMENTS OF OPERATIONS DATA:

                                                        TWELVE MONTHS
                                                      ENDED SEPTEMBER 30,
                                                      -----------------------
                                                      1994     1995     1996
                                                      -----   ------   ------
Net sales............................................ 100.0 %  100.0 %  100.0 %
Cost of sales........................................  66.4     70.5     76.1
                                                      -----   ------   ------
 Gross profit........................................  33.6     29.5     23.9
General and administrative expenses..................  65.5    160.6    220.2
Research and development expenses....................   4.9     60.9     52.4
Other operating expenses.............................   --      67.7      --
                                                      -----   ------   ------
Loss from operations................................. (36.8)  (259.7)  (248.7)
Interest and other expense...........................   3.2     23.6     41.6
                                                      -----   ------   ------
Net loss............................................. (40.0)% (283.3)% (290.3)%
                                                      =====   ======   ======

    Twelve Months Ended September 30, 1996 Compared to Twelve Months Ended
                              September 30, 1995

  Net Sales. Net sales were $1,033,920 for the twelve months ended September 30, 1996, a decrease of 3.5% from the net sales of $1,071,109 recorded during the same period in 1995. The decrease in net sales was due primarily to lower sales of the 1021 system resulting from anticipation of and subsequent delay of the release of Apollo because of design changes requested by customers during beta testing.

  Gross Profit. Gross profit as a percentage of net sales was 23.9% and 29.5% for the twelve months ended September 30, 1996 and 1995, respectively. The decline in gross profit is primarily the result of initial startup manufacturing costs and low-volume production runs associated with the introduction of the Apollo system.

  General and Administrative Expenses. General and administrative expenses increased by approximately 32.3% from $1,720,370 for the twelve months ended September 30, 1995 to $2,276,573 for the year ended September 30, 1996. This increase was due to costs associated with relocating and expanding TVX's office and warehouse facilities from 4,000 square feet to 10,000 square feet, growth in personnel and payroll related expenses due to a 39% increase in employee headcount due primarily to growth in the engineering and marketing staffs and a writeoff for demonstration and research and development inventory which resulted in a charge of $178,150 for the twelve months ended September 30, 1996, compared to $80,956 for the twelve months ended September 30, 1995.

  Research and Development Expenses. Research and development expenses decreased by approximately 16.9% from $652,000 for the twelve months ended September 30, 1995 to $541,950, which includes a write-off of $138,345 related to previously capitalized software development costs, for the year ended September 30, 1996. The decrease was primarily attributable to the completion of research and development associated with the Apollo project.

  Other Operating Expenses. There were no other operating expenses for the year ended September 30, 1996. TVX recorded $725,547 to write off a license agreement and an investment in Securis International, Inc. ("Securis") in the year ended September 30, 1995.

  As a result of the items described above, TVX's loss from operations decreased 7.6% from $2,781,813 for the twelve months ended September 30, 1995 to $2,571,263 for the twelve months ended September 30, 1996.

  Interest Expense. Interest expense for the twelve months ended September 30, 1996 increased to $429,032 from $239,535 for the year ended September 30, 1995, relating directly to the increase in long-term debt from CommNet.

    Twelve Months Ended September 30, 1995 Compared to Twelve Months Ended
                              September 30, 1994

  Net Sales. Net sales for the twelve months ended September 30, 1995 decreased 40.9% to $1,071,109 from $1,812,293 for the year ended September 30, 1994. This decrease was due primarily to the delayed introduction of Apollo, originally scheduled for May 1995, resulting from delays in the delivery of customized software from subcontractors. The announcement of Apollo caused many of TVX's existing dealers to forgo their purchases of the original 1021 system in anticipation of the introduction of Apollo.

  Gross Profit. Gross profit decreased approximately 48.1% from $609,274 for the twelve months ended September 30, 1994 to $316,104 for the twelve months ended September 30, 1995. This decrease resulted primarily from the decreased sales during the period. TVX's gross profit margin decreased from approximately 33.6% for the twelve months ended September 30, 1994 to 29.5% for the twelve months ended September 30, 1995 due to changes in TVX's customer mix, which consisted of a larger percentage of lower margin national and OEM accounts in the twelve months ended September 30, 1995 compared to the twelve months ended September 30, 1994.

  General and administrative. General and administrative expenses increased by approximately 45.0% from $1,186,798 for the twelve months ended September 30, 1994 to $1,720,370 for the twelve months ended September 30, 1995. The increase was attributable primarily to professional fees and a 30% increase in the number of employees principally in research and development. TVX took a charge for damaged and obsolete inventory of $10,767 for the twelve months ended September 30, 1994 compared to $80,956 for the twelve months ended September 30, 1995.

  Research and Development. Research and development costs increased from $90,100 for the twelve months ended September 30, 1994 to $652,000 for the twelve months ended September 30, 1995 due to costs associated with the development of the Apollo system and its related projects.

  Other operating expenses. Other operating expenses for the twelve months ended September 30, 1995 of $725,547 consisted of the write off of $331,333 related to the original 1021 technology and the write off $394,214 related to the disposition of TVX's investment in Securis International Inc.

  As a result of the items described above, the loss from operations increased from $667,624 for the twelve months ended September 30, 1994 to $2,781,813 for the twelve months ended September 30, 1995.

  Interest expense. Interest expense for the twelve months ended September 30, 1995 increased to $239,535 from $45,750 for the twelve months ended September 30, 1994 relating directly to the increase in long-term debt extended to TVX by ASH and CommNet during the twelve months ended September 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception in January 1992 through September 30, 1996, TVX has incurred total losses of $7,526,114. These losses and other capital requirements of TVX have been financed through a combination of equity and debt financing. For the twelve months ended September 30, 1996 and subsequent thereto, TVX has been dependent on CommNet for all of its financing requirements. TVX will require additional financing prior to the completion of the Offering. CommNet has indicated its intent to provide such financing through the earlier of a public offering or September 30, 1997. See also "Risk Factors--Limited Sales; History of Net Losses; Potential Fluctuations in Operating Results."

  As of January 28, 1997, TVX had borrowed $6,921,450 from CommNet and $1,000,000 from ASH. Of the amounts borrowed from CommNet, $2,200,000 was used to acquire all of the outstanding stock of TVX Limited. All of the notes payable for these borrowings have an interest rate of 13.0% and are due on the earlier of the closing of an initial public offering or October 1, 1997. TVX intends to repay the outstanding principal and interest on these notes payable with a portion of the net proceeds of the Offering. See "Certain Transactions" and "Use of Proceeds."

  At September 30, 1996, TVX had cash and cash equivalents of $35,101. TVX also had 1,000,000 shares of its Redeemable Series A Preferred Stock outstanding having a redemption value of $1,435,822 including accrued dividends. The Redeemable Series A Preferred Stock can be redeemed at the request of 60% of the holders or by the election of TVX at any time. TVX intends to redeem the Redeemable Series A Preferred Stock with a portion of net proceeds of the Offering. See "Use of Proceeds."

  In connection with the disposition of the TVX investment in Securis, TVX issued to the majority owners of Securis shares of redeemable common stock with an estimated fair value of $210,000. The holders of the redeemable stock had the option to require TVX to redeem these 63,812 shares at $5.48 per share between May 1 and August 31, 1996. The original carrying amount of $210,000 was increased quarterly up to $350,000 which was scheduled to be paid upon redemption on May 1, 1996. As a result of TVX not redeeming these shares upon request, the holders filed suit against TVX to enforce the obligation to redeem their shares. TVX intends to redeem this stock with a portion of the net proceeds of the Offering.

  While there can be no assurance that the Company will be profitable in the future or that the net proceeds from the Offering, together with any funds provided by operations and presently available capital, will be sufficient to fund the on going operations of the Company, management believes its current operating funds, along with the proceeds of the Offering after amounts used to repay debt and redeem preferred stock, and the synergies created by the acquisition of Active Imaging will be sufficient to finance its cash requirements for at least the next 12 months.

  Upon the completion of the Offering, the Company will have no outstanding long-term debt. See "Use of Proceeds." Two of Active Imaging's U.K. subsidiaries have factoring facilities which allow them to borrow between 50% and 70% of eligible accounts receivable. See Note 15 to Active Imaging Financial Statements.

  If the Company has insufficient funds, there can be no assurance that additional financing can be obtained on acceptable terms, if at all. The absence of such financing could have a material adverse effect on the Company's business. See also "Risk Factors-Limited Sales; History of Net Losses; Potential Fluctuations in Operating Results." During the twelve months ending December 31, 1997, the Company expects to invest approximately $3.3 million in research and development and to incur capital expenditures of approximately $6.8 million, including $6.3 million for construction or acquisition of a manufacturing facility.

ACTIVE IMAGING PLC

GENERAL

  Active Imaging is engaged in the development and marketing of its proprietary and jointly owned imaging systems, and through its Data Cell subsidiary, is a value added reseller, systems integrator and supplier of third party imaging products. Active Imaging has facilities for prototype assembly and testing. It sub-contracts the manufacture and assembly of its proprietary products to specialized manufacturers. Primary applications of the Active Imaging's proprietary imaging technology include transportation management and internet video applications. Active Imaging's digital imaging technology enables municipalities to monitor and analyze vehicular traffic by collecting and relaying digital images and data relating to traffic conditions to a central monitoring station for analysis. Active Imaging's internet video technology combines a video camera, computer network and communications device and Web server which, when accessed via the Internet, provides data and live images at the request of remote authorized viewers using standard Internet viewing software. As a value added reseller, Active Imaging markets and distributes application specific products for use in scientific, and medical and industrial applications.

  The Company's predecessor was founded in August 1988 solely as a value added reseller of image acquisition hardware, related software and imaging systems. Over the next several years, the Company developed its proprietary imaging system through in-house research and development and through acquisitions. In April of 1996, Active Imaging was admitted onto the Alternative Investment Market ("AIM") of the London Stock Exchange.

  Active Imaging has experienced continuous revenue growth since inception through 1995, with an increasing percentage of revenue attributable to manufactured products, but suffered a fall in net revenue in 1996, for the reasons set out below. Active Imaging reported losses in 1994, 1995 and 1996, due to substantial investment in product development, high levels of sales and marketing expenditure in the United Kingdom, and expenditures related to establishment of brand recognition and sales and distribution channels in the United States.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage of net sales represented by certain line items in Active Imaging's statements of operations:

STATEMENTS OF OPERATIONS DATA:               TWELVE MONTHS
                                           ENDED DECEMBER 31,
                                          --------------------------
                                           1994      1995      1996
                                          ------    ------    ------
Net Sales................................    100%      100%      100%
                                          ------    ------    ------
Cost of Sales............................     64        65        72
                                          ------    ------    ------
Gross margin.............................     36        35        28
  Operating expenses.....................     38        45       114
                                          ------    ------    ------
  Operating income (expense).............     (2)      (10)      (86)
 Net interest income/(expense)...........     --        (1)        1
                                          ------    ------    ------
 Net loss before taxes...................     (2)      (11)      (85)
 Credit for income taxes.................     --         1        --
                                          ------    ------    ------
 Net loss................................     (2)%     (10)%     (85)%
                                          ======    ======    ======

Twelve Months Ended December 31, 1996 ("fiscal 1996") compared to Twelve Months Ended December 31, 1995 ("fiscal 1995")

  Net Sales. Net Sales decreased (Pounds)856,000 or 17% to (Pounds)4,207,000 in fiscal 1996 from (Pounds)5,063,000 in fiscal 1995 due primarily to completion of a major supply agreement and the loss of franchise agreements with two imaging product manufacturers. Active Imaging replaced the aforementioned agreements with new contracts with Media Cybernetics LLP and Cognex Inc., two leading manufacturers of imaging products.

  Gross Profit. Gross profit decreased (Pounds)600,000, or 34%, to (Pounds)1,171,000 in fiscal 1996 from (Pounds)1,771,000 in fiscal 1995. As a percentage of net sales, gross profit decreased to 28% in fiscal 1996 from 35% in fiscal 1995. This decrease was primarily a result of the lower level of sales achieved, the loss of gross margin as a result of the lost franchises referred to above, the lower margins achieved on sales of marketing and promotional units to a number of major OEMs, and the disposal of certain surplus stocks of components at cost.

  Operating Expenses. Operating expenses increased (Pounds)2,527,000 or 111%, to (Pounds)4,799,000 in fiscal 1996 from (Pounds)2,272,000 in fiscal 1995. This increase was primarily due to the acquisitions completed in the latter part of 1995, the additional staff numbers required to support the development of the MvVision and Invision cameras, and increases in sales and marketing staff, administrative staff, premises cost and overhead to support the higher levels of marketing and development activity.

  Operating Loss. As a result of the items described above, operating loss in fiscal 1995 increased (Pounds)3,127,000 to (Pounds)3,628,000 in fiscal 1996 from (Pounds)501,000 in fiscal 1995.

  Net Interest Income/(Expense). Net interest income was (Pounds)22,000 in fiscal 1996 compared with net interest expense of (Pounds)51,000 in fiscal 1995, the improvement resulting from interest received on cash balances resulting from the public offering of common stock in April 1996.

  Net Loss. After allowing for net interest income/(expense), net loss increased (Pounds)3,092,000 or 602% to (Pounds)3,606,000 in fiscal 1996 from a net loss of (Pounds)514,000 in fiscal 1995.

Twelve Months Ended December 31, 1995 ("fiscal 1995") compared to Twelve Months Ended December 31, 1994 ("fiscal 1994")

  Net sales. Net sales increased (Pounds)615,000 or 14% to (Pounds)5,063,000 in fiscal 1995 from (Pounds)4,448,000 in fiscal 1994. The increase was primarily due to increased sales of Snapper image acquisition boards and increased revenue generated from systems integration contracts. These increases were partially offset by lower sales of third party products.

  Gross profit. Gross profit increased (Pounds)163,000 or 10% to (Pounds)1,771,000 in fiscal 1995 from (Pounds)1,608,000 in fiscal 1994, reflecting the increased level of sales, while as a percentage of net revenues it decreased from 36% to 35%.

  Operating expenses. Operating expenses increased (Pounds)592,000 or 35% to (Pounds)2,272,000 in fiscal 1995 from (Pounds)1,680,000 in fiscal 1994, reflecting substantial increases in both marketing and research and development expenditures.

  Operating loss. As a result of the higher operating expenses, the operating loss increased (Pounds)429,000 or 596% to (Pounds)501,000 in fiscal 1995 from (Pounds)72,000 in fiscal 1994.

  Interest expense. Net interest expense increased from (Pounds)17,000 in fiscal 1994 to (Pounds)51,000 in fiscal 1995 as a result of higher bank borrowings to fund increased marketing and research and development expenditures.

  Credit for income taxes. The net losses incurred in fiscal 1995 enabled Active Imaging to reclaim UK Corporation Tax provided in respect of earlier years, totalling (Pounds)38,000.

  Net loss. After allowance for the above tax credit, the net loss of Active Imaging increased by (Pounds)425,000 or 477% to (Pounds)514,000 in fiscal 1995 from (Pounds)89,000 in fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

Since its inception, Active Imaging's cash requirements have been funded through a combination of equity and debt financing, including borrowings under its bank facilities and from the factoring of accounts receivable, both at rates linked to U.K. variable lending rates.

As of December 31, 1996 Active Imaging's principal sources of liquidity included cash balances of (Pounds)1,381,000, and facilities for the factoring of trade debts, under which (Pounds)66,000 had been drawn at that date. The factoring facilities allow two of Active Imaging' s U.K. subsidiaries to draw between 50% and 70% of eligible trade debtor balances.

The net cash used by Active Imaging in operating activities was (Pounds)297,000 in fiscal 1995 and (Pounds)3,205,000 in 1996. The net cash used for investing activities was (Pounds)825,000 in fiscal 1995, and (Pounds)812,000 in fiscal 1996. These cash requirements were financed in large part from the issuance of equity and preference shares accounting, net of issue costs, (Pounds)1,410,000 in fiscal 1995 and (Pounds)5,562,000 in fiscal 1996.

                                   BUSINESS

OVERVIEW

  The Company develops and distributes digital image management systems for the security and surveillance industry, the transportation management industry and Internet video applications. It also is a value-added reseller, with system engineering capabilities, of imaging hardware and software. The Company's systems enable video and still images to be captured, digitized and compressed for storage or immediate transmission over wired or wireless networks for evaluation by end users. The Company's systems, many of which are covered by patents or patents pending, generally consist of proprietary software and integrated hardware platforms that are sold globally through multiple distribution channels. The Company believes it differentiates itself by utilizing its technology to offer high quality integrated solutions that allow for interactive communication and automated processing of information. The Company believes that there is significant demand in existing and developing markets for systems utilizing its technology.

  The Company's principal stockholders are CommNet Cellular Inc. ("CommNet"), one of the largest providers of wireless telephone services for rural areas in the United States, and ADT Limited ("ADT"), the largest provider of security alarm systems and monitoring services in the United States and United Kingdom. ADT's ownership of TVX stock is held through Automated Security (Holdings) plc ("ASH"), which it acquired in September 1996. Both CommNet and ADT are publicly traded companies listed on Nasdaq under the symbol CELS and the New York Stock Exchange under the symbol ADT, respectively. TVX was founded in early 1992 by several individuals and ASH to capitalize on security industry applications of TVX's visual surveillance technology. CommNet recognized the synergy between TVX's technology and CommNet's wireless technology and began investing in TVX in the fall of 1992. As a leading provider of security systems, ADT is actively evaluating several of the Company's systems.

  TVX was incorporated in January 1992 in Delaware. The Company maintains its executive offices at 14818 West 6th Avenue, Suite 1A, Golden, Colorado 80401. The Company's telephone number is (303)277-9877.

MARKET BACKGROUND, PRODUCTS AND CUSTOMERS

  Advances in computer software and microprocessor technology have enabled the development of digital image management systems which the Company believes have applications in numerous industries. Initially, the Company has targeted the security and surveillance industry, transportation management industry and Internet video market, where the Company believes there is significant demand for its systems and technologies.

  SECURITY AND SURVEILLANCE. The entire security industry, including access control, burglary, closed circuit television ("CCTV"), fire, home automation, systems integration, guard services and armored transport, is estimated to generate revenues of $60 billion annually. Technology is serving to improve the quality and lower the cost of service delivery, contributing to strong growth. Technological issues are becoming increasingly important considerations in all segments of the security services industry. Recent advances in both discrete technologies such as wireless transmissions and video surveillance and generic technologies such as microprocessor control, analog-to-digital conversion and networking and application software have ushered in the latest stage in the evolution of electronic security as a discipline: systems integration. Within the security and surveillance industry, the Company has focused on the market segments of alarm verification, automated transaction recording and mobile applications.

  Alarm Verification. In 1995, the economic loss from residential and commercial burglaries in the United States was $4.3 billion. Businesses and homeowners are increasingly concerned with protecting their property, employees and families, leading to a growing number of alarm system installations. Between 1989 and 1995, the installed base of security alarm systems in the United States increased from approximately 11.0 million to approximately 17.0 million, representing a compound annual growth rate of 7.5%. Of the security systems in place at the end of 1995, approximately 52% were residential, 42% were commercial and 6% were related to government. At the end of 1995, there were approximately 15.0 million commercial and residential accounts being monitored by third party providers, split almost equally between these segments.

  The Confederation of British Industry / Crime Concern Working Group estimates that crime in the form of theft, fraud, violence and arson costs businesses in the United Kingdom between $7.5 billion and $15.0 billion a year, an indication of the unknown number of thefts left unreported.

  While the installed base of security alarms continues to grow, the incidence of false alarms presents a serious challenge for the future growth of the industry. According to United States and United Kingdom police department studies, approximately 95% of the alarms that are triggered are false alarms, causing inefficient utilization of scarce law enforcement resources. In response to this expanding problem, municipalities are increasingly establishing strict alarm response policies, including downgrading the priority response time for alarms, imposing fines of up to hundreds of dollars for each false alarm, and refusing to respond to an alarm after a certain number of false alarms. The United Kingdom has addressed this problem on a national level by permitting law enforcement agencies to refuse to respond to any alarms which have not been visually verified. The imposition of fines and the lack of timely police responses to alarms threatens to erode the value of the existing installed base of alarm systems. The Company believes that the ability of central monitoring services to provide visual verification of alarms will reduce the number of false alarms, permitting the current rate of new alarm system sales to continue growing, and thus significantly increase monitoring service income.

  In response to increasing demand for visual verification of alarms, the Company completed beta testing and began shipping its Apollo system in September 1996. The Apollo system is a relatively low cost, fully interactive verification and observation system that can be integrated with most major alarm systems on the market today. This flexibility allows the Apollo system to be used in both newly installed and existing alarm systems, which is particularly important because many of the older, less sophisticated systems are more prone to generate false alarms. The Company believes that its relatively low cost and its ability to be used with most existing systems makes the Apollo system a very cost-effective enhancement for customers.

  The Apollo system operates continuously, taking one photo per second. Each camera can be separately pre-programmed to immediately transmit to a remote central monitoring station, via conventional telephone lines or wireless network, up to five digitally compressed photos (ranging from the five immediately preceding alarm activation to the five immediately following activation), depending upon the customer's requirements. Upon activation of the alarm, the Apollo system automatically sends digital images from the alarm site to a central monitoring station for immediate evaluation, electronic enhancement or transmission to others, such as law enforcement agencies. At the central monitoring station, the digital images are displayed for the operator on a standard personal computer monitor along with alarm site data. The operator then determines whether the alarm activation is false or requires an immediate response. The digital images also can be electronically enhanced or sharpened for greater detail, hard copies can be printed and the digital image stored electronically. The interactivity of the Apollo system allows the central monitoring station to access any camera on the system and immediately retrieve and view the images, as well as select the appropriate image resolution. The Apollo system can operate up to 120 cameras per installation and can also be used by any remote or on-site user from his or her PC, primarily as a management or surveillance tool, in the same manner as used by a security alarm central monitoring station. Although the Apollo system has only recently completed beta testing in the United States, the Company believes that, based upon initial demand and efforts to heighten customer awareness, sales of the Apollo system should increase significantly.

  The Apollo system is sold directly by the Company and through authorized distributors and dealers, some of whom have purchased the Company's previous security alarm verification system and are now upgrading to the Apollo system. The distributors are generally large national and regional security alarm installation and monitoring companies who install the proprietary Apollo operating software in their central monitoring stations and then make sales of the Apollo system to their installed base and new customers.

  Most of the Company's sales of security systems have been made by distributors. The top 100 security alarm system dealers in the United States, 30 of whom carry the Apollo system, controlled approximately 25% or $2.8 billion of total security system sales in 1993. In addition, Norbain, the largest United Kingdom, distributor carries the Company's Apollo system.

  The IPS 1000 system is a buried cable system used for large outdoor perimeter intrusion detection applications, including airports, oil refineries and military installations, and for smaller installations like car, truck and merchandise storage areas, salvage yards and other similar outdoor facilities. The Company is the exclusive distributor of the IPS 1000 system in North America and South America pursuant to an agreement which is subject to renewal in November 1998. The IPS 1000 system uses proprietary software to detect and analyze the fingerprint of the low frequency waves travelling through the ground generated by moving bodies having a certain mass and compares them with fingerprints stored in the system's memory. The system cannot be detected by intruders, is easy to install and program, and costs significantly less than competing buried cable systems. When used to complement the Apollo system, the IPS 1000 system can provide outdoor protection with a minimum of false alarms. The IPS 1000 system is sold through the same distributor network as the Company's Apollo system. Approximately 50% of the IPS 1000 systems sold by the Company are used to complement an Apollo system.

  The Company is developing Conquest, a new software application that can be used by end users on demand with any existing security camera equipment, including CCTV systems or the Apollo system. The Conquest software will allow individuals to access their cameras remotely from a PC, and thus to monitor on demand the scene where the camera is located. It will be a less expensive application than the Apollo system, with scaled-down functionality, and the Company expects it to be used primarily as a management tool, and not as a security alarm verification system. The Company expects that the Conquest software will be released in the third quarter 1997. The Company will sell this product through the same distribution channels as the Apollo system, as well as through distributors of CCTV products.

  Automated Transaction Recording. As of September 30, 1996, there were over 300,000 automated teller machines ("ATMs") within the United States and Europe, operated primarily by banks and retailers. The number of ATMs has increased at a compound annual growth rate of 10% over the three year period from 1992 to 1995. ATM and electronic point-of-sale ("POS") system usage has also increased significantly over the past three years, both in terms of the dollar amount of transactions and per capita use, as banks and retailers have focused on reducing overhead, decreasing transaction costs and improving customer service. Industry estimates indicate that, as of the end of 1995, approximately 10.2 million retailers world-wide used some form of electronic POS system for registering customer transactions.

  With greater deployment of and easier access to ATMs throughout the U.S. and Europe, ATM providers are increasingly concerned with fraud detection, dispute resolution and security surveillance. Most ATM systems record ATM users with video cameras, which are very expensive to maintain, do not provide complete transaction information, cannot be accessed remotely, and require a time-consuming process to locate and retrieve information. The Company has developed a more efficient and less expensive product, the DTR ViewPoint system, to replace videotape with digitally compressed images of the ATM user and his or her transaction information, which can be easily retrieved and evaluated. These images can be stored electronically, transmitted via modem and, if desired, immediately viewed and downloaded from a remote site.

  The DTR ViewPoint system has been sold to Bancorp Hawaii, Inc., for secondary testing, and to EDS Systems Corp., Compass Bank, Keycorp, Peninsula Bank and Kerns School Federal Credit Union for beta testing and evaluation. In addition, the Company is currently negotiating with Wells Fargo Armored Services ("Wells Fargo"), the largest ATM servicing group in the United States, for Wells Fargo to market, install and service the DTR ViewPoint system throughout the U.S. in conjunction with its cash and ATM distribution functions. The Company believes there are numerous additional applications for the DTR ViewPoint system including car rentals, check cashing, returning purchased goods and inventory management.

  Mobile Applications. Many of the 5,000 metropolitan area transit authorities in the United States are increasingly concerned about improving security and reducing vandalism and accident-related liability claims on their mass transit systems. Numerous mass transit systems have reported significant problems with assaults and even homicides, as well as with obtaining accurate information regarding on-board incidents and traffic accidents. In 1994, the transit systems operated in the United States consisted of approximately 65,000 buses, 23,000 demand response vehicles, 10,000 heavy rail cars and 4,500 commuter rail cars. The Company believes that there is a significant market opportunity for reliable and cost-effective methods of addressing these concerns.

  In response to these concerns, the Company introduced the MobileView system, which it believes to be the most effective product available today for surveillance and security on mass transit systems. The MobileView system captures digital images that are stored on a ruggedized, removable hard drive or transmitted over a wireless network to a central receiving station for remote monitoring. Related information (such as time, date and vehicle information) is also stored or transmitted along with the images. The wireless transmission of images can be initiated automatically by sensors in the case of vehicle impact, by the driver in panic situations, or by the central station operator for further observation and additional information in a crisis situation. Since the images stored and/or transmitted are digital, the images can be enhanced, printed and/or faxed quickly and efficiently. With no VCR to service or tapes to maintain or replace, the MobileView system provides a cost-effective, long-term operational solution with greater durability for mass transit and commercial applications.

  The Los Angeles County Metro Transit Authority ("LACMTA") has tested the system and recently ordered 250 units for delivery beginning in June 1997 to be installed on a portion of its fleet of 2,400 buses. In addition, the MobileView system is being tested or considered by transit authorities in various metropolitan areas, including Seattle (a fleet of 1,141 buses), Dallas (1,059 buses and vans), Denver (824 buses), Oakland (750 buses), San Francisco (705 buses) and Broward County, Florida (212 buses).

  The Company also believes that the MobileView system can provide manufacturers and shipping companies with a highly effective method for detecting fraud, theft and other problems in the shipping of goods. For example, a manufacturer, concerned with theft of PCs while en route from the manufacturing facility to a distribution center, could place cameras on the inside of the shipping containers, which typically hold large numbers of units. If the shipping container is broken into while in transit, the cameras would automatically take several photos of the thieves and immediately transmit the photos to a pre-determined monitoring site. This provides the manufacturer with the ability to both immediately intercept a thief and, failing that, to more effectively apprehend the suspects. There can be no assurance, however, that the transit authorities described will order any MobileView systems for their buses, that LACMTA will order any additional systems, or that any other uses of the MobileView system will develop for manufacturers, shipping companies or others. The Company markets the MobileView system directly to transit authorities who may purchase the system for installation on existing buses or who may specify the MobileView system in their purchase order for new buses given to a bus manufacturer.

  TRANSPORTATION MANAGEMENT. Traffic jams, and their associated social and environmental costs, are problems for most developed countries. The Company believes that both federal governments and local jurisdictions desire cost-effective mechanisms to monitor, analyze and ultimately control and improve road traffic. For example, Congress passed the Intermodal Surface Transportation Efficiency Act of 1991, authorizing expenditures by the U.S. government on the application of interactive technology to roads.

  The Company developed the InVision camera system to assist municipalities in managing vehicular traffic by collecting digital images and data, then relaying that information to a central traffic control station for analysis. The Invision system has two distinct applications, freeway management and intersection traffic management. As a freeway management application, the InVision system assists municipalities in managing vehicular traffic by collecting digital images and data regarding vehicle speed and type, traffic density and general road conditions. The Texas Department of Transportation is currently testing the system as a freeway management system in Houston. As an intersection traffic management tool, the Invision system is being tested to cost-effectively replace and improve upon the underground sensors (often referred to as an induction loop system) currently used by many jurisdictions in the United States and United Kingdom. The city of New Orleans and a Dallas suburb have substantially completed their testing of the InVision system as an intersection traffic management system and have indicated their intention to install such systems upon receipt of funding.

  INTERNET VIDEO APPLICATIONS. As of January 1996, there were approximately 30 million users in over 170 countries connected to the Internet, a global network of computer networks which allows computers to communicate using Internet protocols. The rapid growth in popularity of the Internet is in large part due to the increasing availability of user-friendly navigational and utility tools designed to enable easier access to the Internet; continued penetration of computers and modems into households and offices; the growth and awareness of Internet applications; and the emergence of the World Wide Web containing text, graphics, sound and other multimedia content as a network of services and information sources.

  Based on its belief that there will be a convergence of broadcast media into the Internet in order to provide real time access to information and events, the Company has developed the MvNet camera which can be directly linked to the Internet to provide constant and immediate video images to a personal computer. The MvVision camera series, which includes the MvNet camera and the Mv2000, is an intelligent camera system permitting a user to program it for specific applications. For example, it might store all image data, but only transmit images that meet specifically pre-defined criteria such as the appearance of an object within the field of vision. This minimizes network traffic and improves the efficiency of monitoring a large number of situations simultaneously. With its compact, integrated design and networking functions, it is considered to be more advanced than existing systems using separate camera and processing units. The MvVision camera series can replace analog camera systems completely or act as an effective medium for interfacing such cameras with modern digital networks.

  The Company's MvNet camera combines a video camera, computer, network and communication device and Web server which, when accessed via the Internet or intranet (a type of internal computer communications network), provides data and live images at the request of remote authorized viewers using industry standard Internet viewing software packages such as Netscape Navigator(R). The MvNet camera is an intelligent video camera and a Web Server for Internet and intranet applications, primarily for situations in which continuous, live video is advantageous such as entertainment, leisure, travel, advertising and simple surveillance applications. The Company currently has an installed base of approximately 200 MvNet systems used by companies such as Apple Computer, American Airlines, Los Alamos National Laboratories and Cyberia Internet Cafes for applications including Webcasts of music concerts, monitoring cargo plane hangars, monitoring nuclear materials and video communications between cafe locations. The MvNet camera can be viewed remotely via a number of direct means of connection, including telephone and network connections, and can be connected to pan, tilt, zoom (PTZ) mechanisms. The Company currently plans to provide access to the MvNet camera in the future through wireless telephone and other radio-based media. The MvNet camera has been designed to anticipate current developments in rapidly changing Internet technology, such as Java from SUN Microsystems.

  In order to secure a position as a leading supplier of Internet peripherals for live video, the Company has and will continue to develop relationships with key strategic Internet partners, including Microsoft, Apple Corporation and NetScape. The Company works with these strategic partners to enable them to develop their own software in a format compatible to the software utilized in the MvNet camera. In 1996, the Company's objective was to generate market acceptance of the MvNet camera, focusing most of its marketing promotion efforts on the MvNet camera, the first model of the MvVision camera series. A key focus in marketing the MvNet camera has been establishing partners willing to work with the Company to demonstrate the use of this technology.

  The Mv2000, a system currently in beta testing, is designed for security, surveillance and monitoring. The Company believes that the Mv2000 intelligent programmable digital security system will provide an improved solution to current security/surveillance systems. Mv2000 is being designed to connect to PTZ mechanisms and video multiplexers so that it can be incorporated into existing analog environments (such as CCTV) as well as being integrated into new applications. At the heart of the Mv2000 is the Intelligent Camera Unit
(ICU) which supports image capture with broadcast quality resolution (both color and monochrome). The Mv2000/ICU can also acquire images from up to five additional analog security cameras, enabling retro-fitting into existing security surveillance. The Mv2000 system will be sold through the same distribution channels as the Apollo system. The Mv2000 is being beta tested by a number of customers, including Toys "R" Us which is evaluating the camera to both centrally and remotely monitor their United Kingdom stores and to provide additional management information. Other potential applications could include industrial inspection applications, including identifying defects during the production process.

  INTEGRATED SOLUTIONS. The Company operates as a United Kingdom-based value-added reseller of customized imaging hardware and software with systems engineering capabilities for scientific and medical and industrial applications. The application specific systems that the Company develops for various customers include use of both the Company's own and jointly owned proprietary products and those from some of the world's leading imaging hardware and software companies. Customers include SmithKline Beecham, Philips Medical Systems, Unilever and the Defence Research Authority. The Company's system engineering projects, which are generally created pursuant to agreements which permit the Company to retain title to the customized solution developed for such customers, provide it with potential applications for productization and identification of new applications for its technology. With respect to its distribution functions, the Company sources its products from some of the leading imaging vendors, including Media Cybernetics LLP, Cognex, Inc., JVC Limited and Sharp Electronics Limited.

  Many of the customized systems produced by the Company utilize the Company's Snapper product. Snapper enables image acquisition and compression when installed as part of a computer and is used in a variety of applications, including airport parking surveillance, on-line access to ultrasound and other scanning systems in hospitals, and a computerized police fingerprinting system. The Snapper product was designed to interface computers with a wide range of standard and specialized cameras, and allows images to be quickly passed on to the host computer where, with the use of specific software, the image can be digitally compressed, analyzed and stored.

COMPANY STRATEGY

  The Company's primary objective is to be a leading provider of digital image management solutions to markets in which immediate image capture and transmission, storage and/or retrieval are critical. The Company has historically focused its resources on the research and development of its systems and is now emphasizing sales and marketing efforts to significantly and profitably expand the markets for its systems. The principal elements of the Company's strategy are described in more detail below.

  INCREASE SALES AND MARKETING EFFORTS. The Company intends to expand its sales and marketing efforts to increase sales in existing markets and to create new applications of its existing technologies. The Company believes that the increased product offerings and greater distribution strength which should result from combining TVX and Active Imaging will permit the Company to become a more competitive global provider of digital image management solutions. The Company intends to expand its direct sales and marketing force by fifty percent during the next twelve months and to initiate, with its distributor network, joint direct marketing and telemarketing efforts, extensive product training and advertising, and participation in global trade shows and product seminars. The Company also intends to seek additional applications for its technologies which it may either develop internally or license to other companies for development in order to achieve greater market recognition and penetration.

  MAINTAIN TECHNOLOGY LEADERSHIP. The Company believes it provides superior systems to address specific market needs by incorporating advanced and innovative technology consisting of integrated hardware and proprietary software to provide complete solutions for the customer. The Company has invested and intends to continue to invest significant resources in system enhancement, particularly in the areas of software, application specific integrated circuit ("ASIC") development and platform packaging and integration.

  STRENGTHEN DISTRIBUTION CAPABILITY. The Company's distribution network consists of its direct sales force, various international, national and regional distributors and dealers and strategic marketing partners. In order to increase sales to current markets and penetrate new markets, the Company intends to strengthen its distribution capabilities by expanding its existing sales channels and seeking new strategic marketing partners who have expertise and presence in selected markets. The Company is currently exploring several such relationships, including discussions with Wells Fargo for the distribution of the Company's DTR ViewPoint system to ATM providers. The Company believes that the use of strategic marketing partners can provide a more efficient and cost-effective route to the marketplace for application specific products. In many cases, these strategic relationships can provide immediate world-wide access and distribution, decreasing the need for costly infrastructure development and permitting the Company to focus on core technology development.

  EMPHASIZE CUSTOMER SERVICE AND SUPPORT. Since its inception, the Company has emphasized the importance of customer service and support. The Company believes that its customer support organization, including support provided by distributors and dealers, is a critical factor in facilitating additional sales to existing customers as well as sales to new customers. Because the Company's systems are technically sophisticated, the Company's internal sales staff is supported by highly qualified and extensively trained systems specialists. The Company also offers extensive training, maintenance and software support programs to its customers through its support organization at five locations in the United States and United Kingdom. The Company also intends to remain at the forefront in the areas of quality and customer service through its continued investments in management information technology. The Company intends to enhance and expand its customer service and support capability in order to address the needs of its existing and new markets.

  ENHANCE OPERATING EFFICIENCIES. The Company intends to utilize a portion of the proceeds from the Offering to acquire or construct its own manufacturing facility which it believes will allow it to react more quickly to changes in product specifications, to accommodate growth, and to improve cost control, inventory supply and cash flow, thus improving its gross profit margin. Additionally, by integrating substantially all of the operations and product lines of TVX and Active Imaging, and by making additional investments in management information technology, the Company believes that it will be able to operate the combined companies on a more efficient and cost-effective basis.

CUSTOMER CONCENTRATION

  Although the Company has had several customers that have accounted for more than 10% of the Company's net sales during various periods, the Company currently does not have any customer whose loss would have a material adverse effect on the Company.

BACKLOG

  As of December 31, 1996, the Company had backlog orders believed to be firm of approximately $5.9 million, $1.3 million of which is not expected to be filled prior to September 30, 1997. The Company's records do not permit it to determine the amount of firm backlog orders as of December 31, 1995, but the Company believes it was significantly less than the current backlog.

TECHNOLOGY AND PROPRIETARY RIGHTS

  A large number of video compression techniques and video chip sets are evolving out of the computing, multimedia and teleconferencing markets. As the volume of applications increases for such devices, so too do user requirements in terms of performance and price. The Company uses standard video chips and adds value to them with its camera triggering, alarm integration, flash triggering, frame capture and transmission format. The Company is currently developing its own ASIC with these value-added features, which will allow the Company to decrease its cost for chips. Conceivably, the Company could promote its own ASIC chip set as a standard, visual alarm confirmation "building block" or as a "video image and data capture" chip set for a variety of applications.

  The Company has devoted significant time and expense to the development and refinement of the complex hardware and software of its various systems, particularly the compression technology, the ability to acquire images in poor light and environmental conditions, and the ability to identify and track objects.

  The Company's future success depends, in part, upon its proprietary technologies, some of which are jointly owned with, or licensed from, third parties. The Company relies upon a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and nondisclosure and other contractual provisions to protect its proprietary rights. As part of these confidentiality procedures, the Company enters into confidentiality and non-disclosure agreements with its employees and limits access to and distribution of its proprietary information. The Company holds one United States patent and has five United States patent applications pending. There can be no assurance that the Company's pending patent applications will be allowed or that the issued and pending patents will not be challenged or circumvented by competitors or provide meaningful protection against competition. The Company may in the future be notified that it is infringing certain patent or other intellectual property rights of others. Although there are no such pending lawsuits against the Company or unresolved notices that the Company is infringing intellectual property rights of others, there can be no assurance that litigation or infringement claims will not occur in the future. See "Risk Factors--Uncertainty Regarding Protection of Proprietary Rights."

SALES, MARKETING AND CUSTOMER SUPPORT

  The Company distributes its systems and products through its direct sales force, various international, national and regional distributors and dealers and strategic marketing partners. The Company requires its dealers and distributors to receive extensive training in the installation, use and support of the Company's systems. The Company continues to provide ongoing technical support to its distribution channels. Many of these dealers and distributors sell products that may be considered competitive with the Company's products.

  The Company's marketing department supports the internal and outside sales personnel with direct marketing campaigns, attendance at imaging exhibitions and trade shows, organization of seminars and membership in other industry-specific groups.

  Because the Company's systems are technically sophisticated, the Company's internal sales staff is supported by highly qualified and extensively trained systems specialists. The Company also offers extensive training, maintenance and software support programs to its customers through its support organization at five locations in the United States and United Kingdom. The Company also intends to remain at the forefront in the areas of quality and customer service and support through its continued investments in management information technology.

MANUFACTURING

  The Company currently has limited manufacturing capabilities, although it does perform final assembly of most of its systems at its facilities in Golden, Colorado and in Maidenhead, England. Subassembly of a majority of the Company's systems is performed by several subcontractors in the United States and England. The Company relies upon outside suppliers for the components of its various systems, and in some cases relies upon a single source supplier. The suppliers were chosen based on their relevant experience, high levels of manufacturing technology, global component purchasing and competitive terms and conditions. Although the Company has not experienced difficulties in obtaining these components, there can be no assurance that these sole source suppliers will be able to meet the needs of the Company on a timely basis. A lack of availability from any of these suppliers could cause production delays and increased costs to the Company while it finds replacement sources at acceptable prices. In addition, reliance upon these suppliers limits the Company's quality control efforts and its ability to control production and delivery schedules. The Company believes, however, that it would be able to replace any such single source supplier. See "Risk Factors--Dependence Upon Suppliers; Manufacturing Capabilities."

  In order to have greater control over its costs, inventory supply and cash flow, to permit more rapid reactions to changes in system specifications, to accommodate the Company's growth and to capture additional operating efficiencies, the Company is investigating various options relating to the acquisition or construction of a manufacturing facility, and it intends to use a portion of the proceeds of this Offering to do so. The success of the Company's expansion plans may depend upon its ability to obtain or build such a facility in a cost-effective manner, and on its ability to operate such facility so as to improve operating efficiencies and gross margins. See "Risk Factors--Dependence Upon Suppliers; Manufacturing Capabilities."

RESEARCH AND DEVELOPMENT

  The imaging technology industry is subject to rapid technological change, frequent new product introductions and enhancements, product obsolescence and changes in end user requirements. The Company believes its future success and ability to compete are largely dependent upon its ability to augment current product lines and develop, introduce and sell new features and systems, lower the prices of existing and new systems, and remain technologically competitive through the advancement of its core technologies.

  As of December 31, 1996, the Company employed 56 people in support of its research and development activities. The Company's strategic systems development effort is managed by a team comprised of senior managers representing the fields of product development, production and sales and marketing. The Company invested approximately $3,102,000, $2,533,000 and $1,488,000 in research and development for the 1996, 1995 and 1994 fiscal years, respectively. The Company intends to use a portion of the proceeds of the Offering to increase its investment in research and development. The inability of the Company to introduce in a timely manner new products or enhancements to existing products could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Need to Respond to Rapid Technological Change."

COMPETITION

  The market segments in which the Company competes are extremely competitive. Many of the Company's existing and potential competitors have substantially greater financial, marketing and technological resources, as well as established reputations for developing and distributing products in the Company's markets. The Company expects that existing and new competitors will continue to introduce products that are competitive with those of the Company. Such competitors may succeed in developing products that have greater functionality or are less costly than the Company's products and may be more successful in marketing such products. There can be no assurance the Company will be able to compete successfully in these markets. See "Risk Factors -- Competition."

  Video and image technology is subject to continual advances due to the rapid and significant development of new computer hardware and software products. These technological advances may result in one or more of the Company's products becoming obsolete or in the development of products with greater functionality and/or lower prices. The Company's future success will depend in part on its ability to address these technological factors, to keep its prices competitive and to hire and retain a technologically sophisticated and experienced employee base. See "Risk Factors--Competition."

  The Company believes that the two most important competitive factors in its markets are functionality and price. The Company further believes that each of its products are among the lowest priced of any with the same functionality and that it can thus compete on the basis of these factors with all other currently available products.

LITIGATION

  The Company is not a party to any material pending legal proceeding and, to the Company's knowledge, no material legal proceeding is likely or threatened.

EMPLOYEES

  As of December 31, 1996, the Company had 125 full-time employees, including 56 in research and development, 10 technical staff, 35 sales and marketing personnel and 24 individuals in executive and administrative positions. None of the Company's employees is subject to a collective bargaining arrangement. The Company believes its relations with its employees are very good.

FACILITIES

  The Company's corporate headquarters is located in Golden, Colorado where it leases approximately 10,000 square feet of office, development and final assembly space pursuant to a lease expiring December 1998. The Company's U.K. operations are headquartered in Maidenhead near Heathrow Airport where it leases approximately 8,000 sq. ft. of office, storage and limited final assembly space pursuant to a lease expiring in May 1999. The Company also has leased marketing and support space in Houston, Texas and Incline Village, Nevada, and engineering space in Leatherhead, England. The Company leases other sales offices, all on a short-term basis.

  The Company believes that its existing facilities are adequate to meet its current and foreseeable requirements or that suitable additional or substitute space will be available as needed.

                                THE ACQUISITION

  Concurrently with the Offering, TVX is acquiring Active Imaging pursuant to offers (the "Offers") being made to Active Imaging's shareholders. The Offers are conditional upon, among other things, acceptances of the Offers being received in respect of at least 90% of the outstanding shares of common stock of Active Imaging (the "Acquisition") and the Offers being declared unconditional in all respects, except for the closing of the Offering.

  TVX is offering aggregate of up to $10.0 million in cash to the holders of Active Imaging common and preferred shares. The amount offered to the holders of Active Imaging preferred stock is equal to the redemption amount of each share together with accrued and unpaid dividends. Based on an exchange rate of $1.611 for (Pounds)1.00 (the "Reference Exchange Rate"), this represents aggregate cash consideration of approximately $2.1 million. TVX is offering the holders of Active Imaging common stock the alternatives of cash or shares of TVX Common Stock, in each case having a value of approximately $1.68 per share (the "Offer Price"). If the initial public offering price of the Offering exceeds $15.00 per share, then the Offer Price will be proportionately increased. The maximum cash available for the holders of Active Imaging common stock will be approximately $7.9 million ($10.0 million less the cash consideration of $2.1 million to be paid to the holders of the Active Imaging preferred stock). See "Use of Proceeds." To the extent that aggregate elections by holders of Active Imaging common stock to receive cash exceed the maximum cash available for such holders, such elections will be reduced pro rata and the balance will be satisfied in shares of TVX Common Stock. Assuming an initial public offering price of between $14.00 and $16.00 per share, the value of the total consideration for the Acquisition will range from approximately $32.9 million to $34.8 million.

  The following table summarizes various possible results of the Offers to the holders of Active Imaging common stock:

                    IPO PRICE OFFER PRICE CASH ACCEPTED (1) TVX SHARES ISSUED (1)(2)
                    --------- ----------- ----------------- ------------------------
                    $14.00       $1.68       $7,900,000            1,634,094
                     14.00        1.68               --            2,198,380
                     15.00        1.68        7,900,000            1,525,398
                     15.00        1.68               --            2,052,065
                     16.00        1.79        7,900,000            1,656,350
                     16.00        1.79               --            2,046,578

--------
(1) Assumes the Offers are accepted by the holders of all of the 18,289,348 shares of Active Imaging common stock currently outstanding and an exchange rate equal to the Reference Exchange Rate.
(2) Does not include 319,147 shares of the Company's Common Stock issuable upon exercise of Active Imaging options and warrants currently outstanding or conditionally issuable.

  As of the date of this Prospectus, TVX has received irrevocable undertakings to accept the Offers from the holders of all of the outstanding Active Imaging preferred stock and from the holders of approximately 77.5% of the outstanding Active Imaging common stock. Upon the closing of the Acquisition and the Offering, one director of Active Imaging will become an officer of the Company and one director of Active Imaging will become a director of the Company. See "Management."

  Active Imaging's predecessor, Data Cell Limited, was founded by Michael Brooke, John Osborne and others in August 1988, as a value-added reseller of image acquisition hardware, related software and imaging systems. In 1991, Data Cell entered into the first of several collaborations with third-party organizations to produce its own brand imaging product. In September 1995, Data Cell acquired Active Imaging (UK) Limited, then a design and consulting company, which subsequently played a key role in developing the MvVision camera series. At the same time, Data Cell increased its holdings in Active Imaging, Inc., its North American distributor, to 90%. These acquisitions brought an experienced sales and distribution team to the Active Imaging companies and provided Data Cell with greater control over product development and direct control over distribution of its systems in the United States, its largest target market. In December 1995, Data Cell acquired the assets and know-how relating to the InVision camera system designed for traffic management applications. In February 1996, Active Imaging plc was incorporated and became the new holding company of Data Cell and its various subsidiaries in March 1996. In April 1996, Active Imaging's stock was admitted onto the Alternative Investment Market ("AIM") of the London Stock Exchange in conjunction with the public offering of (Pounds)5,500,000 ($8,609,150) of its common shares.

  The Company believes the Acquisition will permit the combined entities to improve their existing systems and to develop new technologies more efficiently since both TVX and Active Imaging are in the business of developing and distributing digital image management systems and thus will be able to share their existing technologies, sales and marketing efforts and research and development capabilities. Moreover, even though TVX and Active Imaging are in the same business, Active Imaging has pursued the market for video applications while TVX has pursued the market for still image applications and thus their technologies are complementary. In addition, the Company believes it will be able to operate the combined companies on a more efficient and cost-effective basis.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Immediately following the closing of the Acquisition, the Company's directors and executive officers will be as follows:

   NAME                             AGE POSITION
   ----                             --- --------
   Robert C. Mulverhill............  42 President, Chief Executive Officer
                                        and Director
   John Osborne....................  33 Executive Vice President
   Thomas W. Vander Stel...........  37 Vice President, Chief Financial Officer,
                                        Secretary and Treasurer
   Arnold C. Pohs..................  68 Chairman of the Board, Director
   Daniel P. Dwyer.................  37 Director
   Michael J. Brooke...............  55 Director
   R. Graham Morrison..............  55 Director
   William N. Moody................  70 Director

  Robert C. Mulverhill. Mr. Mulverhill joined TVX in November 1995 as Executive Vice President and Chief Operating Officer. In September 1996, Mr. Mulverhill was elected President and Chief Executive Officer of the Company and as a director. Prior to joining the Company, Mr. Mulverhill held various positions with Stanley Aviation Corporation, a major aerospace corporation, from August 1986 until June 1995, including Manager of Materials and Distribution, Managing Director of a Thailand subsidiary, Manager of Pricing and Cost Analysis and Manager of Contracts and Business Development. From May 1979 through August 1986 he was in various management positions with Sperry Corporation. Mr. Mulverhill is a 1976 graduate of Millikin University where he received a Bachelor of Science degree in Business Administration. He also completed studies in business administration, contract management and materials management at Arizona State University and the American Graduate University.

  John Osborne. Upon closing of the Acquisition, Mr. Osborne will become the Executive Vice President of the Company. He is currently the Chief Executive Officer of Active Imaging, a position he held since 1988, when he co-founded Data Cell (Active Imaging's predecessor) with Mr. Brooke and others. He will have the primary responsibility for the initiation of new product development. Following Active Imaging's acquisition of its U.S. subsidiary in September 1995, he moved to the U.S. to be President of Active Imaging, Inc. and to develop the market for Active Imaging products. From 1984 to 1988 he was in technical sales at Micro Systems Services Limited, a distributor of real time systems products and services.

  Thomas W. Vander Stel. Mr. Vander Stel joined TVX in October 1992 as Chief Financial Officer. He was elected Treasurer in January 1993 and Vice President and Secretary in May 1994. Prior to joining the Company, he was a corporate tax consultant to CommNet where he had worked since July 1992. He worked from January 1991 until July 1992 as a financial consultant to Ultratech Knowledge Systems, Inc., a software development company. From June 1989 through January 1991, Mr. Vander Stel worked at the Grand Summit Hotel in Summit, New Jersey, first as financial controller and then as Assistant General Manager. He served as the controller for Ultratech Knowledge Systems, Inc. from November 1988 to June 1989. Mr. Vander Stel has a B.A. in Business Administration from Hope College in Holland, Michigan.

  Arnold C. Pohs. Mr. Pohs has been a director of TVX since September 1992 and was elected Chairman of the Board in January 1993. Mr. Pohs has been Chairman of the Board of CommNet since February 1991, President and Chief Executive Officer since August 1989 and a director since September 1985. He currently serves as 1st Vice-Chairman and a member of the Executive Committee of the Board of Directors of the Cellular Telecommunications Industry Association ("CTIA") and as Chairman of the Public Policy Council. Mr. Pohs is a director, and former Chairman, of the CTIA Foundation for Wireless Telecommunications and is also a member of the CEO Council.

  Daniel P. Dwyer. Mr. Dwyer has been a director of TVX since September 1992. Mr. Dwyer has been Executive Vice President of CommNet since November 1992, a director since March 1990, Chief Financial Officer since August 1988 and Treasurer since August 1987. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

  Michael J. Brooke. Upon closing of the Acquisition, Mr. Brooke will become a member of the Board of Directors of the Company. Mr. Brooke is currently Chairman of Active Imaging, a position he held since 1988. He is a director of a number of U.K. based publicly traded companies, including Azlan Group plc, Plasmon plc, Prelude Trust plc and Ivory and Sime Enterprise Capital plc. Since 1985, Mr. Brooke has concentrated on supporting and developing companies within the information technology sector and has been an investor in a number of successful ventures.

  R. Graham Morrison. Mr. Morrison has been a director of TVX since May 1994. He has held various positions with General Mills, Inc. for nearly 30 years. In 1995, Mr. Morrison was appointed Corporate Sales Manager. From 1985 to 1995, Mr. Morrison was the Region Sales Manager of the Consumer Foods Division of the General Mills Intermountain Region which included all or part of eight southwestern states. From 1982 to 1985, he was Manager of Field Sales for the Denver Region, and from 1979 to 1982 was Assistant Region Sales Manager for the Denver Region, where he had the responsibility of establishing the new region office. From 1975 to 1978, Mr. Morrison was National Product Sales Manager, with responsibilities including the development and implementation of trade strategies and activation programs for General Mills products nationally.

  William N. Moody. Mr. Moody has been a director of the Company since December 1996. Mr. Moody is currently Vice President of Material Functions and Technology of ADT Security Systems, Inc., a subsidiary of ADT Limited, where he has held various positions since 1981. He holds both B.S. and M.S. degrees in electrical engineering.

  Directors of the Company hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier resignation or removal. All officers are appointed and serve at the discretion of the Board of Directors. There are no family relationships among any directors or executive officers of the Company. Messrs. Pohs and Dwyer were elected to the Board of Directors as a condition to CommNet's initial investment in the Company.

COMMITTEES

  Pursuant to authority granted under the Bylaws of the Company, in May 1994, the Board of Directors established a Compensation Committee and an Audit Committee. The Compensation Committee, which is currently comprised of Messrs. Pohs, Morrison and Moody is responsible for the administration and grant of awards under the Omnibus Stock and Incentive Plan, the 1996 Directors' Stock Option Plan, and the 1993 Nonqualified Stock Option Plan, as well as the recommendation of annual salaries for senior management to the Company's Board of Directors. The Audit Committee, which is currently comprised of Messrs. Dwyer, Morrison and Brooke, is responsible for meeting periodically with representatives of the Company's independent public accountants to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, and to report to the Board of Directors with respect thereto. The Audit Committee also recommends to the Board of Directors the appointment of the Company's independent auditors.

DIRECTOR COMPENSATION

  Except for reimbursement of their expenses in attending Board meetings and options granted under the 1996 Directors' Stock Option Plan, directors do not receive compensation from the Company for their service as members of the Board.

EMPLOYMENT AND CONSULTING AGREEMENTS

  Mr. Mulverhill has an employment agreement dated November 14, 1995, with the Company. Mr. Mulverhill is entitled to a $50,000 cash bonus payable upon the closing of the Offering. Upon termination of employment by the Company, the agreement requires monthly severance payments equal to Mr. Mulverhill's salary for the remaining term of the agreement and, under certain circumstances, the bonus of $50,000. The agreement expires on May 14, 1997 and is subject to extensions for up to an additional five years. Upon his death, Mr. Mulverhill's estate is also entitled to a payment equal to the lesser of three months' salary or the salary due for the remaining term of the agreement. Mr. Mulverhill is subject to a non-competition agreement for the term of the agreement and during any severance payment period.

  Mr. Osborne has an employment agreement dated April 18, 1996, with Active Imaging which may be terminated by either party upon six months notice. Active Imaging may also terminate the agreement immediately upon the payment of a lump sum equal to six months salary. Mr. Osborne is subject to a non-competition agreement during the term of the agreement and for twelve months thereafter.

  Coinshire Limited ("Coinshire"), a company controlled by Mr. Brooke, has a consulting agreement dated April 18, 1996, with Active Imaging pursuant to which Coinshire agrees to provide the services of Mr. Brooke to the Company for a monthly fee of (Pounds)3,000 ($4,696) plus (Pounds)333 ($522) per day for any days in excess of nine days per calendar month. The agreement is subject termination by either party upon six months notice of termination.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding the compensation earned for services rendered in all capacities to the Company for the fiscal year ended September 30, 1996 by the Company's Chief Executive Officer (including its former Chief Executive Officer) and each other executive officer whose salary and bonus for such fiscal year was in excess of $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                    ANNUAL COMPENSATION         COMPENSATION
                               -------------------------------- ------------
                                                                 SHARES OF
                                                                COMMON STOCK
                                                                 UNDERLYING
                                                                  OPTIONS
 NAME AND PRINCIPAL POSITION   SALARY ($)   BONUS ($) OTHER ($) GRANTED (#)
 ---------------------------   ----------   --------- --------- ------------
Theodore A. Waibel, Former
 Chief
 Executive Officer and
 President(1).................   41,850         --         --          --
Robert C. Mulverhill, Chief
 Executive Officer and
 President(2).................   88,269         --         --     127,624
John Osborne, Executive
 Vice President...............  101,710(3)      --     21,718          --

--------
(1) Mr. Waibel was the Company's Chief Executive Officer and President until his resignation in March 1996.
(2) Mr. Mulverhill served as the Company's Chief Operating Officer from November 1995 until his appointment as Chief Executive Officer and President in September 1996.
(3) Represents compensation paid by Active Imaging during the year ended December 31, 1996. Mr. Osborne was paid in Pounds Sterling through July 31, 1996. This number assumes an exchange rate of $1.54/Pound Sterling from January 1, 1996 through July 31, 1996.

OPTION GRANTS

  The following table contains information concerning the stock options granted under the Company's Omnibus Stock and Incentive Plan to each of the Named Executive Officers during the fiscal year ended September 30, 1996.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED ANNUAL
                                                                          RATES OF STOCK PRICE
                                        INDIVIDUAL GRANTS                APPRECIATION FOR OPTION
                         -----------------------------------------------         TERM(2)
                                                                         ------------------------
                         NUMBER OF
                         SHARES OF
                           COMMON    PERCENT OF
                           STOCK    TOTAL OPTIONS
                         UNDERLYING  GRANTED TO   EXERCISE OR
                          OPTIONS   EMPLOYEES IN     BASE     EXPIRATION
 NAME                    GRANTED(1)  FISCAL YEAR  PRICE/SHARE    DATE        5%          10%
 ----                    ---------- ------------- ----------- ---------- ----------- ------------
Theodore A. Waibel......       --         --            --           --           --          --
Robert C. Mulverhill....  127,624         56%       $1.645    9/17/2006  $   132,031 $   334,593
John Osborne............       --         --            --           --           --          --

--------
(1) All options were granted under the Company's Omnibus Stock and Incentive Plan and 1993 Nonqualified Stock Option Plan. Generally, options granted under the Company's Omnibus Stock and Incentive Plan become exercisable over a five-year period (20% per year) and have ten-year terms so long as the optionee's employment with the Company continues. All of the above options were granted at no less than fair market value as determined by the Board of Directors.
(2) This column reflects the potential realizable value of each grant assuming that the market value of the Company's stock appreciates at five percent or ten percent annually from the date of grant over the term of the option. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed five percent and ten percent levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

 OPTION EXERCISES AND HOLDINGS

  The following table sets forth information concerning option exercises and option holdings under the Company's Omnibus Stock and Incentive Plan for the fiscal year ended September 30, 1996, with respect to the Named Executive Officers.

              AGGREGATE OPTIONS EXERCISED IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED,
                                               NUMBER OF UNEXERCISED OPTIONS                  IN-THE- MONEY
                                                HELD AT SEPTEMBER 30, 1996          OPTIONS AT SEPTEMBER 30, 1996(2)
                                               ---------------------------------    --------------------------------------
                         NUMBER OF
                          SHARES
                         ACQUIRED     VALUE
                            ON     REALIZED($)
 NAME                    EXERCISE      (1)      EXERCISABLE       UNEXERCISABLE       EXERCISABLE          UNEXERCISABLE
 ----                    --------- ----------- --------------    ---------------    ------------------   -----------------
Theodore A. Waibel......     --         --               91,160                  --   $           83,411                  --
Robert C. Mulverhill....     --         --               18,232             109,392                   --                  --
John Osborne............     --         --                   --                  --                   --                  --

--------
(1) Based on the fair market value of the Common Stock on the exercise date, less the per share exercise price.
(2) Based on the fair market value of the underlying shares of Common Stock of $1.645 per share, as determined by the Compensation Committee of the Company's Board of Directors on September 18, 1996, less the per share exercise price.

OPTION PLANS

 1993 Nonqualified Stock Option Plan

  The Company adopted the 1993 Nonqualified Stock Option Plan (the "1993 Plan") to provide long-term incentives to certain of its directors, consultants and full-time, nonunion, salaried employees. The 1993 Plan is administered by the Board of Directors, which selects the persons to whom options are granted, the size of options, and the terms and conditions of the options, except that no option may have an exercise price less than 85% of the fair market value of the Common Stock on the date of grant. Subject to the right of the Board of Directors to terminate the 1993 Plan, it shall remain in effect until all shares subject to it have been purchased or acquired pursuant to its provisions; however, no option may be granted on or after May 17, 2003.

  The Board of Directors may terminate, amend or modify the 1993 Plan, but without the approval of the stockholders of the Company, no such termination, amendment or modification may: increase the total number of shares of Common Stock which may be issued under the 1993 Plan; change the class of persons eligible to participate in the 1993 Plan; materially increase the cost of the 1993 Plan or the benefits to participants; extend the maximum period during which options may be exercised; or change any provisions of the 1993 Plan regarding option price.

  Since the 1993 Plan's inception, eight individuals have been granted options. As of September 30, 1996, options for 569,750 shares of Common Stock are outstanding under the 1993 Plan, all of which are currently exercisable at an exercise price of approximately $0.73 per share. No additional shares are available for grants of options under the 1993 Plan, except to the extent of any that become available upon cancellation of outstanding options.

  The foregoing description of the 1993 Plan is qualified in its entirety by the provisions of the 1993 Plan, a copy of which has been filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part.

 Omnibus Stock and Incentive Plan

  The Company adopted an Omnibus Stock and Incentive Plan in July 1994 (the "Omnibus Plan") to provide long term incentives to the Company's consultants and full-time, nonunion, salaried employees and to provide flexibility to the Company in its ability to motivate, attract and retain the services of key employees upon whose judgment, interest and special effort the successful conduct of its operation largely is dependent. As of September 30, 1996, options to purchase 227,900 shares of Common Stock had been granted under the Omnibus Plan.

  The Omnibus Plan is administered by a committee (the "Committee") consisting of not less than three disinterested Directors. The Committee, subject to ratification by the Board of Directors, selects the key employees or consultants ("Participants") to whom grants ("Awards") will be made under the Omnibus Plan; the size and type of Awards; and the terms and conditions of such Awards. Awards may include Non-Qualified Stock Options ("NQSOs"), Incentive Stock Options ("ISOs" and, together with NQSOs, "Options"), Stock Appreciation Rights ("SARs"), Phantom Stock Rights ("Phantom Rights"), restricted shares of Common Stock ("Restricted Stock") and incentive compensation in the form of shares of Common Stock ("Performance Shares") or valued by reference to shares ("Performance Units"). The Committee may make any Award in conjunction with any other amount or compensation, including Awards previously made under the Omnibus Plan or any other plan. Subject to the right of the Board of Directors to terminate the Omnibus Plan, it shall remain in effect until all shares subject to it have been purchased or acquired pursuant to its provisions; however, no Award may be granted on or after May 9, 2004.

  Subject to adjustment as set forth therein, the maximum number of shares that may be granted under the Omnibus Plan as of January 31, 1997 is 400,000, increased each fiscal year by a number of shares equal to one percent of the number of shares of Common Stock outstanding as of the end of the prior fiscal year. In no event, however, shall more than 400,000 shares be available for issuance upon the exercise of ISOs. Shares delivered under the Omnibus Plan shall be authorized and unissued shares or treasury shares. All shares subject to any Award which terminates, expires or lapses for any reason without the issuance of such shares or without payment therefor, shall be available for further Awards under the Omnibus Plan.

  Options may be granted under the Omnibus Plan, either as ISOs, which comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or NQSOs which do not meet such requirements. The purchase or option price per share, as determined by the Committee, shall not be less than 100% of the fair market value of a share on the date of grant of an ISO and not less than 85% of the fair market value of a share on the date of grant of an NQSO. An ISO granted to a holder of more than 10% of the combined voting power for all classes of stock of the Company, shall have an exercise price which is at least 110% of the fair market value of the shares.

  The Committee shall determine the duration and conditions of exercisability of Options, provided that no ISO shall be exercisable later than the tenth anniversary date of its grant. Further, no Participant may receive an Award of ISOs that are first exercisable during any calendar year to the extent that the aggregate fair market value of the shares subject to the Award (determined as of the date the Award is granted) exceeds $100,000.

  SARs may be granted to Participants in lieu of Options, in addition to Options, upon lapse of Options, independent of Options, and in each of the foregoing manners in connection with previously awarded Options. Each Award of an SAR shall specify the fair market value of the underlying shares of Common Stock on the date of grant, the term of the SAR (not to exceed ten years) and such other provisions as the Committee shall determine. Upon exercise of an SAR, a Participant shall receive the excess of the fair market value of the Common Stock on the date of exercise over the price fixed by the Committee at the day of grant, multiplied by the number of shares as to which the SAR is exercised.

  The Committee may grant Phantom Rights to Participants in such amounts, upon such terms and subject to such conditions as the Committee shall determine. The Committee shall establish the appropriate method of establishing the value of each Phantom Right, provided that the method used at date of payment may not differ from the method used to establish the initial value. Holders of Phantom Rights shall not be deemed stockholders and shall have no rights related to any shares of Common Stock, except to the extent provided in the Omnibus Plan. Payment for Phantom Rights may be made in cash, in shares of Common Stock of equivalent value or any combination thereof.

  The Committee may grant shares of Restricted Stock to Participants in such amounts, subject to such restrictions and for such periods as the Committee shall determine. Shares subject to restrictions established by the Committee may not be sold or otherwise transferred prior to the lapse of such restrictions.

  The Committee may grant Performance Units or Performance Shares to Participants in such amounts as the Committee shall determine. Each Award of a Performance Unit or Performance Share shall specify the value of the Performance Unit or Performance Share, the duration of the performance period, the number of Performance Units or Performance Shares and such other provisions as the Committee shall determine. Each Performance Unit shall have an initial value of $1.00, and each Performance Share initially shall represent one share. The Committee shall set performance goals which, depending on the extent to which they are met, will determine the ultimate value of the Performance Unit or Performance Share to the Participant. Payment for Performance Units or Performance Shares shall be made in cash, shares of Common Stock of equivalent value or any combination thereof.

  In the event of a change in control of the Company, as defined below, the Omnibus Plan generally provides for the acceleration of applicable exercise dates and vesting periods for the Options and other Awards granted to Participants under the Omnibus Plan, in order to maintain the rights of the Participants. Performance Units and Performance Shares shall be paid out based upon the extent to which performance goals during the performance period have been met up to the date of the change in control. A change in control shall be deemed to have occurred if any person (other than CommNet or ASH) acquires at least 30% of the combined voting power of the Company's voting securities; individuals constituting the Board of Directors on the date the Omnibus Plan was adopted and persons nominated and approved by at least three-quarters of such individuals cease to constitute at least a majority of the Board of Directors; or the stockholders of the Company approve a dissolution of the Company, certain merger or consolidation transactions or the sale or disposition of substantially all of the assets of the Company.

  The Company believes that under current federal tax laws, the grant of Options will not result in any tax liability for the Company. The Company will be entitled to subsequent deductions to the extent, and only to the extent, that Participants recognize ordinary income upon exercise of Options. A Participant must generally recognize ordinary income equivalent to the difference between the exercise price and the fair market value of a share of Common Stock on the date of exercise of an NQSO. A Participant generally will have no taxable income upon exercise of an ISO. Generally, if the Participant does not dispose of shares acquired pursuant to the exercise of an ISO within two years of the grant or one year of the exercise, any gain or loss realized on their subsequent disposition will be capital gain or loss. If such holding period requirements are not satisfied, the Participant generally will realize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise (or, if less, the amount realized upon disposition) over the option price. Any remaining gain is taxed as long- or short-term capital gain.

  The Committee, with the approval of the Board of Directors, may terminate, amend or modify the Omnibus Plan, but without the approval of the stockholders of the Company, no such termination, amendment or modification may: increase the total number of shares of Common Stock which may be issued under the Omnibus Plan; change the class of employees eligible to participate in the Omnibus Plan; materially increase the cost of the Omnibus Plan or the benefits to Participants; extend the maximum period during which Options or SARs may be exercised; or change any provisions of the Omnibus Plan regarding option price.

  The foregoing description of the Omnibus Plan is qualified in its entirety by the provisions of the Omnibus Plan, a copy of which has been filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part.

 1996 Directors' Stock Option Plan

  Under the 1996 Directors' Stock Option Plan (the "Directors' Plan"), options may be granted to nonemployee directors of the Company. Only directors who are not also employees of the Company or any of its subsidiaries are eligible to participate in the Directors' Plan.

  An aggregate of 227,900 shares of Common Stock have been reserved for issuance under the Directors' Plan, 140,386 of which have been granted. All such options are currently exercisable. The Directors' Plan is currently administered by the Compensation Committee.

  Each option granted under the Directors' Plan expires ten years from the date of grant. The option exercise price must be equal to 100% of the fair market value of the Common Stock on the date of grant of the option. Options granted to directors under the Directors' Plan will be treated as nonqualified stock options under the Code.

  If the Company pays or makes a dividend or distribution upon the Common Stock payable in securities of another corporation or property (except money or Common Stock), a proportionate part of such securities or property shall be set aside and delivered upon the exercise of stock options then outstanding under the Directors' Plan. If the Company grants to its holders of Common Stock rights to subscribe pro rata for additional shares of Common Stock or any other securities of the Company or another corporation, the Company shall reserve such rights with respect to stock options then outstanding and, upon exercise of such options, the holders shall also be entitled to exercise such rights.

  The Board of Directors may alter, amend, suspend or discontinue the Directors' Plan at any time, except that any amendment which under state or federal law or the applicable rules of any exchange or trading system on which the Common Stock is traded, would require stockholder approval shall take effect only upon such approval. In addition, no action by the Board of Directors may alter or impair any option previously granted without the consent of the optionee.

  The foregoing description of the Directors' Plan is qualified in its entirety by the provisions of the Directors' Plan, a copy of which has been filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of December 31, 1996 after giving effect to the acquisition of all of the outstanding shares of capital stock of Active Imaging, and as adjusted to reflect the sale of the Common Stock offered hereby, for (i) each director and each executive officer of the Company (ii) all directors and executive officers of the Company as a group, and (iii) each person known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock. All beneficial ownership is sole and direct unless otherwise indicated.

  Except as otherwise indicated, the address of each of the following persons is c/o TVX, Inc., 14818 West 6th Avenue, Suite 1A, Golden, Colorado 80401.

                                                         SHARES BENEFICIALLY OWNED
                                                   -------------------------------------
                                                             PERCENT PRIOR PERCENT AFTER
DIRECTORS, OFFICERS AND FIVE PERCENT STOCKHOLDERS   NUMBER    TO OFFERING   OFFERING(1)
-------------------------------------------------  --------- ------------- -------------
Robert C. Mulverhill(2)..................             18,232        *             *
Thomas W. Vander Stel(2).................             38,201        *             *
John Osborne(3)..........................            140,250      3.0           1.9
Arnold C. Pohs(2)(4).....................          2,363,433     43.2          29.0
Daniel P. Dwyer(2)(4)....................          2,272,273     42.2          28.2
Michael J. Brooke(3)(5)..................            177,478      3.8           2.4
R. Graham Morrison(2)....................              9,285        *             *
William N. Moody(6)......................            857,756     17.1          11.2
CommNet Cellular Inc.
 8350 E. Crescent Parkway, Suite 400
 Englewood, CO 80111.....................          2,135,533     40.7          27.0
ADT Limited
 One Boca Place
 2255 Glades Road
 Boca Raton, FL 33431....................            857,756     17.1          11.2
All directors and officers as a group (7
 persons) ...............................          3,741,285     62.5          43.2

--------
*less than 1%
(1) Gives effect to the sale in the Offering of a total of 2,666,667 shares.
(2) Includes 18,232, 22,790, 227,900, 136,740 and 1,823 and shares of Common
    Stock, respectively, issuable on or prior to March 15, 1997 upon the exercise of outstanding stock options to each of Messrs. Mulverhill, Vander Stel, Pohs, Dwyer and Morrison, respectively. Does not include options to purchase 109,392 and 22,790 shares of Common Stock held by Messrs. Mulverhill and Vander Stel, respectively, which are not exercisable by the holder on or prior to March 15, 1997.
(3) Assumes an initial public offering price of $15.00 per share and an exchange rate of $1.611 for (Pounds)1.00.
(4) Includes 2,135,533 shares beneficially owned by CommNet, of which he is an officer and director.
(5) All of which shares are held by Coinshire Limited, a company of which Mr. Brooke is the controlling shareholder.
(6) Includes 857,756 shares beneficially owned by ADT. Mr. Moody is an officer of ADT Security Systems, Inc., a subsidiary of ADT.

                             CERTAIN TRANSACTIONS

  In March and July 1995, the Company sold 113,038 shares of its Common Stock to each of ASH and CommNet at a price of approximately $3.29 per share. ADT, through its ownership of ASH, and CommNet have certain registration rights in connection with their shares of the Company's Common Stock, including Common Stock issuable upon exercise of the Warrants, held by them. See "Description of Capital Stock--Registration Rights."

  Upon completion of the Offering, the Company intends to redeem all outstanding shares of the TVX Series A Preferred Stock, and in connection therewith, declare and pay approximately $510,000 in accrued dividends to the holders of the TVX Series A Preferred Stock. Each of CommNet and ASH owns approximately 48.5% of the outstanding TVX Series A Preferred Stock. See "Dividend Policy" and "Use of Proceeds."

  From May 1994 through September 1996, the Company borrowed an aggregate of $1,000,000 from ASH and $5,369,000 from CommNet. The Company expects that it will continue to borrow from CommNet through the closing of the Offering. The borrowings are at the rate of 13% per annum. The Company used the proceeds of these borrowings for its working capital requirements. The notes are payable on the earlier of the closing of the Company's initial public offering or October 1, 1997. The Company anticipates repaying these loans with a portion of the proceeds of the Offering. See "Use of Proceeds."

  In September 1996, the Company purchased all of the outstanding stock of TVX International from ASH for a purchase price of $2,200,000, which the Company borrowed from CommNet. As security for the loan, the Company pledged such stock to CommNet. In connection with this acquisition, CommNet purchased from ASH 526,734 shares of the Company's Common Stock and warrants to purchase 112,155 shares of Common Stock. Effective immediately upon such purchase, the 526,734 shares of Common Stock purchased from ASH were exchanged by CommNet for 577,812 shares of TVX Series B Non-Voting Convertible Preferred Stock.

  The Company is the exclusive distributor in North and South America of the HESA outdoor perimeter security system. At the time the arrangement was entered into, the principal shareholder of HESA owned more than five percent of the Company's outstanding Common Stock.

  Immediately upon the closing of the Offering, the Acquisition will be closed, and holders of Active Imaging common stock will receive shares of TVX Common Stock and/or cash. See "The Acquisition." Messrs. Brooke and Osborne beneficially own 1,581,800 and 1,250,000 shares of Active Imaging common stock. Assuming an initial public offering price of $15.00 per share, Messrs. Brooke and Osborne will receive approximately 180,000 and 140,000 shares of the Company's common stock, respectively, pursuant to the Acquisition.

  Also see "Management--Employment and Consulting Agreements."

  The Company believes that the foregoing transactions were in its best interests. As a matter of policy any future transactions between the Company and any of its executive officers, directors or principal stockholders will be approved by a majority of the disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties, and will be in connection with bona fide business purposes of the Company.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"). No shares of Preferred Stock will be designated, issued or outstanding after the Offering (assuming the redemption of 1,000,000 shares of the TVX Series A Preferred Stock and the conversion of 577,812 shares of TVX Series B Non-Voting Convertible Preferred Stock into 526,734 Common Stock upon the closing of the Offering). As of December 31, 1996, there were 2,180,718 shares of TVX Common Stock outstanding (including 63,812 shares of redeemable Common Stock) held of record by 46 stockholders, 1,000,000 shares of TVX Series A Preferred Stock outstanding, held of record by 8 stockholders and 577,812 shares of Series B Non-Voting Convertible Preferred Stock outstanding held of record by one stockholder. The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation, a copy of which has been filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they chose to do so. Voting for directors is non-cumulative. Subject to the preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company available after payment of all debts and other liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. See "--Preferred Stock." Holders of Common Stock have no preemptive subscriptions or redemption rights.

PREFERRED STOCK

  Pursuant to its Certificate of Incorporation, the Company is authorized to issue 5,000,000 shares of Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The Company has no current plans to designate or issue any shares of Preferred Stock.

WARRANTS

  In connection with the sale of the TVX Series A Preferred Stock, the Company issued warrants to purchase 911,600 shares of Common Stock at an exercise price of approximately $0.73 per share. All such warrants are currently exercisable and remain exercisable through 2003 or 2004.

REGISTRATION RIGHTS

  In connection with the purchases of shares of Common Stock of the Company by CommNet in September 1992 and ASH in November 1992, the Company entered into agreements with CommNet and ASH granting each of them the following rights:
(i) within 90 days after the Company's first public offering of its securities, the right to demand that the Company register all or part of their shares of Common Stock, including shares which are issuable upon exercise of certain warrants to purchase the Company's Common Stock held by each such stockholder, and (ii) at any time the Company proposes to register shares of its securities for a public offering, to provide notice to each of CommNet and ASH and to register in such offering all shares of Common Stock requested to be registered by either of such stockholders. Both CommNet and ASH have waived this latter right to obtain registration of their shares in connection with the Offering. In the event of any exercise of the rights granted to CommNet or ASH, the Company is required to pay all costs of registration, and the stockholder or stockholders whose shares of Common Stock are being registered are required to pay any brokerage discounts, commission or fees with respect to the shares being sold by such stockholder in the Offering, and any fees or disbursements of counsel retained by such stockholder. See "Description of Capital Stock--Preferred Stock."

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  Under the Company's Certificate of Incorporation, upon closing of the Offering there will be 42,637,628 shares of Common Stock and 5,000,000 shares of Preferred Stock available for future issuance without stockholder approval (except that as part of the criteria for maintaining a designation as a Nasdaq National Market security, the Company is required to obtain stockholder approval of certain issuances of stock). These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital or to facilitate corporate acquisitions.

  One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

  The Board of Directors is authorized without any further action by the stockholders to determine the rights, preferences, privileges and restrictions of the unissued Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The Board of Directors may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock, and which could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company.

  The Company does not currently have any plans to issue additional shares of Common Stock or Preferred Stock other than shares of Common Stock which may be issued upon the exercise of (i) options which have been granted or which may be granted in the future to the Company's employees, nonemployee directors and consultants, and (ii) warrants which have been granted to certain of the Company's stockholders in connection with their purchase of the TVX Series A Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW

  Under Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation by action of its stockholders adopts an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by the Delaware anti-takeover law (which the Company has not adopted), (ii) the business combination or the transaction in which the person became an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or
(iv) the business combination was approved by the board of directors of the corporation and ratified by holders of two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporations' directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation's voting stock.

TRANSFER AGENT

                    will be the Transfer Agent for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 7,362,372 shares of Common Stock outstanding (assuming no exercise of the Over-allotment Option or outstanding options after December 31, 1996). Of these shares, the 2,666,667 shares of Common Stock sold in the Offering will be freely tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined under the rules promulgated under the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act.

SALES OF RESTRICTED SHARES

  The remaining 4,695,705 shares of Common Stock held by officers, directors and other stockholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the Securities
Act. Holders of     of these shares have agreed, as described below, not to
sell any of their shares during the 180 days following the effective date of the Registration Statement of which this Prospectus is a part. Beginning 90 days after the effective date of the Registration Statement of which this
Prospectus is a part, the remaining     shares will become eligible for sale
subject to the provisions of Rule 144 and    shares issuable upon the exercise
of outstanding options may be sold pursuant to Rule 701 under the Securities Act. Upon the expiration of agreements not to sell such shares, all of such shares will immediately become eligible for sale subject to the provisions of
Rule 144 and an additional     shares will become eligible for sale pursuant
to Rule 701.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least two years, including any person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of one percent (1%) of the then-outstanding shares of Common Stock of
the Company (approximately     shares after giving effect to the Offering), or
the average weekly trading volume of Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least three years, would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. Affiliates must comply with the restrictions and requirements of Rule 144, other than the two year holding period requirement, in order to sell shares which are not restricted securities. In meeting the two and three year holding periods described above, a holder of restricted shares can include the holding period of a prior owner who was not an affiliate. The two and three year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares from the Company or an affiliate.

  In addition, the Commission has proposed an amendment to Rule 144 which would reduce the holding period for shares subject to Rule 144 to become eligible for sale in the public market. This proposal, if adopted, would substantially increase the number of shares of the Company's Common Stock eligible for immediate resale following the expiration of the lock-up agreements.

OPTIONS

  Any officer or employee of the Company who purchased his or her shares pursuant to a written compensation plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-confirmation, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this

Prospectus, except to the extent any such holder executed an agreement not to sell for the 180-day period following the date of this Prospectus.

  The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's stock option plans. Accordingly, the shares registered under such registration statement could be available for sale in the open market in the future, subject to any applicable vesting or contractual restrictions. See "Management."

LOCK-UP AGREEMENTS

  The Company, its directors and officers and certain shareholders, holding in
the aggregate approximately    percent ( %) of the shares of Common Stock
outstanding after completion of the Offering, have agreed that they will not, subject to certain exceptions, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any interests therein, or any securities convertible into, or exchangeable for shares of Common Stock or rights to acquire the same, for a period of 180 days from the date of this Prospectus without the prior consent of BT Securities Corporation on behalf of the Representatives (as defined).

CONTROL BY CURRENT STOCKHOLDERS

  Following the close of the Offering, the Company's officers, directors and two principal stockholders will own approximately 43.2% of the shares of the Company's Common Stock (approximately 41.3% if the Over-allotment Option is exercised in full), and thereby control the voting of such Common Stock. See "Description of Capital Stock--Preferred Stock."

REGISTRATION RIGHTS

  The Company is also party to agreements with its two principal stockholders requiring the Company to provide certain registration rights to such stockholders. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the underwriters named below (the "Underwriters"), and each of the Underwriters for whom BT Securities Corporation and Genesis Merchant Group Securities (the "Representatives") are acting as representatives has agreed to purchase from the Company, the aggregate number of shares of Common Stock (the "Shares") set forth opposite its name below.

                                                                       NUMBER
UNDERWRITERS                                                          OF SHARES
------------                                                          ---------
BT Securities Corporation............................................
Genesis Merchant Group Securities....................................
                                                                      ---------
    Total............................................................ 2,666,667
                                                                      =========

  In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby (other than those subject to the Over-allotment Option described below) if any such shares are purchased. In the event of a default by the Underwriters, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has granted to the Underwriters an option, exercisable by the Representatives during the 30-day period after the date of this Prospectus, to purchase up to 400,000 shares of Common Stock at the same price per share as the initial shares of Common Stock to be purchased by the Underwriters. The Representatives may exercise such option only to cover over-allotments in the sale of the shares of Common Stock. To the extent that the Representatives exercise such option, the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same proportion of such additional shares of Common Stock as the number of shares of Common Stock to be purchased and offered by such Underwriters in the above table, bears to the total number of shares in the above table.

  The Company has been advised by the Representatives that the Underwriters propose initially to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus, and through the Representatives to certain dealers at such price less a concession not in
excess of $    per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $    per share to certain other
dealers. After the Offering, the public offering price and other selling terms may be changed upon the mutual agreement of the Representatives.

  The Company, its directors and officers and certain shareholders, holding in
the aggregate approximately [   ] percent ([ ]%) of the shares of Common Stock
outstanding after completion of the Offering, have agreed that they will not, subject to certain exceptions, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any interests therein, or any securities convertible into, or exchangeable for shares of Common Stock or rights to acquire the same, for a period of 180 days from the date of this Prospectus without the prior consent of BT Securities Corporation on behalf of the Representatives.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or contribute to payment that the Underwriters may be required to make in respect thereof.

  Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock offered hereby was determined by negotiations among the Company and the Representatives. Among the factors considered in determining the initial public offering price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present net sales and earnings and the trend of such net sales and earnings, the prospects for growth of the Company's net sales and earnings, the present state of the Company's development, the general condition of the securities market at the time of the Offering and the market prices and earnings of similar securities of comparable companies at the time of the Offering, the current state of the economy and the current level of economic activity in the industry in which the Company competes.

  BT Securities Corporation and its affiliates have provided financial advisory and investment banking services to the Company and its affiliates in the past for which they have received customary compensation, and the Representatives may provide such services to the Company and its affiliates in the future.

  Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "TVAI".

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Ireland, Stapleton, Pryor & Pascoe, P.C., Denver, Colorado. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

  The consolidated financial statements of TVX, Inc. at September 30, 1996, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of TVX, Inc. as of September 30, 1995, and for each of the years in the two-year period ended September 30, 1995, included in this Prospectus and Registration Statement have been audited by Gelfond Hochstadt Pangburn & Co., independent auditors, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of TVX Limited at September 17, 1996, and for the period December 1, 1995 through September 17, 1995, appearing in this Prospectus and Registration Statement have been audited by Binder Hamlyn, chartered accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Active Imaging plc at December 31, 1996 and 1995, and for each of the three years ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  Copies of the Registration Statement, of which this Prospectus is a part, together with such exhibits and schedules, may be obtained upon payment of the charges prescribed therefor by the Commission from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048.

                                EXCHANGE RATES

  The following table sets forth, at the dates indicated, certain information regarding the noon buying rate as certified by the Federal Reserve Bank of New York (the "Noon Buying Rate") for Pounds Sterling, expressed in U.S. dollars per Pound Sterling. On February 3, 1997, the Noon Buying Rate was (Pounds)1.00 = $1.6135.

                                                    AT PERIOD AVERAGE
                                                       END    RATIO(1) HIGH LOW
                                                    --------- -------- ---- ----
     1991..........................................   1.87      1.76   2.00 1.60
     1992..........................................   1.51      1.76   2.00 1.51
     1993..........................................   1.48      1.50   1.59 1.42
     1994..........................................   1.57      1.54   1.64 1.46
     1995..........................................   1.55      1.58   1.64 1.53
     1996..........................................   1.71      1.57   1.71 1.51

--------
(1) The average of the Noon Buying Rate for Pounds Sterling on the last business day of each full month during the period.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
TVX, INC.
Report of Independent Auditors, Ernst & Young LLP ........................   F-2
Report of Independent Auditors, Gelfond Hochstadt Pangburn & Co. .........   F-3
Consolidated Financial Statements at September 30, 1996 and 1995 and for
 each of the three years in the period ended September 30, 1996...........   F-4
ACTIVE IMAGING PLC
Report of Independent Auditors, Coopers & Lybrand ........................  F-16
Financial Statements at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996........................  F-17
TVX LIMITED
Report of Directors.......................................................  F-45
Report of Independent Auditors, Binder Hamlyn.............................  F-47
Financial Statements at September 17, 1996 and November 30, 1995 and for
 the period December 1, 1995 through September 17, 1996 and the year ended
 November 30, 1995........................................................  F-48

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
TVX, Inc.

  We have audited the accompanying consolidated balance sheet of TVX, Inc. as of September 30, 1996, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TVX, Inc. at September 30, 1996 and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Denver, Colorado
January 28, 1997

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
TVX, Inc.

  We have audited the accompanying balance sheet of TVX, Inc. as of September 30, 1995, and the related statements of operations, stockholders' deficiency, and cash flows for each of the years in the two-year period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TVX, Inc. as of September 30, 1995 and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                          GELFOND HOCHSTADT PANGBURN & CO.

Denver, Colorado
December 8, 1995

                                   TVX, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
                       ASSETS
Current assets:
  Cash..............................................  $    28,010  $    25,101
  Certificate of deposit............................       10,000       10,000
  Accounts receivable, trade, net of allowance for
   doubtful accounts of $95,600 and $55,881 at
   September 30, 1995 and 1996, respectively........      382,352      432,375
  Due from related parties..........................       71,426           --
  Inventories.......................................    1,116,077    1,329,931
  Prepaid expenses..................................       18,162       21,671
                                                      -----------  -----------
    Total current assets............................    1,626,027    1,819,078
                                                      -----------  -----------
Furniture, fixtures and equipment, at cost..........      169,325      355,536
  Less accumulated depreciation.....................      (63,072)     (92,237)
                                                      -----------  -----------
Net furniture, fixtures and equipment...............      106,253      263,299
                                                      -----------  -----------
Other assets:
  Goodwill, net of accumulated amortization of
   $6,000 at September 30, 1996.....................           --    1,539,319
  Software development costs, net of accumulated
   amortization of $69,708 and $103,070 at September
   30, 1995 and 1996, respectively..................      263,810       92,103
  Deferred offering costs...........................       16,388           --
  Deposits and other................................       26,509       21,011
                                                      -----------  -----------
                                                          306,707    1,652,433
                                                      -----------  -----------
    Total assets....................................  $ 2,038,987  $ 3,734,810
                                                      ===========  ===========
      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable, trade...........................  $   346,084  $   399,619
  Due to related parties............................      201,786       33,883
  Accrued expenses..................................        7,321       21,228
  Accrued interest, related parties.................      279,500      708,532
                                                      -----------  -----------
    Total current liabilities.......................      834,691    1,163,262
                                                      -----------  -----------
Long-term notes payable, related parties............    2,000,000    6,369,000
Redeemable Series A preferred stock, nonvoting, $.01
 par value; authorized 5,000,000 shares; issued and
 outstanding 1,000,000 shares; redemption and
 liquidation preference of $1 per share plus unpaid
 and accumulated dividends..........................    1,285,822    1,435,822
Redeemable common stock, issued and outstanding
 63,812 shares, redeemable beginning May 1996 at
 $5.48 per share....................................      252,000      350,000
Stockholders' deficiency:
  Series B non-voting convertible preferred stock,
   $.01 par value; 577,812 shares to be issued......           --        5,778
  Common stock, $.01 par value; authorized
   50,000,000 shares; issued and outstanding
   2,643,640 shares and 2,116,906 shares at
   September 30, 1995 and 1996, respectively........       26,436       21,169
  Capital in excess of par..........................    2,164,404    1,915,893
  Deficit...........................................   (4,524,366)  (7,526,114)
                                                      -----------  -----------
    Total stockholders' deficiency..................   (2,333,526)  (5,583,274)
                                                      -----------  -----------
    Total liabilities and stockholders' deficiency..  $ 2,038,987  $ 3,734,810
                                                      ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   TVX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEAR ENDED SEPTEMBER 30,
                                          ------------------------------------
                                             1994        1995         1996
                                          ----------  -----------  -----------
Net sales...............................  $1,812,293  $ 1,071,019  $ 1,033,920
Cost of sales:
  Related party.........................     835,310      460,072      320,286
  Other.................................     367,709      294,843      466,374
                                          ----------  -----------  -----------
                                           1,203,019      754,915      786,660
                                          ----------  -----------  -----------
    Gross profit........................     609,274      316,104      247,260
Operating expenses:
  General and administrative............   1,186,798    1,720,370    2,276,573
  Research and development..............      90,100      652,000      403,605
  Write off of capitalized software
   development costs....................         --           --       138,345
  Write-off of license agreement........         --       331,333          --
  Loss from investment..................         --       394,214          --
                                          ----------  -----------  -----------
                                           1,276,898    3,097,917    2,818,523
                                          ----------  -----------  -----------
Loss from operations....................    (667,624)  (2,781,813)  (2,571,263)
Other credits (charges):
  Interest expense, related party.......     (45,750)    (239,535)    (429,032)
  Other income (expense)................      10,611      (13,671)      (1,453)
  Loss from equity investment...........     (23,634)         --           --
                                          ----------  -----------  -----------
                                             (58,773)    (253,206)    (430,485)
                                          ----------  -----------  -----------
Net loss................................    (726,397)  (3,035,019)  (3,001,748)
Accrued preferred stock dividends and
 accretion of redeemable common stock...    (129,904)    (192,000)    (248,000)
                                          ----------  -----------  -----------
Net loss applicable to common
 stockholders...........................  $ (856,301) $(3,227,019) $(3,249,748)
                                          ==========  ===========  ===========
Loss per common share...................  $    (0.27) $     (0.99) $     (0.93)
                                          ==========  ===========  ===========
Common shares used in computing net loss
 per common share.......................   3,130,986    3,268,049    3,476,865
                                          ==========  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                                   TVX, INC.

                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                                                          SERIES B
                           COMMON STOCK       CAPITAL     PREFERRED
                         ------------------  IN EXCESS   STOCK TO BE
                          SHARES    AMOUNT     OF PAR      ISSUED      DEFICIT       TOTAL
                         ---------  -------  ----------  ----------- -----------  -----------
Balances, October 1,
 1993................... 2,279,000  $22,790  $1,321,292       --     $  (762,950) $   581,132
  Accrued dividends on
   redeemable preferred
   stock................       --       --     (129,904)      --             --      (129,904)
  Net loss..............       --       --          --        --        (726,397)    (726,397)
                         ---------  -------  ----------    ------    -----------  -----------
Balances, September 30,
 1994................... 2,279,000   22,790   1,191,388       --      (1,489,347)    (275,169)
  Sales of common stock,
   net of costs of
   $31,338..............   364,640    3,646   1,165,016       --             --     1,168,662
  Accrued dividends on
   redeemable preferred
   stock................       --       --     (150,000)      --             --      (150,000)
  Accretion to carrying
   amount of redeemable
   common stock.........       --       --      (42,000)      --             --       (42,000)
  Net loss..............       --       --          --        --      (3,035,019)  (3,035,019)
                         ---------  -------  ----------    ------    -----------  -----------
Balances, September 30,
 1995................... 2,643,640   26,436   2,164,404       --      (4,524,366)  (2,333,526)
  Accrued dividends on
   redeemable preferred
   stock................       --       --     (150,000)      --             --      (150,000)
  Accretion to carrying
   amount of redeemable
   common stock.........       --       --      (98,000)      --             --       (98,000)
  Transfer to Series B
   Convertible preferred
   stock to be issued...  (526,734)  (5,267)       (511)    5,778            --           --
  Net loss..............       --       --          --        --      (3,001,748)  (3,001,748)
                         ---------  -------  ----------    ------    -----------  -----------
Balances, September 30,
 1996................... 2,116,906  $21,169  $1,915,893    $5,778    $(7,526,114) $(5,583,274)
                         =========  =======  ==========    ======    ===========  ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                                   TVX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              YEAR ENDED SEPTEMBER 30,
                                          -----------------------------------
                                            1994        1995         1996
                                          ---------  -----------  -----------
Cash flows from operating activities:
  Net loss............................... $(726,397) $(3,035,019) $(3,001,748)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
    Depreciation and amortization........    68,656       93,494       68,527
    Loss from investment.................    23,634      394,214           --
    Write-off of license agreement.......        --      331,333           --
    Write-off of capitalized software
     costs...............................        --           --      138,345
    Write-off of deferred offering
     costs...............................        --      134,705       16,388
    Changes in assets and liabilities:
      Accounts receivable and due from
       related parties...................  (321,086)     321,031      256,050
      Inventories........................  (434,001)    (362,651)     258,898
      Prepaid expenses and other.........   (22,885)      16,796       (3,509)
      Deposits and other assets..........   (12,822)      (2,661)       5,498
      Due to related parties.............   875,077      300,602     (167,903)
      Accounts payable, other............   245,691       20,806      (70,513)
      Accrued expenses...................   (13,978)       2,242       13,907
      Accrued interest, related party....    40,745      238,755      429,032
                                          ---------  -----------  -----------
        Total adjustments................   449,031    1,488,666      944,720
                                          ---------  -----------  -----------
  Net cash used in operating activities..  (277,366)  (1,546,353)  (2,057,028)
                                          ---------  -----------  -----------
Cash flows from investing activities:
  Purchase of property and equipment.....   (48,769)     (46,569)    (114,881)
  Additions to capitalized software
   costs.................................  (117,764)    (161,745)          --
  Investment in affiliate................  (183,077)          --           --
  Purchase of certificate of deposit.....        --      (10,000)          --
  Purchase of TVX Limited................        --           --   (2,200,000)
                                          ---------  -----------  -----------
  Net cash used in investing activities..  (349,610)    (218,314)  (2,314,881)
                                          ---------  -----------  -----------
Cash flows from financing activities:
  Proceeds from sales of common stock....        --    1,200,000           --
  Increase in notes payable, related
   parties...............................   400,000      600,000    4,369,000
  Proceeds from sale of redeemable
   preferred stock.......................   350,000           --           --
  Deferred offering costs................  (166,044)     (16,388)          --
                                          ---------  -----------  -----------
  Net cash provided by financing
   activities............................   583,956    1,783,612    4,369,000
                                          ---------  -----------  -----------
Net increase (decrease) in cash..........   (43,020)      18,945       (2,909)
Cash, beginning of year..................    52,085        9,065       28,010
                                          ---------  -----------  -----------
Cash, end of year........................ $   9,065  $    28,010  $    25,101
                                          =========  ===========  ===========

  Supplemental disclosure of additional cash flow information and noncash activities:

                                              YEAR ENDED SEPTEMBER 30,
                                          -----------------------------------
                                            1994        1995         1996
                                          ---------  -----------  -----------
Cash paid for interest................... $   8,539  $       780  $        --
Dividends accrued on Series A Preferred
 Stock...................................   129,904      150,000      150,000
Conversion of related party accounts
 payable into shares of redeemable
 preferred stock.........................   250,000           --           --
Conversion of a related party note
 payable into shares of redeemable
 preferred stock.........................   200,000           --           --
Deferred offering costs charged to
 capital in excess of par................        --       31,338           --
Issuance of redeemable common stock......        --      210,000           --
Accretion to redeemable common stock.....        --       42,000       98,000

  The accompanying notes are an integral part of these consolidated financial statements.

                                   TVX, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Operations and Organization

  TVX, Inc. (the "Company"), formed in January 1992, develops and distributes digital image management systems in the security and surveillance and transportation management industries. The Company's systems are sold primarily to national and major regional security dealers in the United States and Canada.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, TVX Limited, a United Kingdom organized company (see Note 3). All significant intercompany accounts and transactions have been eliminated in consolidation.

 Foreign Currency Translation

  Translation adjustments resulting from translating the accounts of TVX Limited from the functional currency to U.S. dollars were not material at September 30, 1996. Exchange gains (losses) resulting from foreign currency transactions are included in the consolidated statement of operations.

 Inventories

  Inventories, consisting of digital image management systems and component parts, are stated at the lower of cost or market determined by the average cost method.

 Property and Equipment

  Furniture, fixtures and equipment are stated at cost. Depreciation is provided by the use of the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years.

 Software Development Costs

  Costs incurred in developing computer software are expensed when incurred until technological feasibility has been established for the product. Thereafter, software production costs are capitalized and carried at the lower of unamortized costs or net realizable value. These software development costs are amortized over a period not to exceed 60 months.

 Goodwill

  The excess of cost over net assets of subsidiaries at acquisition, which is recorded as goodwill, is being amortized over 10 years (see Note 3).

 Research and Development Expenses

  Research and development expenses are charged to operations when incurred.

 Stock Split

  On January 28, 1997, the Company's board of directors approved a split of the Common Stock on a 0.9116-for-1 basis (the "Stock Split") and an increase in the Company's authorized Common shares. All Common Stock and Common per share amounts have been retroactively restated in the consolidated financial statements to reflect the Stock Split. The Stock Split is subject to obtaining ratification of the Company's shareholders.

                                   TVX, INC.

 Earnings per Common Share

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletins and Staff Policy, common equivalent shares issued during the 12-month period prior to initial public offering at prices below the public offering price are presumed to have been issued in contemplation of the public offering, even if antidilutive, and have been included in the calculation as if these common equivalent shares were outstanding for all periods presented (using the treasury stock method, and the estimated initial public offering price for the Company's common stock). Net loss has been adjusted for cumulative unpaid dividends on the preferred stock and accretion of the carrying amount of redeemable common stock.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Impact of Recently Issued Accounting Standards

  In March 1995, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first fiscal quarter of 1997 and, based on current circumstances, does not believe the effect of adoption will be material.

  In October 1995, the FASB issued FASB Statement No. 123, Accounting for Stock-Based Compensation, which would allow the Company to expense the fair value of all employee stock awards on the date of grant. The Company has elected to continue following Accounting Principles Board Statement No. 25 and does not plan to adopt this new fair value approach to account for employee stock awards, as allowed by the Statement. However, the Company will be required to provide fair value disclosures relating to employee stock awards effective fiscal 1997.

2. LIQUIDITY AND MANAGEMENT PLANS

  The Company has incurred a net loss applicable to common stockholders of $3,249,748 for the year ended September 30, 1996 and has an accumulated deficit of $7,526,114 at September 30, 1996. During fiscal 1996, the Company funded these deficiencies primarily by receiving additional financing from CommNet Cellular Inc. ("CommNet") in the form of advances (see Note 4).

  CommNet has committed to fund the 1997 operating cash needs of the Company until the Company completes a public offering. Between October 1, 1996 and January 28, 1997, the Company has issued a total of $1,552,450 in additional notes payable to CommNet in exchange for cash. The notes bear interest at 13% and principal and interest are due the earlier of October 1, 1997 or the closing of a public offering.

3. ACQUISITION OF TVX LIMITED

  On September 17, 1996, the Company borrowed $2,200,000 from CommNet, and used the proceeds to acquire 100% of the outstanding stock of TVX Limited from Automated Security (Holdings) PLC, ("ASH") a common and preferred stockholder of the Company. As security for the loan, the Company has pledged all of

                                   TVX, INC.

the outstanding capital stock of TVX Limited. TVX Limited designs and sells security equipment and owns the rights to distribute TVX products to all locations outside the Western hemisphere.

  The acquisition was accounted for using the purchase method of accounting. The applicable results of operations of TVX Limited are included in the Company's consolidated statements of operations beginning September 18, 1996.

  The following represents the pro forma unaudited results of operations as if the TVX Limited acquisition had occurred at the beginning of the periods presented:

                                                     YEAR ENDED SEPTEMBER 30,
                                                     --------------------------
                                                         1995          1996
                                                     ------------  ------------
                                                            (UNAUDITED)
   Revenues......................................... $  2,246,207  $  1,932,247
   Net loss applicable to common shareholders.......   (4,958,541)   (4,549,355)
   Net loss per common share........................        (1.52)        (1.31)

4. RELATED PARTY TRANSACTIONS

 Accounts Payable, Trade

  Prior to the acquisition of TVX Limited, the Company purchased a substantial portion of its inventory from TVX Limited. At that time, TVX Limited was a wholly-owned subsidiary of ASH, a common and preferred stockholder of the Company. At September 30, 1996, ASH owned 24.2% of the outstanding common stock and 48.47% of the outstanding Series A Preferred Stock.

  At September 30, 1995 and 1996, related party accounts payable also included approximately $33,900 due to CommNet, a common and preferred stockholder of the Company, for certain expenses incurred by CommNet on behalf of the Company. At September 30, 1996, CommNet owned 48.4% of the outstanding common stock and 48.47% of the outstanding Series A Preferred Stock.

 Long-Term Notes Payable

  In May 1994, $400,000 of accounts payable to ASH were converted to a $400,000 note payable. The Company also issued a $400,000 note payable to CommNet in exchange for cash.

  On October 17, 1994, $375,000 of accounts payable to ASH were converted to a note payable, and the Company issued a $375,000 note payable to CommNet in exchange for cash. On January 11, 1995, $225,000 of accounts payable to ASH were converted to a note payable, and the Company issued a $225,000 note payable to CommNet in exchange for cash. From January through September 1996, the Company issued an additional $4,369,000 of notes payable to CommNet in exchange for cash. The total notes of $6,369,000 bear interest at 13% and principal and interest are due the earlier of the closing of an initial public offering or October 1, 1997.

 Due from Related Parties

  Due from related parties represent amounts due from subsidiaries and an affiliate of ASH and from CommNet for various reimbursements.

 Rent Expense

  Through July 1996, the Company rented office space from an entity controlled by the Company's former president and a current common stockholder. Related party rent expense was $15,800, $16,800 and $14,000 for the years ended September 30, 1994, 1995 and 1996, respectively.

                                   TVX, INC.

5. LICENSE AND DISTRIBUTION AGREEMENTS

 ASH Agreements

  The Company has entered into a license agreement with a subsidiary of ASH which grants to the Company the right to utilize certain electronic security system technology. The term of the agreement is for the intellectual life of the technology. In exchange for this license, the Company issued 546,960 shares of its common stock, valued at $400,000 to ASH.

  During the year ended September 30, 1995, the remaining unamortized cost of a license agreement with TVX Limited of $331,333 was charged to operations and is included in nonrecurring expenses on the statement of operations. This charge to operations was a result of management's belief that sufficient operating profits would not be generated to fully recover the unamortized cost of the license. The license agreement related to the original TVX 1021 System which was essentially replaced by the Company's Apollo technology.

 HESA Agreement

  In July 1994, the Company entered into a distribution agreement for a computer-based outdoor perimeter security system ("perimeter system") with HESA S.p.A. of Milan, Italy ("HESA"), whereby the Company is the exclusive distributor in North and South America of the perimeter system. The agreement has an initial term through December 1996 and provides for automatic successive two-year extensions thereafter. The agreement requires the Company to purchase a certain minimum number of perimeter systems each calendar year. Under HESA's current pricing structure, the minimum purchase requirements are approximately $113,000 and $163,500 for calendar year 1997 and 1998, respectively. An exclusive license to manufacture the perimeter system will be granted to the Company if HESA is unable to provide sufficient quantities of the perimeter system to meet the Company's needs. If the Company determines it can manufacture, or have the perimeter system manufactured, at a lower cost, the Company may take over manufacturing responsibilities for the perimeter system. The Company will then pay HESA a royalty based on the number of systems sold by the Company.

  The Company has never met any of the minimum purchase requirements under the agreement. However, HESA has waived all of these requirements through December 31, 1996 and confirmed the distribution agreement is in full force and the Company is not in default under any terms of the agreement.

6. INCOME TAXES

  The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                            SEPTEMBER 30,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
   Deferred tax assets:
     Accounts receivable.............................. $    35,700  $    20,702
     License agreement................................     113,600      103,694
     Interest payable, related party..................     104,300      264,281
     Property and equipment--international............         --        79,087
     Other--international.............................         --        36,690
     Net operating loss--domestic.....................   1,381,300    2,501,690
                                                       -----------  -----------
       Total gross deferred tax assets................   1,634,900    3,006,144
     Valuation allowance..............................  (1,613,600)  (2,962,743)
                                                       -----------  -----------
       Net deferred tax assets........................ $    21,300  $    43,401
                                                       ===========  ===========
   Deferred tax liabilities:
     Property and equipment........................... $    21,300  $    43,401
                                                       ===========  ===========

                                   TVX, INC.

  The Company has not recognized any benefit of the domestic net losses incurred through September 30, 1996 as the future realization is not assured, due to the limited operating history of the Company and recurring losses. The total domestic net operating loss carryforward at September 30, 1996 was approximately $6,707,000 which expires from 2007 through 2011.

7. LEASE COMMITMENTS AND CONTINGENT LIABILITIES

  The Company leases its office space for the Golden, Colorado headquarters location under an operating lease. Future lease commitments in the aggregate for the initial lease term are as follows:

   1997................................................................ $ 72,180
   1998................................................................   72,180
   1999................................................................   24,060
                                                                        --------
     Total............................................................. $168,420
                                                                        ========

  The Company has issued unused letters of credit totaling $10,000 at September 30, 1996.

8. REDEEMABLE SERIES A PREFERRED STOCK AND WARRANTS

  Through September 30, 1996, the Company has issued 1,000,000 shares of redeemable Series A Preferred Stock. Warrants to purchase 911,600 shares of the Company's common stock at an exercise price of $0.73 per share were issued concurrent with the issuance of the redeemable preferred stock.

  At September 30, 1996, none of the warrants to purchase 911,600 shares of common stock had been exercised. All unexercised warrants expire during the period from May, 2003 to February, 2004. Dividends on the redeemable preferred stock accrue at $0.15 per share per year. The preferred stock dividends are payable before any dividends or other distributions can be made to the holders of common stock. At September 30, 1996, preferred stock dividends accrued but not paid were approximately $436,000. In the event of liquidation, preferred stockholders are entitled to a liquidation preference equal to $1 per share plus all accrued but unpaid dividends. Shares of preferred stock are redeemable by the Company beginning January 1995, and beginning in May 1996 at the request of the holders of 60% of the preferred stock at a price of $1 per share plus all accrued but unpaid dividends. The rights of the holders of the preferred stock to require the Company to redeem the stock will terminate upon the Company completing a public offering which results in net proceeds to the Company of at least $7,500,000.

9. SERIES B CONVERTIBLE PREFERRED STOCK TO BE ISSUED

  Effective September 17, 1996, CommNet acquired 526,734 shares of common stock and warrants to purchase 112,155 shares of common stock from ASH for $800,000, and agreed with the Company to exchange the 526,734 shares for 577,812 shares of the Company's Series B Non-Voting Convertible Preferred Stock ("Series B Preferred Stock"), a new series of preferred stock for the Company. These shares were issued on November 27, 1996 after the filing of the Certificate of Designation with the Delaware Secretary of State.

  The Series B Preferred Stock is not redeemable but may be converted into the Company's common stock at the option of CommNet. The Series B Preferred Stock can be converted into the Company's common stock at a rate of 0.9116 shares of common stock for each share of Series B Preferred Stock. The Series B Preferred Stock also converts automatically to the Company's common stock upon closing of an initial public offering of at least

                                   TVX, INC.

$10 million at a price not less than $5 per share. The Series B Preferred Stock shares ratably with the Company's common stock in relation to dividends and liquidation preference.

10. REDEEMABLE COMMON STOCK

  In connection with the disposition of the Company's investment in Securis International Inc. ("Securis"), on June 27, 1995 the Company issued to the majority owners of Securis International, Inc. 63,812 shares of redeemable common stock with an estimated fair value of $210,000. The holders of the redeemable stock had the option to require the Company to redeem these 63,812 shares at $5.48 per share between May 1 and August 31, 1996. The original carrying amount of $210,000 was periodically increased up to the $350,000 which was scheduled to be paid on May 1, 1996 upon redemption. Through September 30, 1996, the total accretion to the carrying amount was $140,000 which resulted in a corresponding decrease to capital in excess of par.

  As a result of the Company not redeeming these shares upon request, the holders filed suit against the Company to enforce the obligation to redeem their shares. The Company does not believe the outcome of this matter will have a material effect on its operations.

11. STOCK OPTION PLANS

 1993 Nonqualified Stock Option Plan

  The Company has a Nonqualified Stock Option Plan (the "1993 Plan") for Company employees, directors and consultants. The total number of stock options authorized under the 1993 Plan is 569,750. Each option allows the holder to purchase one share of the Company's common stock at $0.73 and is exercisable immediately. All unexercised options expire in May 2003.

 Omnibus Stock and Incentive Plan

  In May 1994, the Company adopted an Omnibus Stock and Incentive Plan (the "Omnibus Plan") for Company employees and consultants. The Omnibus Plan provides for granting key employees nonqualified stock options, incentive stock options, stock appreciation rights, phantom stock rights, restricted shares of common stock and incentive compensation in the form of shares of common stock (performance units) or valued by reference to shares (performance shares).

  The number of shares of common stock that may be granted under the Omnibus Plan is 227,900, increased each fiscal year by a number equal to one percent of the number of shares of common stock outstanding as of the end of the prior fiscal year. Options issued under the Omnibus Plan have an exercise period of ten years or less.

 1996 Directors' Stock Option Plan

  On September 18, 1996, the Company adopted the 1996 Directors' Stock Option Plan (the "Directors Plan") to replace the Company's prior Nonemployee Directors' Stock Option Plan. All options outstanding on September 18, 1996 related to the Nonemployee Directors' Stock Option Plan were cancelled and reissued under the Directors' Plan on the same date. All members of the Company's board of directors who are not also an employee of the Company or any of its subsidiaries are qualified to participate in the Directors' Plan.

  The Directors' Plan provides for options to purchase up to 227,900 shares of the Company's common stock. Each option granted under the Directors' Plan carries an exercise price equal to 100% of the fair market value of

                                   TVX, INC.

the common stock on the date of grant of the option, can be exercised immediately upon grant and expires ten years from the date of grant. In the event of a change in control of the Company, the Company's board of directors will accelerate the exercise date of any outstanding options under the Directors' Plan and may, without stockholders' approval: (a) grant a cash bonus award to any option holder in an amount necessary to pay the exercise price of all or any portion of options held by the individual, (b) pay cash to all option holders in exchange for the cancellation of their outstanding stock options in an amount equal to the difference between the exercise price of the stock options and the greater of the tender offer price for the underlying common stock or the fair market value of the common stock on the date of cancellation of the stock options and (c) make any other adjustments or amendments to the options outstanding.

   An analysis of options related to the Company's benefit plans is as follows:

                                                         OPTIONS    EXERCISABLE
                                                         GRANTED      PRICES
                                                         --------  -------------
    Outstanding options at September 30, 1994...........  665,468  $0.73 - $6.14
    Granted.............................................  123,066  $1.65 - $3.29
    Terminated.......................................... (123,066)
                                                         --------
    Outstanding at September 30, 1995...................  665,468  $0.73 - $3.29
    Granted.............................................  456,711  $1.65 - $4.39
    Terminated.......................................... (184,143)
                                                         --------
    Outstanding at September 30, 1996...................  938,036  $0.73 - $1.65
                                                         ========
    Options exercisable at September 30, 1996...........  736,572
                                                         ========
    Options available for grant at September 30, 1996...  136,740
                                                         ========

    At September 30, 1996, the Company has reserved 1,074,776 shares of its authorized Common Stock under the plans. No compensation expense was recognized upon the grant of the options as all options were granted with an exercise price determined by the Company's Board of Directors to be equal to or in excess of fair market value at the date of grant.

    On January 28, 1997, the Company's Board of Directors increased the number of shares of Common Stock which may be granted under the Omnibus Plan to 400,000 shares which increased the number of shares of authorized Common Stock reserved under the plans from 1,074,776 to 1,197,650.

12. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

    The Company grants credit, generally without collateral, to its customers in the commercial and industrial security industry. The Company's customers are not concentrated in any specific geographic region. At September 30, 1995, two of the Company's customers accounted for approximately 11% and 10% of the Company's trade receivables. At September 30, 1996, three of the Company's customers accounted for approximately 10%, 12%, and 14% of the Company's trade receivables. Bad debt expense was approximately $84,000, $92,000 and $156,000 for the years ended September 30, 1994, 1995, and 1996, respectively.

    One customer accounted for 14% of total sales during the year ended September 30, 1994 and 1996. No customer accounted for more than 10% of total sales during the year ended September 30, 1995. The major customer was different in each year.

    During the years ended September 30, 1995 and 1996, export sales to customers in Canada were approximately $151,000 and $112,000, respectively. Export sales did not exceed 10% of sales for the year ended September 30, 1994.

                                   TVX, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

13. EMPLOYEE SAVINGS PLAN

  The Company has adopted a Simplified Employee Defined Contribution Pension Plan. Participants eligible for the plan have attained at least 21 years of age and have completed at least 90 days of service. Participants may elect to make contributions, subject to limitations based on provisions of tax law. The Company may make discretionary matching contributions to the plan. However, the Company has never contributed to the plan.

                        REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF ACTIVE IMAGING PLC

  We have audited the accompanying consolidated financial statements set out on pages F-17 to F-44, which have been prepared in accordance with accounting principles generally accepted in the United Kingdom.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

  Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the group as at the end of the financial year and of the profit or loss of the group for that period. In preparing those financial statements, the directors are required to

  . select suitable accounting policies and then apply them consistently;
  . make judgments and estimates that are reasonable and prudent;
  . state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;
  . prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business for the forseeable future.

  The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the group and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

  It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.

BASIS OF OPINION

  We conducted our audit in accordance with UK Auditing Standards issued by the Auditing Practices Board, which are substantially the same as those issued in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group's circumstances, consistently applied and adequately disclosed.

  We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

  In our opinion, the aforementioned financial statements present fairly, in all material respects, the consolidated financial position of Active Imaging plc and subsidiary companies at 31 December 1995 and 1996, and the consolidated results of their operations, total recognised losses and cash flows for the years ended 31 December 1994, 1995 and 1996 in accordance with accounting principles generally accepted in the United Kingdom.

  The accounting principles applied vary in certain respects from accounting principles generally accepted in the United States. In our opinion, application of accounting principles generally accepted in the United States would have affected the determination of the amounts shown as net income and shareholders' equity, for the years ended 31 December 1994, 1995 and 1996 to the extent summarised in note 30 on pages F-42 to F-44.

Coopers & Lybrand
Chartered Accountants and Registered Auditors
Reading

31 January 1997

                               ACTIVE IMAGING PLC

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                YEARS ENDED 31 DECEMBER
                                         --------------------------------------
                                   NOTES     1994         1995         1996
                                   ----- ------------ ------------ ------------
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
Turnover.........................   3,4
  Continuing operations..........            4,448        4,849        4,207
  Acquisitions...................              --           214          --
                                            ------       ------       ------
                                             4,448        5,063        4,207
Cost of sales....................     5     (2,840)      (3,292)      (3,036)
                                            ------       ------       ------
Gross profit.....................            1,608        1,771        1,171
Distribution costs...............     5     (1,191)      (1,511)      (1,510)
Administrative expenses..........     5       (489)        (761)      (3,289)
                                            (1,680)      (2,272)      (4,799)
Operating loss
  Continuing operations..........              (72)        (371)      (3,628)
  Acquisitions ..................              --          (130)         --
                                               (72)        (501)      (3,628)
Interest receivable and similar
 income..........................     7        --            10          105
Interest payable and similar
 charges.........................     8        (17)         (61)         (83)
                                            ------       ------       ------
Loss on ordinary activities
 before taxation.................     6        (89)        (552)      (3,606)
Tax repayable on loss on ordinary
 activities......................     9        --            38          --
                                            ------       ------       ------
Loss for the financial year......              (89)        (514)      (3,606)
Dividends and appropriations:
  Preference share
   appropriations................              --           (37)         (44)
                                            ------       ------       ------
Loss for the financial year after
 appropriations..................    20        (89)        (551)      (3,650)
                                            ======       ======       ======
Loss per ordinary share..........    10     12.89p       79.78p       24.56p
                                            ======       ======       ======
Adjusted loss per ordinary
 share...........................    10      1.29p        7.98p       24.56p
                                            ======       ======       ======

                STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES

                                                YEARS ENDED 31 DECEMBER
                                         --------------------------------------
                                             1994         1995         1996
                                         ------------ ------------ ------------
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
Loss for the financial year............      (89)         (514)       (3,606)
Currency translation differences on
 foreign currency net investments......      --             11           (62)
                                             ---          ----        ------
Total recognised losses relating to the
 year..................................      (89)         (503)       (3,668)
                                             ===          ====        ======

                         HISTORICAL PROFITS AND LOSSES

  There is no difference between the loss on ordinary activities before taxation and the retained loss for the years ended 31 December 1994, 1995 and 1996, and their historical cost equivalents.

   The accompanying notes on pages F-20 to F-44 are an integral part of these consolidated financial statements

                               ACTIVE IMAGING PLC

                          CONSOLIDATED BALANCE SHEETS

                                                            31 DECEMBER
                                                     -------------------------
                                              NOTES      1995         1996
                                              ------ ------------ ------------
                                                     (Pounds)'000 (Pounds)'000
Fixed assets
  Tangible fixed assets......................     11       328          470
  Intangible fixed assets....................     12       351        1,441
  Investments................................     13       --            15
                                                        ------       ------
                                                           679        1,926
                                                        ------       ------
Current assets
  Stocks and work in progress................     14       397        1,044
  Debtors....................................     15     1,479        1,297
  Cash at bank and in hand...................              133        1,381
                                                        ------       ------
                                                         2,009        3,722
Creditors: amounts falling due within one
 year........................................     16    (2,271)      (2,258)
                                                        ------       ------
Net current (liabilities)/assets.............             (262)       1,464
                                                        ------       ------
Total assets less current liabilities........              417        3,390
Creditors: amounts falling due after more
 than one year...............................     17       (43)         (85)
                                                        ------       ------
Net assets...................................              374        3,305
                                                        ======       ======
Capital and reserves
  Called up share capital....................     19       385          443
  Share premium account......................     20     1,567        5,754
  Difference on consolidation................     20       --         1,567
  Shares to be issued........................ 20, 28       --           750
  Warrant reserve............................ 19, 20       163          140
  Profit and loss account....................     20      (494)      (4,162)
  Goodwill write-off reserve.................     20    (1,247)      (1,187)
  Equity shareholders' funds.................           (1,546)       2,005
  Non equity shareholders' funds.............            1,920        1,300
Total shareholders' funds....................     20       374        3,305
                                                        ======       ======


   The accompanying notes on pages F-20 to F-44 are an integral part of these consolidated financial statements

                               ACTIVE IMAGING PLC

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                YEARS ENDED 31 DECEMBER
                                         --------------------------------------
                                   NOTES     1994         1995         1996
                                   ----- ------------ ------------ ------------
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
Net cash outflow from operating
 activities.......................    6      (157)         (297)      (3,205)
Returns on investments and
 servicing of finance
  Interest received...............              1            10          104
  Interest paid...................            (12)          (52)         (70)
  Interest element of finance
   lease payments.................             (5)           (8)         (12)
                                             ----        ------       ------
  Net cash (outflow)/inflow from
   returns on investments and
   servicing of finance...........            (16)          (50)          22
                                             ----        ------       ------
Taxation
  UK Corporation tax paid.........            (30)          --           --
                                             ----        ------       ------
Investing activities
  Development expenditure
   capitalised....................           (114)         (279)        (410)
  Payments to acquire tangible
   fixed assets...................           (228)          (91)        (357)
  Payments to acquire own shares..            --            (32)         --
  Funds advanced to Active Imaging
   Inc prior to acquisition.......            --           (119)         --
  Acquisition of investment in
   associated undertaking.........            (19)          --           (15)
  Acquisition of subsidiary
   undertakings net of cash
   acquired.......................            --           (281)         --
  Expenses of acquisition.........            --            (23)         (30)
                                             ----        ------       ------
Net cash outflow from investing
 activities.......................           (361)         (825)        (812)
                                             ----        ------       ------
Net cash outflow before
 financing........................           (564)       (1,172)      (3,995)
                                             ----        ------       ------
Financing
  Proceeds from issue and
   conversion of convertible
   notes..........................            --            --           650
  Proceeds from issue of shares...            506         1,500        5,500
  Expenses of share issue.........            (32)          (90)        (588)
  Repayment of loans..............            (22)           (6)        (108)
  Capital element of finance
   leases, less repayments in
   year...........................            (41)          (57)         (73)
  Own shares sold through ESOP....            --            --            66
                                             ----        ------       ------
Net cash inflow from financing....            411         1,347        5,447
                                             ----        ------       ------
(Decrease)/increase in cash and
 cash equivalents.................   22      (153)          175        1,452
                                             ====        ======       ======


   The accompanying notes on pages F-20 to F-44 are an integral part of these consolidated financial statements

                              ACTIVE IMAGING PLC

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PREPARATION OF FINANCIAL STATEMENTS

  References to Active Imaging plc in the accompanying financial statements and in the report of the independent auditors prior to 1 January 1996 are to its predecessor company, Data Cell Limited. References to group prior to 1 January 1996 are to Data Cell Limited and its subsidiaries and references to group from 1 January 1996 are to Active Imaging plc and its subsidiaries.

  The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United Kingdom ("UK GAAP") and are presented under the historical cost convention. These principles differ in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"); see note 30. All amounts are expressed in pounds sterling ("(Pounds)").

  The accompanying consolidated financial statements for the financial period from 1 January 1994 to 31 December 1995 represent the financial statements of Data Cell Limited and its subsidiaries. The accompanying consolidated financial statements for the financial year ended 31 December 1996 represent the financial statements of Active Imaging plc incorporating the financial statements of Data Cell Limited and its subsidiaries, which was acquired by Active Imaging plc on 22 March 1996 in consideration for the issue of shares in Active Imaging plc.

  The accompanying financial statements do not constitute the UK statutory accounts of Data Cell Limited or Active Imaging plc within the meaning of section 240 of the Companies Act 1985. Copies of the audited accounts of Data Cell Limited for the two years ended 31 December 1995, on which the auditors' reports were unqualified and did not contain statements under section 237(2) and (3) of the Companies Act 1985, have been delivered to the Registrar of Companies in England and Wales. A copy of the audited accounts of Active Imaging plc for the year ended 31 December 1996, on which the auditors' report was unqualified and did not contain statements under section 237(2) and (3) of the Companies Act 1985, will be delivered to the Registrar of Companies in England and Wales.

2. ACCOUNTING POLICIES

  The significant accounting policies adopted are as follows:

BASIS OF ACCOUNTING

  The financial statements are prepared in accordance with the historical cost convention.

CONSOLIDATION

  The consolidated financial statements for the periods from 1 January 1994 to 31 December 1995 consolidate the financial statements of Data Cell Limited and all of its subsidiaries. Acquisitions of subsidiary undertakings by Data Cell Limited during that period have been accounted for by applying the principles of acquisition accounting, whereby on acquisition of a subsidiary, all the subsidiary's assets and liabilities that existed at the date of acquisition were recorded at their fair values reflecting their condition at that date. All changes to those assets and liabilities, and the resulting gains and losses, that arose after control was gained have been taken to the consolidated profit and loss account.

  The consolidated financial statements for the year ended 31 December 1996 consolidate the financial statements of Active Imaging plc and all of its subsidiaries. The principles of merger accounting have been applied in respect of the acquisition of Data Cell Limited, whereby the carrying values of the assets and liabilities of Data Cell Limited and its subsidiaries have not been adjusted on consolidation and the results of those

                              ACTIVE IMAGING PLC
subsidiary undertakings have been included in the consolidated profit and loss account, cash flows and recognised gains and losses as if the companies had been combined throughout the period. The principles of acquisition accounting have been applied in respect of the acquisition of Active Vision Systems Inc.

  All intercompany balances and transactions are eliminated on consolidation.

ASSOCIATED UNDERTAKINGS

  The group's share of profits less losses of associated undertakings is included in the consolidated profit and loss account, and the group's share of their net assets is included in the consolidated balance sheet. These amounts are taken from the latest audited financial statements of the undertakings concerned, which all have the same accounting reference date.

GOODWILL

  Goodwill arising on consolidation represents the excess of the fair value of the consideration given over the fair value of the identifiable net assets acquired. Goodwill arising on the acquisition of subsidiaries and associates is written off immediately against reserves. Other purchased goodwill is eliminated by amortisation through the profit and loss account over its useful economic life.

TURNOVER

  Turnover is stated net of value added tax and represents the invoiced amounts to customers for goods sold, services provided and deferred income recognised on support contracts.

RESEARCH AND DEVELOPMENT

  Pure and applied research expenditure is written off to the profit and loss account in the year in which it is incurred.

  Expenditure incurred with third party companies in the course of the development of major product lines and related know-how that satisfies the criteria stipulated by Statement of Standard Accounting Practice No. 13 is capitalised and written off over the lesser of its useful life or two years from the date of first commercial sale of the completed product.

TANGIBLE FIXED ASSETS AND DEPRECIATION

  The cost of fixed assets is their purchase price, together with any incidental costs of acquisition.

  Tangible fixed assets are stated at cost less depreciation. Depreciation is calculated so as to write off the cost, less estimated residual value, over the expected useful life of the assets concerned as follows:

Leasehold improvements     -- shorter of economic life or remaining period of
                           lease
Computer and electronic equipment
Office equipment           -- straight line over 3 years
Motor vehicles             -- straight line over 4 years
Patents and trademarks     -- straight line over 4 years
                           -- straight line over 10 years

                              ACTIVE IMAGING PLC

FINANCE AND OPERATING LEASES

  Costs in respect of operating leases are charged to the profit and loss account on a straight line basis over the lease term. Leasing agreements which transfer to the company substantially all the benefits and risks of ownership of an asset are treated as if the asset had been purchased outright. The assets are included in fixed assets and the capital element of the leasing commitments is shown as obligations under finance leases. The lease rentals are treated as consisting of capital and interest elements. The capital element is applied to reduce the outstanding obligations and the interest element is charged against profit in proportion to the reducing capital element outstanding. Assets held under finance leases are depreciated over the shorter of the lease terms and the useful lives of equivalent owned assets.

STOCK AND WORK IN PROGRESS

  Stock and work in progress are valued at the lower of cost and net realisable value. In general, cost is determined on a "first in, first out basis' and includes transport and handling costs. Net realisable value is determined on the basis of expected selling price less further costs expected to be incurred to completion and disposal. Where necessary provision is made for obsolete, slow moving and defective stocks.

DEFERRED TAXATION

  Provision is made for deferred taxation using the liability method to take account of timing differences between the incidence of income and expenditure for taxation and accounting purposes except to the extent that the directors consider that a liability to taxation is unlikely to crystallise.

FOREIGN CURRENCY TRANSLATION

  Assets and liabilities expressed in foreign currencies are translated into sterling at rates of exchange ruling at the end of the financial year. Transactions entered into during the year are translated at the rate ruling at the time of the transaction, and any foreign exchange differences are taken to the profit and loss account in the year in which they arise.

  Assets and liabilities of subsidiaries in foreign currencies are translated into sterling at the rates of exchange ruling at the accounting date and the results of foreign subsidiaries are translated at the average exchange rate for the period. Differences on exchange arising from the retranslation of the opening net investment in subsidiary companies and from the translation of the results of those companies at average rate are taken to reserves and are reported in the statement of total recognised gains and losses. All other foreign exchange differences are taken to the profit and loss account in the year in which they arise.

DEFERRED INCOME

  Income derived from support contracts is accounted for evenly over the period of the contract. Related costs are charged to the profit and loss account as incurred.

GOVERNMENT GRANTS

  Grants in respect of development expenditure are deducted from the relevant categories of expense in the period to which they relate. Grants in respect of specific capital expenditure are treated as deferred income which is then credited to the profit and loss account over the related asset's useful life.

PENSIONS

  The group operates various money purchase pension schemes with defined contribution levels covering the majority of its employees. Contributions to the schemes are independently administered by insurance companies. Pension costs are charged to the profit and loss account as incurred.

                              ACTIVE IMAGING PLC

3. SEGMENTAL ANALYSIS BY GROUP COMPANY

  The analysis by individual group company of turnover and operating loss is set out below:

                                                YEARS ENDED 31 DECEMBER
                                         --------------------------------------
                                             1994         1995         1996
                                         ------------ ------------ ------------
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
Turnover
  Group excluding acquisitions in the
   year.................................    4,448        4,849         4,207
  Acquisitions in the year
    Active Imaging (UK) Limited.........      --            78           --
    Active Imaging Inc..................      --           136           --
                                            -----        -----        ------
                                            4,448        5,063         4,207
                                            =====        =====        ======
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
Operating loss
  Group excluding acquisitions in the
   year.................................      (72)        (371)       (3,628)
  Acquisitions in the year
    Active Imaging (UK) Limited.........      --           (21)          --
    Active Imaging Inc..................      --          (109)          --
                                            -----        -----        ------
                                              (72)        (501)       (3,628)
                                            =====        =====        ======

4. TURNOVER

  The turnover and operating loss are attributable to one activity, the development, sale and distribution of specialist vision related computer hardware and software involved in the capture, processing, analysis, transmission and management of image data.

                                                YEARS ENDED 31 DECEMBER
                                         --------------------------------------
                                             1994         1995         1996
                                         ------------ ------------ ------------
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
By geographical area of destination
  United Kingdom........................    4,059        4,337        2,998
  Rest of Europe........................      137          217          283
  North America.........................       87          186          753
  Far East and Asia.....................      150           79          167
  Middle East...........................       12            8            2
  Australia.............................      --            18            2
  Africa................................        3            4            2
                                            -----        -----        -----
                                            4,448        4,849        4,207
Acquisitions in the year:
  United Kingdom........................      --            79          --
  North America.........................      --           135          --
                                            -----        -----        -----
                                            4,448        5,063        4,207
                                            =====        =====        =====

  The group's sales originate predominantly in the United Kingdom. The directors are of the opinion that the geographical segments do not differ significantly. As such disaggregated information relating to the loss before tax and net assets is not provided.

5. COST OF SALES AND OPERATING EXPENSES OF ACQUIRED COMPANIES

  The figures for continuing operations in the year ended 31 December 1995 include the following amounts relating to acquisitions; cost of sales (Pounds)98,000, distribution costs (Pounds)32,000 and administrative expenses (Pounds)215,000.

                               ACTIVE IMAGING PLC

6. LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION:

                                                YEARS ENDED 31 DECEMBER
                                         --------------------------------------
                                             1994         1995         1996
                                         ------------ ------------ ------------
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
(a)Loss on ordinary activities before
 taxation is stated after crediting
  Government grants receivable.........        15           76           123
  Exchange gain........................       --           --             20
(b)And after charging
  Depreciation:
    Tangible owned fixed assets........       118           54           114
    Fixed assets held under finance
     leases............................        23           53            73
  Intangible assets:
    Patents and trademarks amortised...       --           --             75
    Deferred expenditure amortised.....         2           40           208
    Development expenditure............        65          425         1,355
  Exchange loss........................         1           20           --
  Leasing and hire charges - operating
   leases
    Plant and machinery................        40           20            20
    Other assets.......................        83          114           173
  Auditors' remuneration:
    As auditors........................        10           25            66
    Other services.....................         1            5           190
                                             ====         ====        ======
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
(c) Reconciliation of operating loss to
    net cash outflow from operating
    activities
  Operating loss.......................       (72)        (501)       (3,628)
  Depreciation on tangible fixed
   assets..............................       141          107           187
  Loss on disposal of fixed assets.....         1          --            --
  Amortisation of intangible fixed
   assets..............................         2           40           283
  (Increase)/decrease in stocks........        (2)          82          (670)
  (Increase)/decrease in trade
   debtors.............................      (612)          53           485
  (Increase) in other debtors..........       (55)         (18)         (114)
  Decrease in own shares...............       --           --             18
  (Increase) in prepayments and accrued
   income..............................       (36)         (59)         (225)
  Increase/(decrease) in trade
   creditors...........................       462          (10)          271
  (Decrease)/increase in other
   creditors...........................       --            (1)           15
  Increase/(decrease) in other tax and
   social security costs...............       100          (41)          (28)
  (Decrease)/increase in accruals and
   deferred revenue....................       (86)          51           201
                                             ----         ----        ------
  Net cash outflow from operating
   activities..........................      (157)        (297)       (3,205)
                                             ====         ====        ======

7. INTEREST RECEIVABLE AND SIMILAR INCOME
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
Bank interest received.................       --            10           105
                                             ====         ====        ======

8. INTEREST PAYABLE
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
On bank loans and overdrafts -
  repayable within five years, not by
 instalments...........................        12           35            60
On finance leases......................         5            9            14
On other loans.........................       --            17             9
                                             ----         ----        ------
                                               17           61            83
                                             ====         ====        ======

                              ACTIVE IMAGING PLC

9. TAX ON LOSS ON ORDINARY ACTIVITIES

                                                 YEARS ENDED 31 DECEMBER
                                          --------------------------------------
                                              1994         1995         1996
                                          ------------ ------------ ------------
                                          (Pounds)'000 (Pounds)'000 (Pounds)'000
United Kingdom corporation tax credit on
 loss on ordinary activities
 at 25 per cent (1994 and 1995) and 33
 per cent (1996)........................      --           (34)         --
Tax repayable in respect of earlier
 years..................................      --            (4)         --
                                              ---          ---          ---
                                              --           (38)         --
                                              ===          ===          ===

10. LOSS PER ORDINARY SHARE

  The calculation of loss per share on the net basis is based on the loss on ordinary activities after taxation and after deduction of dividends and other appropriations in respect of non-equity shares, namely (Pounds)89,000, (Pounds)551,000 and (Pounds)3,650,000 for 1994, 1995 and 1996 respectively on 690,680, 690,680 and 14,862,439 ordinary shares, being the weighted average number of ordinary shares in issue and ranking for dividend during the years ended 31 December 1994, 1995 and 1996 respectively. The numbers of shares in issue for 1994 and 1995 have not been adjusted for the share division, which took place in Active Imaging plc on 22 March 1996.

  The calculation of adjusted loss per share is based on the loss on ordinary activities after taxation and after the deduction of dividends and other appropriations in respect of non-equity shares, and after adjusting the number of shares in issue for 1994 and 1995 for the share divisions which took place on 22 March 1996 as though it had applied throughout these periods.

11. TANGIBLE FIXED ASSETS

                                           COMPUTER
                             LEASEHOLD    AND OFFICE     MOTOR
                            IMPROVEMENTS  EQUIPMENT     VEHICLES      TOTAL
                            ------------ ------------ ------------ ------------
                            (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
Cost
  At 31 December 1994......      39           403         111           553
  In respect of
   acquisitions............     --             84         --             84
  Additions................     --             82          69           151
  Transfers to stock.......     --           (153)        --           (153)
                                ---          ----         ---          ----
  At 31 December 1995......      39           416         180           635
  Additions................       4           287          66           357
  Disposals................     --             (8)        --             (8)
  Exchange differences.....     --            (24)         (2)          (26)
                                ---          ----         ---          ----
  At 31 December 1996......      43           671         244           958
                                ---          ----         ---          ----
Aggregate depreciation
  At 31 December 1994......       5           215          31           251
  Transfers to stock.......     --            (51)        --            (51)
  Charge for year..........       8            60          39           107
                                ---          ----         ---          ----
  At 31 December 1995......      13           224          70           307
  Charge for the year......       9           127          51           187
  Disposals................     --             (2)        --             (2)
  Exchange differences.....     --             (4)        --             (4)
                                ---          ----         ---          ----
  At 31 December 1996......      22           345         121           488
                                ---          ----         ---          ----
Net book value
  At 31 December 1995......      26           192         110           328
                                ===          ====         ===          ====
  At 31 December 1996......      21           326         123           470
                                ===          ====         ===          ====

  Included above are assets held under finance leases or hire purchase contracts with net book values of (Pounds)113,000 in 1995 and (Pounds)139,000 in 1996.

                              ACTIVE IMAGING PLC

12. INTANGIBLE FIXED ASSETS

  The following costs have been capitalised in respect of expenditure incurred with third party companies.

                                    PATENTS AND     CAPITALISED
                                     TRADEMARKS  DEVELOPMENT COSTS    TOTAL
                                    ------------ ----------------- ------------
                                    (Pounds)'000   (Pounds)'000    (Pounds)'000
Cost
  At 31 December 1994..............      --             114             114
  Additions........................      --             279             279
                                       -----            ---           -----
  At 31 December 1995..............      --             393             393
  Additions........................    1,000            410           1,410
  Disposals........................      --              (7)             (7)
  Exchange difference on
   translation.....................      --             (34)            (34)
                                       -----            ---           -----
  At 31 December 1996..............    1,000            762           1,762
                                       -----            ---           -----
Amortisation
  At 31 December 1994..............      --               2               2
  Charge for year..................      --              40              40
                                       -----            ---           -----
  At 31 December 1995..............      --              42              42
  Charge for year..................       75            208             283
  Disposals........................      --              (4)             (4)
                                       -----            ---           -----
  At 31 December 1996..............       75            246             321
                                       -----            ---           -----
Net book value
  At 31 December 1995..............      --             351             351
                                       =====            ===           =====
  At 31 December 1996..............      925            516           1,441
                                       =====            ===           =====

13. INVESTMENTS

  During 1996 Data Cell Limited subscribed for 25 per cent. of the issued share capital of IMAGINE Medical Systems A/S, a company incorporated in Denmark, for a cash consideration equivalent to (Pounds)15,000. In the opinion of the directors, the value of the investment is not less than the amounts included in the balance sheet.

14. STOCKS AND WORK IN PROGRESS

                                                              31 DECEMBER
                                                       -------------------------
                                                           1995         1996
                                                       ------------ ------------
                                                       (Pounds)'000 (Pounds)'000
   Demonstration stock................................      72           165
   Work in progress...................................     139           655
   Finished goods.....................................     186           224
                                                           ---         -----
                                                           397         1,044
                                                           ===         =====

  In the opinion of the directors there is no significant difference between the book values of stocks and their estimated replacement cost.

                              ACTIVE IMAGING PLC

15. DEBTORS

                                                              31 DECEMBER
                                                       -------------------------
                                                           1995         1996
                                                       ------------ ------------
                                                       (Pounds)'000 (Pounds)'000
Amounts falling due within one year:
  Trade debtors.......................................    1,235          737
  Amount owed by ESOP Trust (see note 19).............       14          --
  Own shares (see note 19)............................       32           14
  Other debtors.......................................       37          166
  Taxation recoverable................................       36           21
  Prepayments and accrued income......................      125          359
                                                          -----        -----
                                                          1,479        1,297
                                                          =====        =====

  In 1995 Data Cell Limited and one of its subsidiaries entered into a full recourse debt factoring agreement. Factored trade debtors and the respective liabilities have been presented separately, in accordance with the provisions of Financial Reporting Standard No. 5 ("Reporting the substance of transactions"). The amount of factored trade debtors included above, at 31 December 1995 and 31 December 1996 was (Pounds)1,095,000 and (Pounds)415,000 respectively. Factoring charges relating to the agreement were (Pounds)29,000 during 1995 and (Pounds)31,000 during 1996.

16. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                            31 DECEMBER
                                                     -------------------------
                                                         1995         1996
                                                     ------------ ------------
                                                     (Pounds)'000 (Pounds)'000
Bank loans and overdrafts...........................       76            8
Amounts due in respect of factored debts............      249           66
Unsecured loans.....................................       61            5
Other loans.........................................       66          --
Trade creditors.....................................      748        1,001
Contingent consideration (see note 19)..............      651          585
Net obligations under finance leases and hire
 purchase contracts.................................       69           66
Other taxation and social security..................      153          117
Other creditors.....................................       29           44
Accruals and deferred income........................      169          366
                                                        -----        -----
                                                        2,271        2,258
                                                        =====        =====

  The bank loans and overdraft are secured by a floating charge over the assets of the group.

  The unsecured loans of (Pounds)61,000 at 31 December 1995 were made by Mr S Meaders, Mr S Gable (directors of a subsidiary company) and their respective families. The loans were repayable by monthly installments over periods not exceeding two years and bear interest at rates between 9 per cent. and 10.25 per cent. per annum. These loans were repaid during 1996. The unsecured loan of (Pounds)5,000 at 31 December 1996 is interest free and payable on demand.

  Other loans at 31 December 1995 include (Pounds)59,000 payable to Moneycentre Capital Corporation, secured on all manufacturing parts and components of Active Traffic Management Inc. Interest is payable at 21 per cent. per annum. The remaining loan of (Pounds)7,000 was secured by a specific equitable charge and a fixed and floating charge over the property and assets of Active Imaging (UK) Limited under a mortgage debenture dated 23 June 1993. These loans were repaid during 1996.

                               ACTIVE IMAGING PLC

17. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                            31 DECEMBER
                                                     -------------------------
                                                         1995         1996
                                                     ------------ ------------
                                                     (Pounds)'000 (Pounds)'000
Net obligations under finance leases................      43           71
Other loans.........................................     --            14
                                                         ---          ---
                                                          43           85
                                                         ===          ===

  The net finance lease obligations to which the group is committed are:

                                                     (Pounds)'000 (Pounds)'000
Repayable within one year...........................      72           74
Repayable between one and five years................      50           79
                                                         ---          ---
                                                         122          153
Finance charges and interest allocated to future
 accounting periods.................................     (10)         (16)
                                                         ---          ---
                                                         112          137
Included in current liabilities.....................     (69)         (66)
                                                         ---          ---
                                                          43           71
                                                         ===          ===

18. DEFERRED TAXATION

  The deferred taxation balance at 31 December is as follows:

                                                        TOTAL POTENTIAL ASSET
                                                       -------------------------
                                                           1995         1996
                                                       ------------ ------------
                                                       (Pounds)'000 (Pounds)'000
Timing differences
Accelerated capital allowances........................      16           24
Other short term timing differences...................      29           22
Tax losses............................................      71          654
                                                           ---          ---
                                                           116          700
                                                           ===          ===

  No provision for deferred taxation was required at 31 December 1995 or 1996. The potential asset shown, which has not been recognised, is computed at the rate of 25 per cent. and 33 per cent. for the years ended 31 December 1995 and 1996, respectively.

19. SHARE CAPITAL

 Data Cell Limited
 Authorised share capital

                                                                    31 DECEMBER
                                                                    ------------
                                                                        1995
                                                                    ------------
                                                                    (Pounds)'000
1,125,000 ordinary shares of 10p each...................................... 112
230,000 cumulative participating "A" ordinary shares of 10p each...........  23
249,990 cumulative redeemable "A" preference shares of (Pounds)1 each...... 250
327,700 cumulative participating "B" ordinary shares of 10p each...........  33
1,050,000 cumulative redeemable "B" preference shares of 1p each...........  10
                                                                            ---
                                                                            428
                                                                            ===

                              ACTIVE IMAGING PLC

  On 25 February 1994, the 100,000 ordinary shares of (Pounds)1 each were subdivided into 1,000,000 ordinary shares of 10p each, and the authorised share capital was increased by the creation of 249,990 cumulative redeemable "A" preference shares of (Pounds)1 each and 230,000 cumulative participating "A" ordinary shares of 10p each.

  On 1 September 1995 the authorised share capital was increased by the creation of 1,050,000 cumulative redeemable "B" preference shares of 1p each and 327,700 cumulative participating "B" ordinary shares of 10p each.

  On 19 December 1995 the authorised share capital was increased by 125,000 ordinary shares of 10p each.

 Allotted, called up and fully paid

                                                                   31 DECEMBER
                                                                   ------------
                                                                       1995
                                                                   ------------
                                                                   (Pounds)'000
690,680 ordinary shares of 10p each...............................      69
230,000 cumulative participating "A" ordinary shares of 10p each
 (" "A" shares")..................................................      23
249,990 cumulative redeemable "A" preference shares of (Pounds)1
 each (" "A" preference shares")..................................     250
327,700 cumulative participating "B" ordinary shares of 10p each
 (" "B" shares")..................................................      33
1,050,000 cumulative redeemable "B" preference shares of 1p each
 (" "B" preference shares").......................................      10
                                                                       ---
                                                                       385
                                                                       ===

  The "A" preference shares are entitled to a fixed cumulative preferential dividend of 9 per cent. per annum payable as from 1 January 1997. They are required to be redeemed, subject to the provisions of the Companies Act 1985, in three equal tranches of (Pounds)83,330 on 1 January 1997, 1998 and 1999.

  The "A" preference shares may be redeemed earlier at the company's option.

  The "B" preference shares are entitled to a fixed cumulative preferential net cash dividend of 11p per annum for each share accruing from 30 June 1998. Subject to the prior redemption of all the "A" preference shares and to the provisions of the Companies Act 1985, the "B" preference shares are required to be redeemed in five equal tranches of (Pounds)210,000 on 30 June commencing in 2000 and each year thereafter until 2004.

  The "B" preference shares may be redeemed earlier with the prior written consent of the holders of 75 per cent. thereof.

  The "A" preference shares carry no voting rights, except as provided in the company's Articles of Association if the company has failed to pay the preference dividend or has failed to redeem any of the preference shares on the redemption date. The "B" preference shares carry no voting rights.

  The "A" shares are entitled in respect of financial years ending on and after 31 December 1996 to receive an "A" participating dividend equal to 8 per cent. of the profit before taxation of the Data Cell Group for such financial year.

  The "B" shares are entitled in respect of each financial year as from 30 June 1998 to a "B" participating dividend equal to 6 per cent. of the net profit of the Data Cell Group for the relevant financial year, together with a fixed cumulative preferential dividend of a sum which when added to the "B" participating dividend (if

                              ACTIVE IMAGING PLC

any) equals 15.1p per annum for each "B" share. The "B" shares are entitled to further dividends as from 30 June 1998 if directors' remuneration exceeds certain amounts specified in the Articles of Association of Data Cell Limited.

  The "A" shares and "B" shares are convertible into ordinary shares at the rate of one ordinary share for each "A" share or "B" share.

  On a winding up, surplus funds would be distributed first in repaying the outstanding "A" preference shares at par, secondly in repaying to the holders of the "B" preference shares, a sum equal to the issue price thereof, thirdly in paying to the holders of the "A" shares and "B" shares a sum equal to the respective issue price thereof, fourthly in paying to the holders of the ordinary shares a sum equal to the issue price of the "B" shares or, if greater, the price at which such holder acquired the ordinary shares, and the balance to the holders of "A" shares, "B" shares and ordinary shares in proportion to the issue prices of such shares.

  In accordance with Financial Reporting Standard No. 4 ("Capital
Instruments") both the "A" shares and "B" shares and the "A" preference shares" and "B" preference shares have been classified as non-equity funds together with their associated share premiums.

 Share options

  As at 1 January 1995, options were outstanding under the Data Cell Executive Share Option Scheme in respect of 9,897 ordinary shares at a price of 109p per share exerciseable as to one third between 28 February 1995 and 28 February 2001, one third between 28 February 1996 and 28 February 2001, and one third between 28 February 1997 and 28 February 2001. During 1995 options were granted over 76,214 ordinary shares at a price of 137p per share exercisable as to one third between 1 September 1996 and 1 September 2002, one third between 1 September 1997 and 1 September 2002 and the remaining one third between 1 September 1998 and 1 September 2002.

  No share options were exercised during 1995.

  On 21 March 1996, options were granted over 8,000 ordinary shares at a price of 458p exercisable as to one third between 21 March 1997 and 21 March 2003, one third between 21 March 1998 and 21 March 2003, and the remaining one third between 21 March 1999 and 21 March 2003.

  On 22 March 1996 the option holders in Data Cell Limited surrendered their existing share options over ordinary shares in Data Cell Limited for the grant of new share options over the same number of ordinary shares in Active Imaging plc on substantially the same terms as those of the Data Cell Executive Scheme.

 Warrants to subscribe for ordinary shares

  Data Cell Limited has conditionally agreed to issue warrants to subscribe for 125,000 ordinary shares of 10p each pursuant to an agreement dated 19 December 1995 to acquire the assets and certain liabilities relating to the development of visual image vehicle detection systems (VIVDS business) from Invision Inc. a company in which Mr. P. Mayeaux (a director of a subsidiary) had an interest. The warrants are issuable and the contingent cash consideration of $1,000,000 (equivalent to (Pounds)651,000 at 31 December 1995 included in note 16 above) is payable, conditionally on Active Traffic Management Inc. obtaining minimum orders for VIVDS products of $2,000,000 within a period of eighteen months of the products being accepted by the Texas Transportation Institute, and on the completion of a public offering of the ordinary shares of Data Cell Limited or any holding company of Data Cell. The exercise price per share is the lesser of $20 or 90 per cent. of the issue price per share applicable to such public offering subject to a minimum of $10. The warrants would be exerciseable at any time within three years of the date of issue. The warrant reserve represents an estimate of the discount on the issue price. See note 28.

                              ACTIVE IMAGING PLC

 Active Imaging plc

 Authorised share capital

                                                                  31 DECEMBER
                                                                  ------------
                                                                      1996
                                                                  ------------
                                                                  (Pounds)'000
27,350,000 ordinary shares of 1p each............................     274
249,990 "A" cumulative redeemable preference shares of (Pounds)1
 each............................................................     250
1,050,000 "B" cumulative redeemable preference shares of 1p
 each............................................................      10
                                                                      ---
                                                                      534
                                                                      ===

  The authorised share capital on incorporation on 15 February 1996 was (Pounds)1,000 divided into 1,000 ordinary shares of (Pounds)1 each.

  On 22 March 1996 the authorised 1,000 ordinary share of (Pounds)1 each were sub-divided into 10,000 ordinary shares of 10p each and the authorised share capital was increased from (Pounds)1,000 to (Pounds)428,760 by the creation of 249,990 "A" cumulative redeemable preference shares of (Pounds)1 each, 1,050,000 "B" cumulative redeemable preference shares of 1p each, 230,000 "A" cumulative participating ordinary shares of 10p each, 327,700 "B" cumulative participating ordinary shares of 10p each and a further 1,115,000 ordinary shares of 10p each.

  On 11 April 1996 the authorised share capital was increased from (Pounds)428,760 to (Pounds)438,760 by the creation of a further 100,000 ordinary shares of 10p each.

  On 18 April 1996 each authorised and issued "A" cumulative participating ordinary share of 10p each was converted into an ordinary share of 10p each and each authorised and issued "B" cumulative participating ordinary share of 10p each was converted into an ordinary share of 10p. Each ordinary share of 10p was then sub-divided into 10 ordinary shares of 1p each and the share capital was increased to (Pounds)533,990 by the creation of 9,523,000 new ordinary shares of 1p each.

 Allotted, called up and fully paid

                                                                  31 DECEMBER
                                                                  ------------
                                                                      1996
                                                                  ------------
                                                                  (Pounds)'000
18,289,348 ordinary shares of 1p each............................     183
249,990 "A" cumulative redeemable preference shares of (Pounds)1
 each............................................................     250
1,050,000 "B" cumulative redeemable preference shares of 1p
 each............................................................      10
                                                                      ---
                                                                      443
                                                                      ===

  On 15 February 1996 two subscriber shares of (Pounds)1 each were allotted nil paid and were fully paid up on 12 March 1996.

  On 22 March 1996 Active Imaging plc acquired the entire issued share capital of Data Cell Limited in consideration for the allotment and issue to the shareholders in Data Cell Limited of shares in Active Imaging plc of the same number and class as their shares in Data Cell Limited, credited as fully paid, as follows.

Ordinary shares of 10p................................................   690,680
"A" cumulative participating ordinary shares of 10p...................   230,000
"B" cumulative participating ordinary shares of 10p...................   327,700
"A" cumulative redeemable preference shares of (Pounds)1..............   249,990
"B" cumulative redeemable preference shares of 1p..................... 1,050,000

                              ACTIVE IMAGING PLC

  Merger relief, under section 131 of the Companies Act 1985, has been taken in respect of the issue of the shares to the shareholders of Data Cell Limited.

  On 9 April 1996 in connection with the acquisition of Active Vision Systems Inc. ("AVS"), a company in which Mr. P. Mayeaux (a director of a subsidiary) had an interest, by Active Traffic Management Inc., Active Imaging plc issued 25,000 ordinary shares of 10p each and under the terms of the acquisition agreement, has an obligation conditional on either the acceptance of the Invision camera by the Texas Transportation Institute or the group achieving sales of $2,000,000 from the sale of products incorporating or utilising the intellectual property owned by AVS, in each case by 9 April 1998, to issue a further 75,000 ordinary shares of 10p (now 750,000 ordinary shares of 1p each following the sub-division of ordinary shares on 18 April 1996).

  On 11 April 1996 (Pounds)650,000 in nominal amount of convertible loan notes 1996 were issued for cash which converted into 644,834 ordinary shares of 1p each on 24 April 1996.

  On 18 April 1996 each issued "A" cumulative participating ordinary share of 10p was converted into an ordinary share of 10p and each issued "B" cumulative participating ordinary share of 10p was converted into an ordinary share of 10p and then each ordinary share of 10p was sub-divided into 10 ordinary shares of 1p each.

  On 24 April 1996 4,910,714 ordinary shares of 1p each were issued on admission to trading on the Alternative Investment Market of the London Stock Exchange.

  The "A" cumulative redeemable preference shares are entitled to a fixed cumulative preferential dividend of 9 per cent per annum payable as from 1 January 1997. They are required to be redeemed, subject to the provision of the Companies Act 1985, in three equal tranches of (Pounds)83,330 on 1 January 1997, 1998 and 1999 and may be redeemed earlier at the option of Active Imaging plc.

  The "B" cumulative redeemable preference shares are entitled to a fixed cumulative preferential net cash dividend of 11p per annum for each share accruing from 30 June 1998. Subject to the prior redemption of all the "A" cumulative redeemable preference shares and to the provisions of the Companies Act 1985, the "B" cumulative redeemable preference shares are required to be redeemed in five equal tranches of (Pounds)210,000 on 30 June commencing in 2000 and each year thereafter until 2004 and may be redeemed earlier with the prior written consent of the holders of 75 per cent thereof.

  The "A" cumulative redeemable preference shares and the "B" cumulative redeemable preference shares carry no voting rights.

  On a winding up, surplus funds would be distributed firstly, in paying to each holder of "A" cumulative redeemable preference shares the sum of (Pounds)1 together with any arrears of the dividends payable and secondly in paying to each holder of "B" cumulative redeemable preference shares the sum of (Pounds)1 together with any arrears of the dividends, but subject thereto the "A" cumulative redeemable preference shares and the "B" cumulative redeemable preference shares have no further right to participate in the assets of the company.

  In accordance with Financial Reporting Standard No. 4 ("Capital
Instruments") the "A" cumulative redeemable preference shares and "B" cumulative redeemable preference shares have been classified as non-equity funds together with their associated share premiums.

 Share options

  On 22 March 1996 options were granted over an aggregate of 94,111 ordinary shares of 10p of which 9,897 options were granted at an exercise price of (Pounds)1.09 per share exercisable as to one third between 28 February 1995 and 28 February 2001, one third between 28 February 1996 and 28 February 2001 and the remaining one third between 28 February 1997 and 28 February 2001. 76,214 options were granted at an exercise price

                              ACTIVE IMAGING PLC
of (Pounds)1.37 per share exercisable as to one third between 1 September 1996 and 1 September 2002, one third between 1 September 1997 and 1 September 2002 and the remaining one third between 1 September 1998 and 1 September 2002. 8,000 options were granted at an exercise price of (Pounds)4.58 per share exercisable as to one third between 21 March 1997 and 21 March 2003, one third between 21 March 1998 and 21 March 2003 and the remaining one third between 21 March 1999 and 21 March 2003.

  Following the sub-division of the ordinary shares on 18 April 1996 the aggregate number of ordinary shares over which options have been granted is 941,110 ordinary shares.

  On 24 April 1996 an option to subscribe for 22,321 ordinary shares of 1p each, exercisable within the period of 2 years from 24 April 1996 at a subscription price of (Pounds)1.12 per share was granted.

  During 1996 the following share options were granted under an Inland Revenue unapproved scheme. On 31 May 1996 options were granted over an aggregate of 340,000 ordinary shares of 1p each with an exercise price of (Pounds)1.19 per share and on 17 September 1996 options were granted over an aggregate of 5,000 ordinary shares of 1p each with an exercise price of (Pounds)1.205 per share. Under the unapproved share option scheme options are exercisable within seven years from their grant.

  In the opinion of the directors all options granted were deemed to be at market value.

  During the year ended 31 December 1996 options over 111,667 ordinary shares of 1p each lapsed of which 96,667 had an exercise price of (Pounds)0.137 per ordinary share and 15,000 had an exercise price of (Pounds)1.19 per ordinary share.

 Warrants to subscribe for ordinary shares

  Active Imaging plc has assumed the obligations of Data Cell Limited pursuant to the agreement dated 19 December 1995 relating to the acquisition of the assets and certain liabilities relating to the development of visual image vehicle detection systems (VIVDS business) from Invision Inc. (a company in which M.P. Mayeaux, a director of a subsidiary, had an interest) referred to above and has a contingent obligation to issue warrants to subscribe for 1,250,000 ordinary shares of 1p each at an exercise price equal to the lesser of $2 and 100.8p per share and pay the contingent cash consideration of $1,000,000 (equivalent (Pounds)585,000 at 31 December 1996 included in note 16 above) conditionally on Active Traffic Management Inc. obtaining minimum orders of VIVDS products of $2,000,000 within a period of eighteen months of the products being accepted by the Texas Transportation Institute and on the completion of a public offering of the ordinary shares of Active Imaging plc. The warrants would be exercisable at any time within three years of the date of issue. The warrant reserve represents the excess of the price at which the shares were placed over the lesser amount of (Pounds)1.008. See note 28.

 Employee share ownership plans

  The Active Imaging ESOP trust was established on 1 September 1995 for the benefit of employees of the group. The trustee is Active Imaging ESOP Trustee Limited, a wholly owned subsidiary. The trustee has, inter alia, the power to invest trust monies in the acquisition by purchase or subscription of ordinary shares of Active Imaging plc and has the discretion to provide benefit to the beneficiaries of the trust, including pursuant to such employees' share schemes as Active Imaging plc may adopt.

  At 31 December 1995 Data Cell Limited had provided a loan to the Trust of (Pounds)46,000 which amount is included as current assets in respect of owned shares ((Pounds)32,000) and an amount due from the ESOP Trust ((Pounds)14,000) in the balance sheet. The Trust held 29,613 ordinary shares in Data Cell Limited and (Pounds)14,000 in cash at 31 December 1995. None of the shares held by the Trust at that date were under option to employees or conditionally gifted to them. No dividends have been received or waived by the Trust and no costs have been incurred by it.

  At 31 December 1996 the ESOP Trust held 135,050 ordinary shares of 1p each in Active Imaging plc and (Pounds)22,000 in cash. None of the shares held by the Trust at that date were under option to employees or conditionally gifted to them. No dividends have been received or waived by the Trust and no costs have been incurred by it.

                               ACTIVE IMAGING PLC

20. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS AND MOVEMENTS ON
RESERVES

                                                                                       GOODWILL    PROFIT AND
                      SHARE        SHARE     DIFFERENCE ON  SHARES TO     WARRANT     WRITE-OFF       LOSS
                     CAPITAL      PREMIUM    CONSOLIDATION  BE ISSUED     RESERVE      RESERVE      ACCOUNT       TOTAL
                   ------------ ------------ ------------- ------------ ------------ ------------ ------------ ------------
                   (Pounds)'000 (Pounds)'000 (Pounds)'000  (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
At 31 December
 1994...........       342            200          --          --           --             --             9          551
Loss for the
 year...........       --             --           --          --           --             --          (551)        (551)
Preference share
 appropriations..      --             --           --          --           --             --            37           37
Exchange
 difference.....       --             --           --          --           --             --            11           11
Proceeds of
 share issues...        43          1,457          --          --           --             --           --         1,500
Costs of share
 issues written
 off............       --             (90)         --          --           --             --           --           (90)
Contingent
 warrant issue..       --             --           --          --           163            --           --           163
Goodwill written
 off............       --             --           --          --           --          (1,247)         --        (1,247)
                       ---         ------        -----         ---          ---         ------       ------       ------
At 31 December
 1995...........       385          1,567          --          --           163         (1,247)        (494)         374
Loss for the
 year...........       --             --           --          --           --             --        (3,650)      (3,650)
Preference share
 appropriations..      --             --           --          --           --             --            44           44
Elimination of
 share premium
 of subsidiary..       --          (1,567)       1,567         --           --             --           --           --
Exchange
 difference.....       --             --           --          --           --             --           (62)         (62)
Shares issued...        58          6,342          --          --           --             --           --         6,400
Expenses of
 share issue....       --            (588)         --          --           --             --           --          (588)
Adjustment to
 goodwill
 written off
 reserve........       --             --           --          --           --              37          --            37
Adjustment to
 warrant
 reserve........       --             --           --          --           (23)            23          --           --
Contingent
 shares to be
 issued.........       --             --           --          750          --             --           --           750
                       ---         ------        -----         ---          ---         ------       ------       ------
At 31 December
 1996...........       443          5,754        1,567         750          140         (1,187)      (4,162)       3,305
                       ===         ======        =====         ===          ===         ======       ======       ======

  The difference on consolidation reserve represents the excess of the nominal value of the issued share capital and share premium account of Data Cell Limited over the nominal value of the shares issued by Active Imaging plc in consideration for the acquisition.

                              ACTIVE IMAGING PLC

21. ANALYSIS OF CHANGES IN FINANCING

                                    1995                        1996
                         --------------------------- ---------------------------
                         SHARE CAPITAL   LOANS AND   SHARE CAPITAL   LOANS AND
                          (INCLUDING   FINANCE LEASE  (INCLUDING   FINANCE LEASE
                           PREMIUM)     OBLIGATIONS    PREMIUM)     OBLIGATIONS
                         ------------- ------------- ------------- -------------
                         (Pounds)'000  (Pounds)'000  (Pounds)'000  (Pounds)'000
At 1 January............       542           86          1,952          238
Issues of shares........     1,410          --           5,750          --
Acquisitions during
 year...................       --           155           (588)         --
Repayment of loans......       --            (6)           --          (108)
Inception of finance
 lease contracts........       --            60            --            99
Repayment of principal
 on finance leases......       --           (57)           --           (73)
Conversion of loan
 note...................       --           --             650          --
Elimination of share
 premium on merger......       --           --          (1,567)         --
                             -----          ---         ------         ----
At 31 December..........     1,952          238          6,197          156
                             =====          ===         ======         ====

22. CASH AND CASH EQUIVALENTS

                                                                    (Pounds)'000
      At 31 December 1994..........................................     (367)
      Net cashflow.................................................      175
                                                                       -----
      At 31 December 1995..........................................     (192)
      Net cashflow.................................................    1,452
      Exchange differences.........................................       47
                                                                       -----
      At 31 December 1996..........................................    1,307
                                                                       =====

ANALYSIS OF BALANCES

                                          CASH AT BANK     BANK
                                          AND IN HAND   OVERDRAFTS     TOTAL
                                          ------------ ------------ ------------
                                          (Pounds)'000 (Pounds)'000 (Pounds)'000
At 31 December 1994......................       13         (380)        (367)
Change in year...........................      120           55          175
                                             -----         ----        -----
At 31 December 1995......................      133         (325)        (192)
Change in year...........................    1,201          251        1,452
Exchange differences.....................       47          --            47
                                             -----         ----        -----
At 31 December 1996......................    1,381          (74)       1,307
                                             =====         ====        =====

 Significant non cash transactions

  Creditors increased by (Pounds)651,000 in the year ended 31 December 1995 as a result of the acquisition of assets of Invision Inc. by way of contingent consideration which represented (Pounds)585,000 at 31 December 1996, see note
19. Fixed asset additions include (Pounds)60,000 in the year ended 31 December 1995 and (Pounds)99,000 in the year ended 31 December 1996 in respect of assets acquired under finance lease arrangements. On 24 April 1996 (Pounds)650,000 in

                              ACTIVE IMAGING PLC
nominal amount of convertible loan notes were converted into 644,834 ordinary shares of 1p each, see note 19. On 9 April 1996 Active Vision Systems Inc. was acquired by Active Traffic Management Inc. for the issue of shares, see note 28.

23. CAPITAL COMMITMENTS AND CONTINGENT LIABILITIES

  The group had no capital commitments or contingent liabilities at 31 December 1995 or at 31 December 1996 other than that disclosed within creditors and shares to be issued.

24. FINANCIAL COMMITMENTS

  The group had annual commitments under non-cancellable operating leases as follows:

                              LAND AND BUILDINGS               OTHER
                                  31 DECEMBER               31 DECEMBER
                           ------------------------- -------------------------
EXPIRY DATE                    1995         1996         1995         1996
===========                ------------ ------------ ------------ ------------
                           (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
Within one year...........      20            2            5           13
Between two and five
 years....................     130          163            1          --
                               ---          ---          ---          ---
                               150          165            6           13
                               ===          ===          ===          ===

  The group leases a property used in its operations from a director and a former director of one of its subsidiary companies. The annual rent for this property is (Pounds)20,100 and the lease extends to September 2005 with an option to terminate by the tenant at September 2000.

25. DIRECTORS' EMOLUMENTS

                                                YEARS ENDED 31 DECEMBER
                                         --------------------------------------
                                             1994         1995         1996
                                         ------------ ------------ ------------
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
Fees...................................       56           76           83
Other emoluments (including benefits in
 kind).................................       50           76          122
Pensions...............................        5           10            7
Compensation for loss of office........      --           --            33
                                             ---          ---          ---
                                             111          162          245
                                             ===          ===          ===
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
Directors' emoluments include amounts
 (excluding pension emoluments) paid in
 respect of:
The chairman...........................       17           20           36
                                             ===          ===          ===
The highest paid director..............       55           59           67
                                             ===          ===          ===

  None of the directors have waived rights to receive emoluments during the years.

                              ACTIVE IMAGING PLC

  The number of directors (including the chairman and the highest-paid director) who received fees and other emoluments (excluding pension contributions) in the following ranges was:

                                                   YEARS ENDED 31 DECEMBER
                                                   ---------------------------
                                                    1994      1995      1996
                                                   -------   -------   -------
                                                   NUMBER    NUMBER    NUMBER
(Pounds) 5,001 to (Pounds)10,000..................        1         1       --
(Pounds)10,001 to (Pounds)15,000..................      --        --          2
(Pounds)15,001 to (Pounds)20,000..................        1         2       --
(Pounds)30,001 to (Pounds)35,000..................        1       --        --
(Pounds)35,001 to (Pounds)40,000..................      --        --          2
(Pounds)40,001 to (Pounds)45,000..................      --        --          1
(Pounds)45,001 to (Pounds)50,000..................      --          1       --
(Pounds)50,001 to (Pounds)55,000..................        1       --        --
(Pounds)55,001 to (Pounds)60,000..................      --          1       --
(Pounds)65,001 to (Pounds)70,000..................      --        --          1

  Fees of (Pounds)17,000, (Pounds)20,000 and (Pounds)36,000 inclusive of expenses were paid to Coinshire Limited, a company in which Mr M J Brooke has an interest, in 1994, 1995 and 1996, respectively. Fees of (Pounds)31,000, (Pounds)46,000 and (Pounds)23,000 inclusive of expenses were paid to Pentland Consultants, a firm in which Mr R J Fagan is a partner, in 1994, 1995 and 1996, respectively. Fees of (Pounds)8,000, (Pounds)10,000 and (Pounds)10,000 were paid to companies within the Quester group, of which Mr S H V Acland is a director, in 1994, 1995 and 1996, respectively. These amounts are included in the bandings above.

  Fees inclusive of expenses of (Pounds)14,000 were paid to George Hayter Associates in respect of Mr G A Hayter in 1996.

  On 11 September 1996 Mr D J Slorach resigned and received (Pounds)33,000 as compensation for loss of office.

 Interest in shares

  The interests of the directors in the shares of Active Imaging plc at 31 December 1996 and their interests in the shares of Data Cell Limited at 31 December 1995 and 31 December 1994 were as follows:

                                           31 DECEMBER 31 DECEMBER 31 DECEMBER
                                              1994        1995        1996
                                           ----------- ----------- -----------
                                             NUMBER      NUMBER      NUMBER
Ordinary shares of lp each (1995 and 1994
 10p each)
M J Brooke(1).............................   213,410     158,180    1,581,800
J Osborne.................................   171,920     125,000    1,250,000
R J Fagan.................................     7,500       7,500       75,000
D J Slorach...............................    66,290      66,290      662,900
G Hayter..................................       --          --        50,000

(1) Mr M J Brooke's shares are held by Coinshire Limited, a company in which Mr Brooke has an interest.

  Other than shown in the table above, no director had any interest in the shares or debentures of the companies or other group companies. There have been no changes in the interests set out above between 31 December 1996 and 31 January 1997.

                              ACTIVE IMAGING PLC

 Interest in share options

  Options have been granted to directors under the Data Cell Executive Share Option Scheme as follows:

                                                R J FAGAN R J FAGAN D J SLORACH
Ordinary shares of 1p each       Exercise price    (A)       (B)
At 1 January 1994...............
Granted during the year.........     10.87p      98,970        --         --
                                                 ------    -------    -------
At 31 December 1994.............                 98,970        --         --
Granted during the year.........      13.7p         --     365,000    100,000
                                                 ------    -------    -------
At 31 December 1995.............                 98,970    365,000        --
Cancelled during the year.......                                       66,667
                                                 ------    -------    -------
At 31 December 1996.............                 98,970    365,000     33,333

The options are exercisable between the following dates:

(a) in equal instalments between February 1995 and February 1997, expiring in February 2001.
(b) in equal instalments between September 1996 and September 1998, expiring in September 2002.

  In the opinion of the directors, all options granted were deemed to be at market value. The market price of Active Imaging plc's shares at 31 December 1996 was 83 1/2p and the range of market prices during that year was between 160p and 75 1/2p.

26. EMPLOYEE INFORMATION

                                            1994         1995         1996
                                        ------------ ------------ ------------
                                          NUMBER       NUMBER       NUMBER
Average weekly number of persons
 (including directors) employed by the
 group (by department):
  Office and management................       9            10           18
  Technical and sales..................      22            30           55
                                            ---         -----        -----
                                             31            40           73
                                            ===         =====        =====
                                               YEARS ENDED 31 DECEMBER
                                        --------------------------------------
                                            1994         1995         1996
                                        ------------ ------------ ------------
                                        (Pounds)'000 (Pounds)'000 (Pounds)'000
Staff costs for the above persons
 (including directors)
Wages and salaries.....................     739           957        1,958
Social security costs..................      72            93          218
Contributions to pension schemes.......      17            43           50
                                            ---         -----        -----
                                            828         1,093        2,226
                                            ===         =====        =====

27. PENSIONS

  The group contributes to a group personal pension scheme operated by Allied Dunbar Limited and various other schemes on behalf of eligible employees who have joined the schemes. The total of contributions paid by the group to the schemes, which are all defined contribution schemes, was (Pounds)17,000 in 1994, (Pounds)43,000 in 1995 and (Pounds)50,000 in 1996.

28. ACQUISITIONS

 (a) Active Imaging (UK) Limited

  On 1 September 1995 Data Cell Limited acquired the whole of the share capital of Active Imaging (UK) Limited (formerly T-Cubed Consultants Limited) for a total consideration of (Pounds)221,000 in cash. Data Cell Limited has used acquisition accounting to account for the purchase. As a result of the acquisition in the 4 months to

                              ACTIVE IMAGING PLC

31 December 1995, turnover increased by (Pounds)78,000 and the operating loss increased by (Pounds)21,000. The book values and the fair values at acquisition of the assets and liabilities of Active Imaging (UK) Limited acquired are set out below:

                                                                   BOOK VALUES
                                                                 AND FAIR VALUES
                                                                 AT ACQUISITION
                                                                 ---------------
                                                                  (Pounds)'000
      Tangible fixed assets.....................................        24
      Current assets
        Stock and work in progress..............................        22
        Debtors.................................................        47
                                                                       ---
      Total assets..............................................        93
      Liabilities
        Bank loan and overdraft.................................       (84)
        Creditors...............................................       (87)
                                                                       ---
      Net liabilities...........................................       (78)
        Goodwill................................................       299
                                                                       ---
                                                                       221
                                                                       ===
      Cash consideration........................................       220
      Expenses of acquisition...................................         1
                                                                       ---
                                                                       221
                                                                       ===

  Active Imaging (UK) Limited contributed a cash outflow of (Pounds)14,000 to the group's operating cashflows, paid (Pounds)1,000 in respect of net returns on servicing of finance, and utilised (Pounds)3,000 for investing activities.

  The summarised profit and loss account of Active Imaging (UK) Limited for the three month period from 1 June 1995 to the date of acquisition was as follows:

                                                                    (Pounds)'000
      Turnover.....................................................      87
                                                                        ---
      Operating loss...............................................     (80)
      Interest payable.............................................      (2)
                                                                        ---
      Loss on ordinary activities before taxation..................     (82)
                                                                        ===

  The profit on ordinary activities after taxation for the year ended 31 May 1995 was (Pounds)12,000.

  Analysis of net outflow of cash and cash equivalents in respect of the purchase of Active Imaging (UK) Limited.

                                                                    (Pounds)'000
      Cash consideration including acquisition expenses............     221
      Bank overdrafts acquired.....................................      75
                                                                        ---
                                                                        296
                                                                        ===

 (b) Active Imaging Inc.

  On 1 September 1995 Data Cell Limited increased its holding in Active Imaging Inc. to 90 per cent. The shares were acquired for nil consideration. Data Cell Limited undertook that loans from shareholders in Active Imaging Inc. not exceeding $115,000 would be repaid. The transaction has been accounted for as an acquisition.

                              ACTIVE IMAGING PLC

As a result of the acquisition in the four months to 31 December 1995, turnover increased by (Pounds)136,000 and the operating loss increased by (Pounds)109,000. The book values and the fair values at acquisition of the assets and liabilities of Active Imaging Inc. acquired are set out below:

                                                           BOOK VALUES AND FAIR
                                                           VALUES AT ACQUISITION
                                                           ---------------------
                                                               (Pounds)'000
      Tangible fixed assets...............................            5
      Current assets
        Stock and work in progress........................           11
        Debtors...........................................           61
        Cash at bank......................................           10
                                                                   ----
      Total assets........................................           87
      Liabilities
        Creditors.........................................         (144)
        Other loans.......................................          (98)
                                                                   ----
      Net liabilities.....................................         (155)
        Goodwill..........................................          191
                                                                   ----
                                                                     36
                                                                   ====
        Initial investment................................           19
        Expenses of acquisition...........................           17
                                                                   ----
                                                                     36
                                                                   ====

  The summarised profit and loss account of Active Imaging Inc. for the eight months period from 1 January 1995 to the date of acquisition was as follows:

                                                                    (Pounds)'000
      Turnover.....................................................     190
                                                                        ---
      Operating loss...............................................     (89)
      Interest payable.............................................      (2)
                                                                        ---
      Loss on ordinary activities before taxation..................     (91)
                                                                        ===

  The loss on ordinary activities after taxation for the year ended 31 December 1994 was (Pounds)86,000.

  Analysis of the net outflow of cash and cash equivalents in respect of the purchase of Active Imaging Inc.

                                                                    (Pounds)'000
      Cash consideration including acquisition expenses............      17
      Cash at bank and in hand acquired............................     (10)
                                                                        ---
                                                                          7
                                                                        ===

                              ACTIVE IMAGING PLC

 (c) Active Traffic Management Inc.

  On 19 December 1995 Active Traffic Management Inc., a wholly owned subsidiary, acquired certain assets and liabilities from Invision Inc. as follows:

                                                           BOOK VALUES AND FAIR
                                                           VALUES AT ACQUISITION
                                                           ---------------------
                                                               (Pounds)'000
      Tangible fixed assets...............................           55
      Current assets
        Stock and components..............................           81
                                                                    ---
      Total assets........................................          136
      Liabilities
        Creditors.........................................          (79)
                                                                    ---
      Net assets..........................................           57
        Purchased goodwill................................          757
                                                                    ---
                                                                    814
                                                                    ===
      Contingent consideration
        Cash..............................................          651
        Warrants..........................................          163
                                                                    ---
                                                                    814
                                                                    ===

  As stated in note 19, Active Imaging plc has a contingent obligation in connection with the agreement dated 19 December 1995, inter alia, to make a payment of $1,000,000 (equivalent to (Pounds)585,000 at 31 December 1996) in respect of the acquisition of the VIVDS business which is conditional on Active Traffic Management Inc. obtaining minimum orders of VIVDS products of $2,000,000 within a period of 18 months of the products being accepted by the Texas Transportation Institute. This contingent cash consideration and the contingent warrants represent the consideration given for the assets and have been provided in full in the financial statements. However at this stage the directors are not able to assess the amount that will ultimately be payable under the obligation but are of the opinion that the amount will be less than the amount provided.

 (d) Active Vision Systems Inc.

  On 9 April 1996 Active Traffic Management Inc., a wholly owned subsidiary, acquired the entire issued share capital of Active Vision Systems Inc. for the issue by Active Imaging plc of 25,000 ordinary shares of 10p each (250,000 ordinary shares of 1p each following the sub-division of the shares) on completion and a further 75,000 ordinary shares of 10p each (750,000 ordinary shares of 1p each following the sub-division of the shares) conditional on acceptance of the Invision camera by the Texas Transportation Institute or the group achieving sales of $2,000,000 from the sale of products incorporating or utilising the intellectual property owned by Active Vision Systems Inc., each within 2 years of 9 April 1996. The contingent consideration reflected in the accounts has been based on the share price at the date of the acquisition. (At the closing share price of Active Imaging plc on 31 December 1996, the contingent consideration would have amounted to (Pounds)626,250).

  Save for the acquisition of certain intellectual property, including patents and trade marks, Active Vision Systems Inc. did not trade in the period from its date of incorporation to 9 April 1996 and had no book values in respect of assets and liabilities at acquisition. The fair value attributed by Active Imaging plc to the intellectual property at the date of acquisition was (Pounds)1,000,000 representing the fair value of the shares issued for the acquisition of Active Vision Systems Inc. and the deferred share consideration based on the share price at the date of acquisition.

                              ACTIVE IMAGING PLC

29. RELATED PARTY TRANSACTION

  In addition to transactions included elsewhere in the notes to the financial statements, the following transactions were entered into by a company in which Mr M J Brooke had an interest.

  On 11 April 1996 Coinshire Limited and others committed to provide loans of up to (Pounds)574,400 to Active Imaging plc in the event that the Admission to the Alternative Investment Market did not take place. A commitment fee of (Pounds)3,611 was paid to Coinshire Limited in respect thereof. No loan was made.

30. SUMMARY OF DIFFERENCES BETWEEN UK GAAP AND US GAAP

  A description of those accounting policies which differ significantly in certain respects from United States generally accepted accounting principles follows:

 Accounting for business combinations

  The acquisitions of Active Imaging (UK) Limited and Active Imaging Inc. in 1995 have been accounted for in accordance with Financial Reporting Standard No. 6 as described in note 2. The excess of consideration over the fair value of net assets acquired was written off directly to reserves in accordance with UK GAAP. Under US GAAP the purchase price would have been allocated to the fair value of the net assets acquired with the excess accounted for as an intangible asset and amortised over its economic life, not to exceed 40 years. The estimated economic lives associated with these acquisitions is determined by management to be 5 years. Accordingly goodwill of (Pounds)300,000 and (Pounds)191,000 for the Active Imaging (UK) Limited and Active Imaging Inc. entities respectively would have been recognised in the 1995 accounts, yielding amortisation charges for 1995 of (Pounds)20,000 and (Pounds)12,000 respectively and for 1996 of (Pounds)60,000 and (Pounds)38,000 respectively.

  The acquisition of the unincorporated business and net assets of Invision Inc. in 1995 has been accounted for in accordance with Financial Reporting Standard No. 6. As described in note 28 the consideration for this acquisition of (Pounds)814,000 was wholly contingent. The goodwill associated with the acquisition of (Pounds)756,000 was written off directly to reserves in accordance with UK GAAP which requires a reasonable estimate of the value of amounts expected to be payable in the future. Under US GAAP, the contingent consideration would not be recorded unless the outcome of the contingency was determinable and that its crystallisation was determinable beyond a reasonable doubt. Accordingly the exclusion of the contingent cash consideration of (Pounds)651,000 and the contingent cost of the future issue of warrants to subscribe of (Pounds)163,000, at 31 December 1995 and (Pounds)140,000 at 31 December 1996, under US GAAP would have created a negative goodwill on the acquisition. Under US GAAP this negative goodwill would have been set off against the tangible fixed assets acquired.

  As discussed in note 28 the company acquired the whole of the issued share capital of Active Vision Systems Inc. in 1996. The consideration for the asset was satisfied by the issue of 250,000 ordinary shares and the conditional issue of 750,000 shares. The fair value assigned to the shares issued and the contingent shares to be issued was (Pounds)250,000 and (Pounds)750,000 respectively. The fair value assigned to the intangible assets acquired was based on the fair value of the consideration issued and to be issued, namely (Pounds)250,000 and (Pounds)750,000 respectively giving a total of (Pounds)1,000,000. Under US GAAP, consideration which is to be issued at the expiration of the contingency period (or when the conditions of the contingencies are met) should be disclosed but not recorded as outstanding securities unless the outcome of the contingency is determinable beyond a reasonable doubt. Accordingly, the contingent share issue would not have been recorded as costs of the acquisition under US GAAP. Accordingly, only the costs associated with the share issue are to be allocated to the identifiable fixed assets, that amount being (Pounds)250,000.

 Accounting for research and development costs

  Under Statement of Standard Accounting Practice No. 13 research and development costs incurred can be capitalised if certain requirements are met. As described in note 2, management has taken the prudent approach

                               ACTIVE IMAGING PLC
of capitalising only those costs which meet the criteria set out in Statement of Standard Accounting Practice No. 13 and also were incurred with third parties. Under US GAAP the costs which have been capitalised would be written off as expensed in accordance with Statements Nos 2 and 86 of Financial Accounting Standards Board, as they do not wholly relate to software development costs. The unamortised amounts concerned are (Pounds)112,000, (Pounds)239,000 and (Pounds)410,000 for the years ending 1994, 1995 and 1996, respectively.

 Accounting for non-equity shares

  As described in note 19 cumulative participating and cumulative redeemable preference shares were issued during 1995 and 1996. These shares and their related share premium meet the definition of non-equity under Financial Reporting Standards No 4. Disclosure of these shares and their related share premium are included as non-equity shareholders' funds on the face of the balance sheet. The amounts however are not excluded from the total shareholders' funds of (Pounds)374,000 and (Pounds)3,305,000 for the years ending 1995 and 1996, respectively. Under US generally accepted accounting principles only shares subject to mandatory redemption requirements or whose redemption is outside the control of the issuer are identified as non-equity shares. In addition, amounts related to the non-equity shares under US GAAP are not to be included in the total of shareholders' equity.

 Accounting for loans to employee share ownership plans

  During 1995 the group established an employee share ownership plan (ESOP). As described in note 19 loans of (Pounds)46,000 were made to the ESOP for purposes of purchasing shares to later be sold to employees. Under UK GAAP the amount due from the ESOP was classified as other debtors ((Pounds)14,000) and own shares ((Pounds)32,000). Under US GAAP own shares would be offset against the shareholders' equity.

  The application of the above US GAAP would have had the following approximate effect on consolidated net income and shareholders equity:

                                                    YEARS ENDED
                                                    31 DECEMBER
                                         --------------------------------------
                                             1994         1995         1996
                                         ------------ ------------ ------------
                                         (Pounds)'000 (Pounds)'000 (Pounds)'000
LOSS FOR THE FINANCIAL YEAR IN
 ACCORDANCE WITH UK GAAP................      (89)        (514)       (3,650)
Increase for:
  Accounting for business combinations..      --           (32)          (98)
  Accounting for research and
   development costs....................     (112)        (239)         (165)
  Accounting for business combinations--
   adjustment to amortisation of
   intangibles..........................      --           --             56
                                             ----         ----        ------
LOSS FOR THE FINANCIAL YEAR IN
ACCORDANCE WITH US GAAP.................     (201)        (785)       (3,857)
                                             ====         ====        ======

                                                             31 DECEMBER
                                                      -------------------------
                                                          1995         1996
                                                      ------------ ------------
                                                      (Pounds)'000 (Pounds)'000
SHAREHOLDERS' FUNDS IN ACCORDANCE WITH UK GAAP.......       374        3,305
Increase/(decrease) for:
  Accounting for business combinations--reversal of
   goodwill write off................................     1,247        1,187
  Accounting for business combinations--goodwill
   amortisation......................................       (32)        (130)
  Accounting for business combinations--elimination
   of contingent share reserve.......................      (163)        (140)
  Accounting for research and development costs......      (351)        (516)
  Accounting for non-equity shares...................    (1,300)      (1,300)
  Accounting for loans to ESOP.......................       (32)         --
                                                         ------       ------
SHAREHOLDERS' FUNDS (DEFICIT) IN ACCORDANCE WITH US
GAAP.................................................      (257)       2,406
                                                         ======       ======

                              ACTIVE IMAGING PLC

 Consolidated statement of cash flows

  The consolidated cash flow statements prepared in accordance with Financial Reporting Standard No. 1 present substantially the same information as that required under US GAAP. Under US GAAP however, there are certain differences from UK GAAP with regards to classification of items within the cash flow statement and with regards to the definition of cash and cash equivalents.

  Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, investing activities and financing activities. Under US GAAP however, only three categories of cash flow are reported, being operating activities, investing activities and financing activities. Cash flows from taxation and returns on investments and servicing of finance would, with the exception of dividends paid and costs of financing be included as operating activities under US GAAP. The payment of dividends and costs of financing would be included under financing activities under US GAAP.

  Under US GAAP, cash and cash equivalents do not include bank loans and overdrafts repayable within three months from the date of advance as is the case under UK GAAP.

  Set out below, for illustrative purposes, is a summary consolidated statement of cash flows under US GAAP.

                                                              YEARS ENDED
                                                              31 DECEMBER
                                                       -------------------------
                                                           1995         1996
                                                       ------------ ------------
                                                       (Pounds)'000 (Pounds)'000
Net cash used by operating activities.................     (626)       (3,593)
Net cash used by investing activities.................     (546)         (402)
Net cash provided by financing activities.............    1,292         5,196
                                                          -----        ------
Net cash inflows......................................      120         1,201
                                                          =====        ======

                                  TVX LIMITED

                            REPORT OF THE DIRECTORS

                    FOR THE PERIOD ENDED SEPTEMBER 17, 1996

FINANCIAL STATEMENTS

  The directors present their report and the audited financial statements of the company for the period from 1st December 1995 to 17th September 1996.

CHANGE IN ACCOUNTING REFERENCE DATE

  The company has changed its accounting reference date to 17th September from 30th November.

PRINCIPAL ACTIVITIES AND BUSINESS REVIEW

  The company designs and sells security equipment. On 17th September 1996 the company was acquired by TVX Inc., a company incorporated and operating in the United States.

RESPONSIBILITIES OF DIRECTORS

  Company law requires the directors to prepare financial statements for each financial period which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing those financial statements the directors are required to

(1)select suitable accounting policies and then apply them consistently;
(2)make judgements and estimates that are reasonable and prudent;
(3)state whether applicable accounting standards have been followed subject to any material departures disclosed and explained in the financial statements; and
(4)prepare the financial statements on the going concern basis unless it is inappropriate to assume that the company will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

RESULTS AND DIVIDENDS

  The loss for the financial period amounted to (Pounds)556,881 (1995: loss (Pounds)1,135,166). It is recommended that this amount be transferred from reserves.

FIXED ASSETS

  The movements in fixed assets during the year are set out in notes 6 and 7 to the financial statements.

RESEARCH AND DEVELOPMENT

  Details of the expenditure incurred on development are set out in note 3. The expenditure relates to the development of visual verification products.

                                  TVX LIMITED
                            REPORT OF THE DIRECTORS
                    FOR THE PERIOD ENDED SEPTEMBER 17, 1996

DIRECTORS

The directors of the company who served during the period are as follows:

  M J Hawker (resigned 17th September 1996)
  P M Bertram (resigned 17th September 1996)
  A C Pohs (appointed 17th September 1996)
  R C Mulverhill (appointed 17th September 1996)
  D P Dwyer (appointed 17th September 1996)

DIRECTORS' INTERESTS IN SHARES

THE COMPANY AND FELLOW SUBSIDIARY UNDERTAKINGS

  No director has any interest in the shares of the company.

  Under Statutory Instrument No. 802 made under the authority of Section 324(3) of the Companies Act 1985, the directors' interests in the share capital of the ultimate parent undertaking need not be disclosed.

AUDITORS

  A resolution proposing the appointment of Ernst & Young as auditors to the company will be put to the Annual General Meeting.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

  During the financial period the company maintained liability insurance for the directors and officers as permitted by Section 310 (3)(a) of the Companies Act 1985.

                                  By Order of the Board

25 January 1997

                               AUDITORS' REPORT

To the members of TVX Limited

  We have audited the financial statements on pages F-48 to F-56 which have been prepared on the basis of the accounting policies set out on page F-51.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

  As described on page F-45 the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

  We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

  We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

  In our opinion the financial statements give a true and fair view of the state of the company's affairs as at 17th September 1996 and of the company's loss and cash flows for the period then ended and have been properly prepared in accordance with the Companies Act 1985.

                                     Binder Hamlyn

Registered Auditors
Chartered Accountants
20 Old Bailey
LONDON
EC4M 7BH

25 January 1997

                                  TVX LIMITED
                            PROFIT AND LOSS ACCOUNT

                                                        (52 WEEKS)  (42 WEEKS)
                                                        ----------  ----------
                                                           1995        1996
                                                        ----------  ----------
                                                  NOTES  (Pounds)    (Pounds)
Turnover.........................................    2     997,599    659,701
Cost of sales....................................         (962,118)  (642,840)
                                                        ----------   --------
Gross profit.....................................           35,481     16,861
Administrative expenses..........................         (887,427)  (573,742)
Profit on sale of fixed asset investment.........   7          --           1
Provisions for fixed asset investments...........   7     (559,140)        (1)
                                                        ----------   --------
Loss on ordinary activities before taxation......   3   (1,411,086)  (556,881)
Taxation credit..................................   5      275,920        --
                                                        ----------   --------
Loss on ordinary activities after taxation
transferred from reserves........................  12   (1,135,166)  (556,881)
                                                        ----------   --------

  Other than the movements in the profit and loss account shown above there were no gains or losses recognised in either period. Consequently a Statement of Total Recognised Gains and Losses has not been produced. All trading results relate to continuing activities.

                                  TVX LIMITED

                                 BALANCE SHEET


                                                           1995        1996
                                                        ----------  ----------
                                                  NOTES  (Pounds)    (Pounds)
Fixed Assets
  Tangible assets................................    6      39,421      45,578
  Investments....................................    7         --          --
                                                        ----------  ----------
                                                            39,421      45,578
                                                        ----------  ----------
Current Assets
  Stocks.........................................    8     290,948     302,078
  Debtors........................................    9     896,651     149,934
                                                        ----------  ----------
  Net current assets.............................        1,187,599     452,012
Creditors: amounts falling due within one year...  10   (3,386,813)    (79,264)
                                                        ----------  ----------
Net current assets/(liabilities).................       (2,199,214)    372,748
                                                        ----------  ----------
                                                        (2,159,793)    418,326
                                                        ----------  ----------
Capital and Reserves
  Called up share capital........................   11           2   3,135,002
  Profit and loss account........................   12  (2,159,795) (2,716,676)
                                                        ----------  ----------
Equity Shareholders' funds.......................  13   (2,159,793)    418,326
                                                        ----------  ----------

                                  TVX LIMITED

                              CASH FLOW STATEMENT

                                                           1995        1996
                                                        (52 WEEKS)  (42 WEEKS)
                                                        ----------  ----------
                                                         (Pounds)    (Pounds)
Net cash outflow from operating activities (Note A)....   (818,907)   (119,080)
Investing activities:
  Expenditure on tangible fixed assets.................    (28,884)    (32,905)
  Purchase of shares in subsidiary undertakings........        --           (1)
  Purchase of fixed asset investments..................   (232,138)        --
  Sales of investments.................................        --            1
                                                        ----------  ----------
Net cash outflow from investing activities.............   (261,022)    (32,905)
                                                        ----------  ----------
Financing:
  Issue of ordinary shares.............................        --    3,135,000
  Amounts owed to previous holding company.............    705,629  (2,600,563)
                                                        ----------  ----------
Net cash inflow from financing.........................    705,629     534,437
                                                        ----------  ----------
Increase/decrease in cash and cash equivalents.........   (374,300)    382,452
                                                        ==========  ==========

NOTE A
Reconciliation of operating loss to net outflow from operating activities:

                                                           1995        1996
                                                        ----------  ----------
                                                         (Pounds)    (Pounds)
Operating loss before tax.............................. (1,411,086)   (556,881)
Provisions for fixed asset investments.................    559,140         --
Depreciation...........................................    171,709      26,748
Increase in stocks.....................................   (144,206)    (11,130)
Decrease in debtors....................................     19,100     358,717
Increase/(decrease) in creditors.......................    (13,564)     63,466
                                                        ----------  ----------
Net cash outflow from operating activities.............   (818,907)   (119,080)
                                                        ----------  ----------

                                  TVX LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

1 ACCCOUNTING POLICIES

 (a) Accounting convention

  The financial statements have been prepared under the historical cost convention, and have been prepared in accordance with applicable accounting standards.

 (b) Fixed assets and depreciation

  The fixed assets are depreciated on a straight line basis at the following annual rates:

    Plant, fixtures and fittings--25% to 33.3%

 (c) Stocks

  Stocks are valued at the lower of cost and net realisable value. Cost for products manufactured by the group consists of direct materials and labour costs, together with the appropriate overheads.

 (d) Deferred taxation

  Deferred taxation is provided on the liability method in respect of timing differences between profits as computed for taxation purposes and profits as stated in the financial statements except to the extent that the liability will not be payable in the foreseeable future. Timing differences are due primarily to the excess of tax allowances on fixed assets over the corresponding depreciation charged in the financial statements.

 (e) Pensions

  During the period the company was a member of the Automated Security (Holdings) plc ("ASH") group pension plan. The group has a funded, defined benefit plan for UK employees, based on final pensionable salary, with assets held in funds administered by the Trustees of the plan. The cost of providing pensions is spread on a systematic and rational basis over the period during which the company benefits from the member's services. The pension costs and any necessary provisions are assessed in accordance with the advice of an independent qualified actuary. Variations from the regular cost are spread over the average remaining service lives of current employees.

 (f) Development Expenditure

  Expenditure on development is written off as it is incurred.

 (g) Operating Leases

  Rentals paid under operating leases are charged against income on a straight line basis over the period of the lease.


2 TURNOVER
                                                                 1995     1996
                                                               -------- --------
                                                               (Pounds) (Pounds)
  Turnover, net of value added tax, comprises:
    Invoiced value of sales of goods and services.............  997,599  659,701
                                                               ======== ========

                                  TVX LIMITED

3 LOSS ON ORDINARY ACTIVITIES
                                                                1995     1996
                                                              -------- --------
                                                              (Pounds) (Pounds)
  Loss on ordinary activities is stated after
   charging/(crediting):
    Depreciation.............................................   26,748  171,709
    Other operating lease and hire charges...................   32,755   42,160
    Audit fee................................................    9,625   12,000
    Provisions for fixed asset investments...................      --   559,140
    Development expenditure..................................   22,669  159,271
  Other operating lease and hire charges relate principally
   to vehicles.

  Vehicles are hired from the ASH group. There is no commitment under this arrangement. The company's annual operating lease commitment for the year following the balance sheet date is (Pounds)936 in respect of operating leases expiring between two and five years from that date.

4 INFORMATION REGARDING DIRECTORS AND EMPLOYEES

 Directors' emoluments

  None of the directors received any remuneration for their services during the year or the previous year.

  Employee costs during the year:
                                                                 1995     1996
                                                               -------- --------
                                                               (Pounds) (Pounds)
  Wages and salaries..........................................  348,917  251,960
  Social security costs.......................................   30,601   25,714
  Other pension costs.........................................    2,767    2,566
                                                               -------- --------
                                                                382,285  280,240
                                                               ======== ========

  During the period the company was a member of the ASH group pension plan, and contributions to the plan are based on pension costs across the group as a whole.

  The latest actuarial valuation of the plan was carried out as at 1 April 1994, using the Projected Unit Method, to assess the finances of the plan and to determine the pension cost.

  Details of the actuarial valuation are shown in the consolidated financial statements of ASH.

                                                                       1995 1996
                                                                       ---- ----
  Average number of persons employed
    Engineers and sales staff.........................................   8    8
    Office staff and management.......................................   6    4
                                                                       ---  ---
                                                                        14   12
                                                                       ===  ===

                                  TVX LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

5 TAXATION CREDIT

                                                                 1995     1996
                                                               -------- --------
                                                               (Pounds) (Pounds)
  Corporation tax relief receivable at 33% (1995:33%)
  in respect of losses surrendered............................  234,000       --
  Prior year..................................................   41,920       --
                                                               -------- --------
                                                                275,920       --
                                                               ======== ========

 Deferred Taxation

  In accordance with the accounting policy 1(d), no provision is required for deferred taxation. If full provision were made, the amount required, assuming a rate of corporation tax of 33% (1995 : 33%), would be as follows:

                                                                 1995     1996
                                                               -------- --------
  Deferred tax asset                                           (Pounds) (Pounds)
    Capital allowances........................................   64,090   57,213
    Short term timing differences.............................   21,813   23,444
                                                               -------- --------
      Total...................................................   85,903   80,657
                                                               ======== ========

6 TANGIBLE FIXED ASSETS

                                                                 PLANT, FIXTURES
                                                                   AND FITTINGS
                                                                 ---------------
  COST                                                              (Pounds)
  At 1 December 1995............................................     105,415
  Additions.....................................................      32,905
  Disposals.....................................................          --
                                                                    --------
  At 17 September 1996..........................................     138,320
                                                                    ========
  DEPRECIATION
  At 1 December 1995............................................      65,994
  Additions.....................................................      26,748
  Disposals.....................................................          --
                                                                    --------
  At 17 September 1996..........................................      92,742
                                                                    ========
  NET BOOK VALUE
  At 30 November 1995...........................................      39,421
                                                                    --------
  At 17 September 1996..........................................      45,578
                                                                    ========

7 FIXED ASSET INVESTMENTS

  COST
  At 1 December 1995............................................     952,237
  Additions.....................................................           1
  Disposals.....................................................    (952,237)
                                                                    --------
  At 17 September 1996..........................................           1
                                                                    ========

                                  TVX LIMITED

  PROVISIONS

  At 1 December 1995..................................................  952,237
  Charged in year.....................................................        1
  Disposals........................................................... (952,237)
                                                                       --------
  At 17 September 1996................................................        1
                                                                       ========

  NET BOOK VALUE

  At 30 November 1995...................................................      --
                                                                         -------
  At 17 September 1996..................................................      --
                                                                         =======

  Fixed asset investments previously related to the shares in TVX, Inc., a company incorporated and operating in the United States which develops and distributes digital image management systems. The company sold its holding of the common stock and the preferred stock of TVX, Inc. to ASH for (Pounds)1 on 28 May 1996. On 28 May 1996 the company acquired the whole of the issued ordinary share capital of Securis Products Limited, a dormant company incorporated in England, for (Pounds)1.

8 STOCKS

                                                               1995      1996
                                                             --------- --------
                                                             (Pounds)  (Pounds)
  Raw materials.............................................    12,645  146,345
  Finished goods............................................   278,303  155,733
                                                             --------- --------
                                                               290,948  302,078
                                                             --------- --------
  If stocks were stated at replacement cost the amount above would not be materially affected.

9 DEBTORS

                                                               1995      1996
                                                             --------- --------
                                                             (Pounds)  (Pounds)
  Trade debtors.............................................   213,495  105,520
  Amounts owed by TVX, Inc. ................................    98,782   27,247
  Other debtors.............................................    82,353       --
  Prepayments and accrued income............................   114,021   17,167
  Corporation tax--group relief.............................   388,000       --
                                                             --------- --------
                                                               896,651  149,934
                                                             --------- --------

10 CREDITORS

                                                               1995      1996
                                                             --------- --------
                                                             (Pounds)  (Pounds)
  Bank overdraft............................................   382,452       --
  Amounts owed to previous holding company.................. 2,988,563       --
  Accruals..................................................    15,798   79,264
                                                             --------- --------
                                                             3,386,813   79,264
                                                             --------- --------

                                  TVX LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

11 CALLED UP SHARE CAPITAL

                                                              ALLOTTED AND
                                  AUTHORISED                   FULLY PAID
                         ----------------------------- ---------------------------
                            1995           1996          1995          1996
                         ----------- ----------------- --------- -----------------
  Ordinary shares of
  (Pounds)1 each........ (Pounds)100 (Pounds)5,000,000 (Pounds)2 (Pounds)3,135,002

  During the period the company issued 3,135,000 Ordinary Shares, nominal value (Pounds)3,135,000, for a consideration of (Pounds)3,135,000.

12 PROFIT AND LOSS ACCOUNT

                                                                      (Pounds)
  At 1 December 1995................................................ (2,159,795)
  Loss for the year.................................................   (556,881)
                                                                     ----------
  At 17 September 1996.............................................. (2,716,676)
                                                                     ----------

13 RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                            1995        1996
                                                         ----------  ----------
                                                          (Pounds)    (Pounds)
  Shares issued in the period...........................         --   3,135,000
  Loss for the year..................................... (1,135,166)   (556,881)
                                                         ----------  ----------
  Net increase/(reduction) in shareholders' funds....... (1,135,166)  2,578,119
  Opening shareholders' funds........................... (1,024,627) (2,159,793)
                                                         ----------  ----------
  Closing shareholders' funds........................... (2,159,793)    418,326
                                                         ==========  ==========

14 ULTIMATE PARENT UNDERTAKING

  The company's ultimate parent undertaking is TVX, Inc. (a company incorporated in United States). The registered office of TVX, Inc. is 14818 West 6th Avenue, Suite 1A, Golden, Colorado 80401, USA. TVX, Inc. acquired the company on 17 September 1996.

15 APPROVAL OF FINANCIAL STATEMENTS

  The financial statements were approved by the Board on 18 December 1996.

16. SUMMARY OF DIFFERENCES BETWEEN UK GAAP AND US GAAP

  No significant differences exist between the generally accepted accounting principles from those in the United States (US) versus those in the United Kingdom (UK) as these accounting principles relate to the company.

 Statement of cash flows

  The cash flow statements prepared in accordance with Financial Reporting Standard No. 1 present substantially the same information as that required under US GAAP. Under US GAAP however, there are certain differences from UK GAAP with regards to classification of items within the cash flow statement and with regards to the definition of cash and cash equivalents.

                                  TVX LIMITED

                         NOTES TO FINANCIAL STATEMENTS

  Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, investing activities and financing activities. Under US GAAP however, only three categories of cash flow are reported, being operating activities, investing activities and financing activities. Cash flows from taxation and returns on investments and servicing of finance would, with the exception of dividends paid and costs of financing be included as operating activities under US GAAP. The payment of dividends and costs of financing would be included under financing activities under US GAAP.

  Set out below, for illustrative purposes, is a summary statement of cash flows under US GAAP.

                                                               1995      1996
                                                             --------  --------
                                                             (Pounds)  (Pounds)
Net cash used by operating activities....................... (818,907) (119,080)
Net cash used by investing activities....................... (261,022)  (32,905)
Net cash provided by financing activities...................  705,629   534,437
                                                             --------  --------
Net cash (outflows) inflows................................. (374,300)  382,452
                                                             ========  ========

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURI-TIES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANY PERSON IN ANY JURIS-DICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE INDIVIDUAL MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY INDIVIDUAL TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITA-TION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THAT DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  13
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Pro Forma Capitalization.................................................  20
Dilution.................................................................  21
Unaudited Pro Forma Combined Financial Statements........................  22
Selected Financial Data..................................................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30
Business.................................................................  36
The Acquisition..........................................................  46
Management...............................................................  48
Principal Stockholders...................................................  56
Certain Transactions.....................................................  57
Description of Capital Stock.............................................  58
Shares Eligible for Future Sale..........................................  61
Underwriting.............................................................  63
Legal Matters............................................................  64
Experts..................................................................  64
Available Information....................................................  64
Exchange Rates...........................................................  65
Index to Financial Statements............................................ F-1


 UNTIL    , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THIS COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,666,667 SHARES

                                   TVX, INC.

                                 COMMON STOCK


                                ---------------

                                  PROSPECTUS

                                ---------------


                           BT SECURITIES CORPORATION

                       GENESIS MERCHANT GROUP SECURITIES


                                      , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                         U.K. Press Announcement

                  [LETTERHEAD OF BT WOLFENSOHN APPEARS HERE]

                                                               4th February 1997



                                   TVX, INC.
                                    ("TVX")

                            RECOMMENDED OFFERS FOR

                              ACTIVE IMAGING PLC
                              ("ACTIVE IMAGING")


1. INTRODUCTION

The Boards of TVX and Active Imaging announce that agreement has been reached on the terms of recommended offers (the "Offers"), to be made on behalf of TVX by BT Wolfensohn, a division of Bankers Trust International PLC, to acquire the whole of the issued share capital of Active Imaging.

The Offers will be made on the following bases:

        . a share for share offer (the "Ordinary Offer") on the basis set out below, which values each Active Imaging ordinary share ("Ordinary Share") at a minimum of US$1.68 (approximately 104p); and

        x

        . 100p in cash (the "A Preference Offer") for each Active Imaging A preference share ("A Preference Share") and 100p in cash (the "B Preference Offer") for each Active Imaging B preference share ("B Preference Share"), in each case together with any accrued dividends (together the "Preference Offers" and the "Preference Shares").

In respect of the Ordinary Offer, TVX will also make available a cash alternative (the "Cash Alternative") of US$1.68 (currently approximately 104p) per Ordinary Share, to be paid in sterling, subject to a maximum amount of cash available of US$10 million less the cash paid to satisfy the Preference Offers.

Both the Ordinary Offer and the Cash Alternative are denominated in US dollars. The number of shares of new TVX common stock issued to shareholders accepting the Ordinary Offer, the sterling equivalent of the Ordinary Offer, the sterling consideration received by shareholders electing for the Cash Alternative and the amount of cash available to satisfy the Cash Alternative will be dependent on the prevailing US dollar / sterling exchange rate. The Cash Alternative will be settled in sterling, translated at the rate effective at 5pm GMT on the day the Ordinary Offer is declared or becomes unconditional in all respects (the "Settlement Exchange Rate"). Throughout this announcement, for illustrative purposes only, an exchange rate of US$1.615: (Pounds)1 has been used, being the rate prevailing at 5pm GMT on 3rd February 1997, the latest practicable date prior to this announcement (the "Reference Exchange Rate").

The Offers value the whole of the issued ordinary and preference share capital of Active Imaging at a minimum of approximately US$32.9 million (approximately (Pounds)20.4 million).

The Ordinary Offer, at the Reference Exchange Rate, represents a minimum premium of 38% over the middle market quotation of 75.5p per Ordinary Share, as derived from the Alternative Investment Market appendix to the London Stock Exchange Daily Official List, at the close of business on 9th December 1996, the business day prior to the announcement that Active Imaging was in talks with a third party which might lead to an offer, and a minimum premium of approximately 34% over the middle market quotation of 77.5p per Ordinary Share as derived from the Alternative Investment Market appendix to the London Stock Exchange Daily Official List at the close of business on 3rd February 1997, the latest practicable date prior to this announcement.

Concurrently with the Offers, TVX is making an Initial Public Offering (the "IPO") of its shares of common stock, which is expected to raise US$40 million for TVX before underwriting discounts and expenses. TVX is also seeking a quotation for its shares of common stock, including all shares issued pursuant to the Ordinary Offer on the National Association of Securities Dealers Automated Quotation ("Nasdaq") system in the United States of America. The Offers will be conditional on the closing of the IPO, which is expected to take place in late March or early April 1997. In addition, the completion of the IPO will be conditional on the Ordinary Offer being declared unconditional in all respects, except for the closing of the IPO.

The Board of Directors of Active Imaging, which has been so advised by Beeson Gregory Limited ("Beeson Gregory"), considers the terms of the Offers to be fair and reasonable and in the best interests of Active Imaging shareholders taken as a whole, and unanimously recommends Active Imaging shareholders to accept the Offers.

TVX has received irrevocable undertakings to accept the Ordinary Offer from Directors of Active Imaging in respect of their personal and family holdings of 2,956,800 Ordinary Shares (representing

16.2% of the issued ordinary share capital of Active Imaging) and from certain other shareholders of Active Imaging in respect of their holdings of 11,211,500 Ordinary Shares (representing 61.3% of the issued ordinary share capital of Active Imaging). The Ordinary Shares which are the subject of these irrevocable undertakings represent 77.5% of the issued ordinary share capital of Active Imaging. In addition, TVX has received irrevocable undertakings to accept the Preference Offers from holders of 100% of the Preference Shares.

Shareholders who have given irrevocable undertakings in respect of 13,666,786 Ordinary Shares (representing 74.7% of the issued ordinary share capital of Active Imaging) have also undertaken not to elect for the Cash Alternative.

Irrevocable undertakings over 7,432,200 Ordinary Shares representing 40.6% of the issued ordinary share capital of Active Imaging may be withdrawn if, prior to the despatch of the formal TVX offer document, a third party announces a firm intention to make an offer for Active Imaging which values each Ordinary Share at more than 130p.

Further details of these irrevocable undertakings are set out in Appendix II.

Holders of options over 530,480 Ordinary Shares have undertaken either to accept the proposals to be made to optionholders by TVX (as described below) or to exercise their options, accept the Ordinary Offer and not elect for the Cash Alternative. In addition, Raymond Fagan, a Director of Active Imaging, has undertaken to exercise his options over 463,970 Ordinary Shares and accept the Ordinary Offer, electing for the Cash Alternative in respect of 222,489 shares but otherwise not electing for the Cash Alternative.


2. THE OFFERS

The Offers, which will be subject to the conditions and principal further terms set out in Appendix I, are described below.

The Ordinary Offer

The Ordinary Offer will be made on the following basis:

FOR EACH ORDINARY SHARE A FRACTION OF A SHARE OF NEW TVX COMMON STOCK WITH A MINIMUM VALUE AT THE IPO PRICE OF APPROXIMATELY US $1.68 (APPROXIMATELY 104P) CALCULATED ACCORDING TO THE FOLLOWING FORMULA (ROUNDED TO FOUR DECIMAL PLACES):


                                                    X + D
                                                  ---------
                                                    C X P

Where:
X    is equal to the greater of (a) US$33,333,333 and (b) one half of Y;
Y    is equal to A multiplied by P , minus B;
A is the sum of (a) the number of shares of common stock of TVX outstanding, currently being 2,707,452, and (b) the number of shares of common stock of TVX issuable on exercise of currently outstanding TVX options and warrants, currently being 1,849,636;
B is the aggregate exercise price in US$ of the outstanding TVX options and warrants, currently being US$1,689,334;
C is the sum of (a) the number of Ordinary Shares outstanding, currently being 18,289,348, and (b) the number of Ordinary Shares issuable upon exercise of Active Imaging options and warrants currently outstanding or conditionally issuable in respect of which the exercise price is less than the sterling equivalent of the Ordinary Offer price at the Settlement Exchange Rate, currently being 2,844,450 assuming an Ordinary Offer price of US$1.68 (approximately 104p at the Reference Exchange Rate);
D is the aggregate exercise price in US$ of Active Imaging options and warrants currently outstanding or conditionally issuable in respect of which the exercise price is less than the sterling equivalent of the Ordinary Offer price at the Settlement Exchange Rate, currently being US$2,243,184 assuming an Ordinary Offer price of US$1.68 (approximately 104p at the Reference Exchange Rate); and
P is equal to the underwritten price, in US$, of each share of TVX common stock (the "IPO Price").

The table below illustrates the fraction of a share of new TVX common stock which would be exchanged for each Ordinary Share and the value per share of the Ordinary Offer, on the basis of various IPO Prices and based on the Reference Exchange Rate.

             FRACTION OF A SHARE OF NEW TVX EFFECTIVE OFFER PRICE PER
 IPO PRICE              COMMON STOCK PER ORDINARY SHARE                 ORDINARY SHARE (P)
-----------  --------------------------------------------------------   -----------------
  US$12                             0.1403                                   104
  US$13                             0.1295                                   104
  US$14                             0.1202                                   104
  US$15                             0.1122                                   104
  US$16                             0.1120                                   111
  US$17                             0.1117                                   118
  US$18                             0.1114                                   124

The IPO and the Offers will be interconditional and both will be conditional on the achievement of an IPO Price of not less than US$11.35.

The Ordinary Offer values the entire issued ordinary share capital of Active Imaging at a minimum of US$30.8 million (approximately (Pounds)19.1 million).

The Cash Alternative

TVX is providing a Cash Alternative under which Active Imaging shareholders who validly accept the Ordinary Offer may receive cash instead of some or all of the shares of new TVX common stock to which they would otherwise be entitled under the terms of the Ordinary Offer, as set out below.

Holders of Ordinary Shares who validly elect for the Cash Alternative will receive the following:

           FOR EACH ORDINARY SHARE      THE STERLING EQUIVALENT AT THE
                                        SETTLEMENT EXCHANGE RATE OF US$1.68
                                        (CURRENTLY APPROXIMATELY 104P) IN CASH
           US$1.68 (APPROXIMATELY 104P)
           IN CASH

The aggregate amount of cash available for the Cash Alternative will be US$10 million less the aggregate dollar amount at the Settlement Exchange Rate of cash paid to the holders of Preference Shares under the Preference Offers. Assuming full acceptance of the Preference Offers and using the Reference Exchange Rate, the amount of cash available for the Cash Alternative would be approximately US$7.9 million.

Active Imaging shareholders may elect to receive their consideration under the Cash Alternative and such elections will be met in full to the extent that sufficient cash is available. To the extent that aggregate elections by Active Imaging shareholders to receive consideration under the Cash Alternative exceed the aggregate amount of cash available, all such elections will be scaled down pro rata as nearly as practicable and the balance satisfied in accordance with the terms of the Ordinary Offer.

As a result, Active Imaging shareholders who elect for the Cash Alternative will not necessarily know the exact amount of cash or number of shares of new TVX common stock they will receive until they receive settlement under the Offer. For illustrative purposes, assuming that no options over Ordinary Shares are exercised (other than those to be exercised by Raymond Fagan as indicated above), and that all shareholders elect for the Cash Alternative (other than the extent that they have irrevocably undertaken not to make such an election), sufficient cash will be available to allow each electing Active Imaging shareholder to receive the Cash Alternative in respect of approximately 97% of his Ordinary Shares.

The Cash Alternative will be conditional only on the Ordinary Offer becoming wholly unconditional in all respects and will close seven days after the Ordinary Offer becomes or is declared unconditional in all respects.

The consideration payable under the Cash Alternative is to be financed out of the proceeds of the IPO.

The Preference Offers

The Preference Offers will be made on the following basis:

        FOR EACH A PREFERENCE SHARE                       100P IN
        CASH

        FOR EACH B PREFERENCE SHARE                       100P IN
        CASH

TOGETHER WITH, IN EACH CASE, AN AMOUNT EQUAL TO ANY ACCRUED DIVIDENDS UP TO THE DATE OF THE PREFERENCE OFFERS BEING DECLARED UNCONDITIONAL IN ALL RESPECTS.

The Preference Offers value the entire issued preference share capital of Active Imaging at approximately (Pounds)1.3 million.

The CONSIDERATION PAYABLE UNDER THE PREFERENCE OFFERS IS TO BE FINANCED OUT OF THE PROCEEDS OF THE IPO.

Options, Warrants and other Subscription Rights

The Ordinary Offer will extend to any Ordinary Shares allotted or issued pursuant to the exercise of options under the Data Cell Executive Share Option Scheme and the Active Imaging Executive Share Option Scheme, options granted to Beeson Gregory at the time of Active Imaging's admission to trading on the Alternative Investment Market ("AIM") of the London Stock Exchange Limited in April 1996, warrants issuable in respect of the acquisition of assets from Invision Inc., and rights relating to the acquisition of Active Vision Systems Inc.

Appropriate proposals will be made to the holders of any such outstanding options, warrants and other subscription rights once the Offers become or are declared unconditional in all respects. Subject to any existing terms and conditions which apply to such options, warrants and other subscription rights over Ordinary Shares, these proposals will entail the release of such options, warrants and other subscription rights in exchange for the grant of equivalent options, warrants and other subscription rights over shares of TVX common stock.


3. INFORMATION ON TVX

Based in Golden, Colorado, TVX develops and markets products for the management of digital images. Its products are used in the surveillance industry and for related applications. TVX's technologies enable images to be captured, digitised and compressed and then either stored for later transmission or immediately sent to the end-user for evaluation. Its products consist of proprietary software combined, in most cases, with integrated hardware platforms. TVX's products are sold through multiple distribution channels, including distributors and direct sales, on a world-wide basis.

TVX was founded in early 1992 and includes as two of its principal shareholders CommNet Cellular Inc., a major provider of cellular telephones services to rural areas in the United States, and Automated Security Holdings PLC, now a wholly owned subsidiary of ADT Limited, the largest provider of security alarm systems and monitoring services in the United States and United Kingdom.

For the year ended 30th September 1996, TVX recorded a net loss of US$3,001,748 (1995: net loss of US$3,035,019) based on revenues of US$1,033,920 (1995:
revenues of US$1,071,019).

TVX's objective is to become a leading provider of digital video and image management solutions to a number of industries where immediate image capture and transmission, storage and/or retrieval are valuable assets. Having historically focused on the research and development of its systems, TVX intends now to devote greater resources to sales, marketing and distribution in order to expand the market for its systems.

TVX believes that at this stage of its development, and in the light of the proposed acquisition of Active Imaging, it is appropriate for it to seek a public market for its shares of common stock and accordingly it is applying for a listing on Nasdaq. It is expected that the IPO will raise approximately

US$40 million which will be used to satisfy the Cash Alternative and the Preference Offers, repay existing debt and redeem outstanding TVX stock, and for general corporate purposes including research and development and marketing expenses, building or obtaining manufacturing capability, transaction fees and expenses and integration of the operations following the Offers.


4. INFORMATION ON ACTIVE IMAGING

Active Imaging is a UK public limited company, whose shares are traded on AIM. Active Imaging and its subsidiaries (the "Active Imaging Group") are engaged in the development and marketing of its proprietary and jointly owned digital and imaging products and operate as a value added re-seller, system integrator and supplier of third party imaging products. The Active Imaging Group is increasingly focusing its activities in two key areas: the development and marketing of its own product ranges, with particular emphasis on sectors such as traffic management, security and surveillance, the Internet, and industrial imaging and inspection; and as a UK-based value-added reseller and systems integrator of imaging products. The Active Imaging Group does not undertake pure research, but applies mainstream computer and imaging technologies to develop advanced imaging products for commercial use. The Active Imaging Group has facilities for prototype assembly and testing and the capability, through its system engineering team, to deliver customised imaging products and solutions. The assembly and manufacture of Active Imaging Group products is carried out by specialist manufacturers.

Active Imaging was incorporated in February 1996 and became the holding company of Data Cell Ltd and its various subsidiaries in March 1996. Active Imaging's Ordinary Shares were admitted to trading on AIM in April 1996.

Active Imaging today announced its preliminary results for the year ended 31st December 1996 which showed a loss before tax of (Pounds)3,606,000 (1995: loss before tax of (Pounds)552,000) on revenues of (Pounds)4,207,000 (1995: revenues of (Pounds)5,063,000). At 31st December 1996, Active Imaging's shareholders' funds amounted to (Pounds)3,305,000 and net cash was (Pounds)1,217,000.



5. BACKGROUND TO AND REASONS FOR THE OFFERS

Due to rapid and significant development of new computer hardware and software, the imaging technology industry is subject to fast technological changes, frequent new product introductions and enhancements, product obsolescence and changes in end-user requirements. Therefore, success and the ability to compete in this sector are largely dependent upon the ability to augment current product lines and develop, introduce and sell new features and products through the advancement of core technologies while remaining cost competitive.

The Boards of TVX and Active Imaging believe that the combination of the two companies will provide more product offerings and greater distribution strength which will help the enlarged group in its mission to become a leading provider of digital video and image management solutions. Important aspects of the strategy will be the combination of TVX's and Active Imaging's complementary technologies, the integration of research and development departments, the tailoring of the combined product lines for maximum coverage, and a more effective and efficient sales and marketing team.


6. MANAGEMENT AND EMPLOYEES

The Board of TVX has confirmed to the Board of Active Imaging that the existing rights, including pension rights, of the employees of Active Imaging will be fully safeguarded.

On the closing of the IPO, John Osborne, currently the Chief Executive of Active Imaging, will be invited to become the Executive Vice President of TVX, primarily responsible for the initiation of new product development. Michael J. Brooke, currently the Chairman of Active Imaging, will be invited to become a director of TVX.


7. GENERAL

In order to accommodate the timetable for the implementation of the IPO, the Panel on Take-overs and Mergers (the "Panel") has agreed to an extension of the period within which BT Wolfensohn, on behalf of TVX, is required to despatch the formal offer document containing the full terms and conditions of the Offers. It is expected that the formal offer document will be despatched to the shareholders of Active Imaging in early March 1997.

The Directors of Active Imaging accept responsibility for the information contained in this announcement relating to Active Imaging. The Directors of TVX accept responsibility for all other information contained in this announcement.

BT Wolfensohn, which is regulated by The Securities and Futures Authority Limited, is acting for TVX and for no one else in connection with the Offers and will not be responsible to anyone other than TVX for providing the protections afforded to its customers or for providing advice in relation to the Offers.

Beeson Gregory, which is regulated by The Securities and Futures Authority Limited, is acting for Active Imaging and for no one else in connection with the Offers and will not be responsible to anyone other than Active Imaging for providing the protections afforded to its customers or for providing advice in relation to the Offers.

8. ENQUIRIES

TVX Inc.                    Robert Mulverhill  (001 303) 277 9877
BT Wolfensohn                Andrew Grabowski     (0171) 982 3720

Active Imaging plc              Raymond Fagan     (01628) 415 444
Beeson Gregory Limited            Graham Cole     (0171) 488 4040
Tavistock Communications          Simon Eaton     (0171) 600 2288

                                   APPENDIX I
               CONDITIONS AND FURTHER TERMS OF THE ORDINARY OFFER
                           AND THE PREFERENCE OFFERS


The Offers, which will be made by BT Wolfensohn on behalf of TVX, will comply with The City Code on Take-overs and Mergers (the "City Code").


1.  CONDITIONS OF THE ORDINARY OFFER

The Ordinary Offer will be conditional upon:

a)   valid acceptances being received (and not, where permitted, withdrawn) by
     3.00 p.m. (UK time) on the first closing date of the Ordinary Offer (or such later time(s) and/or date(s) as TVX may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent (or such lesser percentage as TVX may decide) of the Ordinary Shares to which the Ordinary Offer relates, provided that this condition shall not be satisfied unless TVX shall have acquired or agreed to acquire, pursuant to the Ordinary Offer or otherwise, Ordinary Shares carrying more than 50 per cent of the voting rights then exercisable at general meetings of Active Imaging, (including, for this purpose, to the extent (if any) required by the Panel, any such voting rights attaching to any Ordinary Shares that may be unconditionally allotted or issued before the Ordinary Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding conversion or subscription rights or otherwise); and for this purpose:

     i) the expression "Ordinary Shares to which the Ordinary Offer relates" shall be construed in accordance with sections 428-430F of the Companies Act 1985; and

     ii) shares which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry upon issue;

b) the shares of TVX common stock issuable pursuant to the Ordinary Offer having been approved for listing on Nasdaq and the listing having become effective upon official notice, given to Nasdaq, of issuance of such TVX common stock, and registration statements with respect to the IPO and sale of such shares to Active Imaging shareholders pursuant to the Ordinary Offer having become effective and continuing to remain effective under the Securities Act of 1933, as amended;

c)   the closing of the IPO at a price of not less than US$11.35 per share;

d) all filings having been made and all waiting periods having expired or been terminated, in each case as may be necessary in connection with the Ordinary Offer under the laws and regulations of any jurisdiction, and all necessary statutory and regulatory obligations in connection with the Ordinary Offer in any jurisdiction having been complied with;

e) no government or governmental, quasi-governmental, supranational, statutory or regulatory body, trade agency or any court or other body or person in any jurisdiction having decided to take, instituted, implemented or threatened any action, proceeding, suit, investigation or enquiry or enacted, made or proposed or taken any other steps, that would or might:

     i) make the Ordinary Offer, its implementation or the acquisition of any Ordinary Shares by TVX void, unenforceable or illegal or restrict, prohibit, delay or otherwise materially interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise challenge, the Ordinary Offer or the acquisition of any Ordinary Shares by TVX;

     ii) require or prevent the divestiture by TVX or any of its subsidiaries or any company in which it has a substantial interest (together the "TVX Group") or by Active Imaging or any of its subsidiaries or any company in which it has a substantial interest (together the "Active Imaging Group") of all or any material portion of their respective businesses, assets or properties or impose any material limitation on their ability to conduct their businesses or to own any of their assets or properties;

     iii) impose material limitations on the ability of TVX to acquire or hold or to exercise effectively all rights of ownership of shares in Active Imaging or on the ability of Active Imaging or any other member of the Active Imaging Group or TVX to hold or exercise effectively any rights of ownership of shares in any member of the Active Imaging Group held or owned by it; or

     iv) otherwise adversely affect in any material respect the business of any member of TVX Group or of the Active Imaging Group;

     and all applicable waiting periods during which any such government, governmental, quasi-governmental, supranational, statutory or regulatory body, trade agency, court or other body or person could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation or enquiry having expired, lapsed or been terminated;

f) all authorisations, orders, grants, recognitions, confirmations, consents, clearances, permissions and approvals necessary or appropriate for or in respect of the Ordinary Offer and the proposed acquisition of shares in or control of Active Imaging by TVX being obtained in terms and in a form satisfactory to TVX from appropriate governments, governmental, quasi-governmental, supranational, statutory or regulatory bodies, courts, trade agencies, institutions, professional associations or from any persons or bodies with whom any member of the TVX Group or the Active Imaging Group has entered into contractual arrangements, and all such authorisations, orders, recognitions, confirmations, consents, clearances, permissions and approvals necessary or appropriate for Active Imaging to carry on its business, remaining in full force and effect and all necessary filings having been made and all applicable waiting periods under any applicable legislation and regulations in all relevant jurisdictions having expired or been terminated and there being no notice of any intention to revoke or not to renew any of the same and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with;

g) save as publicly disclosed or announced or disclosed in writing to TVX or its advisers prior to the announcement of the Ordinary Offer there being no provision of any arrangement, agreement, licence or other instrument to which any member of the Active Imaging Group or any partnership or company in which any member of the Active Imaging Group has a substantial interest (an "associate") is a party or by or to which any such member or associate or any of their assets may be bound, entitled or be subject which, as a result of the proposed acquisition by TVX of any shares in or control of Active Imaging or any part thereof or otherwise, would or might, to an extent which is material in the context of the Active Imaging Group taken as a whole, result in:

     i) any moneys borrowed by or indebtedness (actual or contingent) of any such member or associate becoming repayable or being capable of being declared repayable immediately or earlier than the repayment date stated in such arrangement, agreement or instrument or the ability of any such member or associate to borrow or incur indebtedness being withdrawn or prohibited;

     ii) any such arrangement, agreement, licence or instrument being terminated or materially modified or any onerous obligation arising or any material action being taken or obligation arising thereunder;

     iii) the interests or business of any such member or associate in or with any other person, firm or company (or any arrangements relating to such interest or business) being materially and adversely affected;

     iv) any such member or associate ceasing to be able to carry on business under any name under which it presently does so;

     v) any assets of any such member or associate being disposed of or charged otherwise than in the ordinary course of business;

     vi) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or associate or any such security becoming enforceable; or

     vii) the business, financial or trading position of any such member or associate being adversely affected;

h) save as publicly announced by Active Imaging on or prior to the announcement of the Ordinary Offer or save as disclosed in the annual report and accounts of Active Imaging for the year ended 31st December 1995 or in the Prospectus published by Active Imaging on 19th April 1996 or in writing to TVX or its advisers prior to the announcement of the Ordinary Offer, no member of the Active Imaging Group shall since 31st December 1995 have:

     i) (save as between Active Imaging and wholly-owned subsidiaries of Active Imaging or upon the exercise of rights to subscribe for Ordinary Shares pursuant to the exercise of options granted under the Data Cell Executive Share Option Scheme and the Active Imaging Executive Share Option Scheme, upon exercise of the warrants issued to Invision Inc., upon the issue of further Ordinary Shares under the agreement for the acquisition of Active Vision Systems Inc., or upon the exercise of the option granted to Beeson Gregory, or pursuant to intra-group transactions) issued or authorised or proposed the issue of additional shares of any class, or securities or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities;

     ii) declared, paid or made any dividend or other distribution in respect of the share capital of Active Imaging;

     iii) undertaken, authorised, proposed or announced an intention to propose any merger or demerger or acquisition or disposal of assets (other than in the ordinary course of business) or incurred any indebtedness or contingent liability which is material in the context of the Active Imaging Group taken as a whole;

     iv) entered into any contract or commitment (whether in respect of capital expenditure or otherwise) which is of a long term nature or which involves or could involve an obligation of a nature or magnitude which is material in the context of the Active Imaging Group taken as a whole;

     vi) entered into or varied the terms of any service agreement with any of the directors of Active Imaging or paid or approved for payment any bonus to any director or employee of Active Imaging;

     vii) disposed of or transferred, mortgaged or encumbered any material assets or any right, title or interest in any material assets or entered into any contract, transaction, reconstruction, amalgamation or arrangement otherwise than in the ordinary course of business which is material in the context of the Active Imaging Group taken as a whole;

     viii) entered into any contract or other transaction otherwise than in the ordinary course of business which is material in the context of the Active Imaging Group taken as a whole;

     ix)   in the case of Active Imaging, proposed any voluntary winding up; or

     x) entered into any contract, commitment or agreement with respect to any of the transactions or events referred to in this paragraph;

i) since 31st December 1995, save as publicly announced by Active Imaging on or prior to the announcement of the Ordinary Offer or save as disclosed in the annual report and accounts of Active Imaging for the year then ended or in the Prospectus published by Active Imaging on 19th April 1996 or in writing to TVX or its advisers prior to the announcement of the Ordinary
     Offer:

     i) no material adverse change in the business, financial or trading position or profits or prospects of the Active Imaging Group having occurred; and

     ii) no contingent liability having arisen which is likely materially and adversely to affect any member of the Active Imaging Group;

j) since 31st December 1995, save as disclosed in the Prospectus published by Active Imaging on 19th April 1996, no material litigation, arbitration proceedings, prosecution or other legal proceedings having been instituted by or remaining outstanding against any member of the Active Imaging Group (whether as plaintiff or defendant or otherwise) and no such proceedings having been threatened against any member of the Active Imaging Group;

k)   TVX not having discovered that:

     i) the financial or business information concerning Active Imaging or the Active Imaging Group publicly disclosed at any time or disclosed in writing to TVX or its advisers by any member of the Active Imaging Group either contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading; or

     ii) any partnership or company in which any member of the Active Imaging Group has a significant economic interest and which is not a subsidiary of Active Imaging is subject to any liability, contingent or otherwise, which is not disclosed in the annual report and accounts of Active Imaging for the financial year ended 31st December 1995 or in the Prospectus published by Active Imaging on 19th April 1996, and which is material in the context of the Active Imaging Group taken as a whole.

TVX reserves the right to waive all or any of conditions (d) to (k) inclusive, in whole or in part. Conditions (b) to (k) inclusive must be satisfied as at, or waived (where possible) on or before, the 21st day after the later of the first closing date of the Ordinary Offer and the date on which condition (a) is fulfilled (or in each case such later date as the Panel may agree). Unless TVX is entitled to and does invoke any of the conditions (d) to (k) at or prior to the time when all of the conditions (a) to (c) are satisfied, TVX will declare the Ordinary Offer unconditional in all respects upon the satisfaction of conditions (a) to (c).

If TVX is required by the Panel to make an offer for the Ordinary Shares under the provisions of Rule 9 of the City Code, TVX may make such alterations to the above conditions as are necessary to comply with the provisions of that Rule.


2.   CONDITIONS OF THE PREFERENCE OFFERS

a)   The A Preference Offer will be conditional upon:

     i) the Ordinary Offer becoming or being declared unconditional in all respects; and

     ii) valid acceptances being received (and not, where permitted, withdrawn) not later than 3.00 pm on the first closing date (or such later time(s) and/or date(s) as TVX may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent of the A Preference Shares to which the A Preference Offer relate or (as the case may be) such lesser percentage as TVX may decide.

 b)  The B Preference Offer will be conditional upon:

     i) the Ordinary Offer becoming or being declared unconditional in all respects; and

     ii) valid acceptances being received (and not, where permitted, withdrawn) not later than 3.00 p.m. on the first closing date (or such later time(s) and/or date(s) as TVX may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent of the B Preference Shares to which the B Preference Offer relate or (as the case may be) such lesser percentage as TVX may decide.


3.  CONDITIONS OF THE CASH ALTERNATIVE

The Cash Alternative will be conditional only on the Ordinary Offer becoming unconditional in all respects and will close seven days after the Ordinary Offer becomes or is declared unconditional in all respects.


4.  FURTHER TERMS

The Offers will lapse if the Ordinary Offer is referred to the Monopolies and Mergers Commission or if the European Commission either initiates proceedings under Article 6(1)(c) of Council Regulations (EEC) 4064/89 or makes a referral to a competent authority of the United Kingdom under Article 9(1) before (in any such case) the first closing date of the Ordinary Offer or the date on which the Ordinary Offer becomes or is declared unconditional as to acceptances, whichever is the later, and if the Offers so lapse, the Offers will cease to be capable of further acceptance and accepting Active Imaging shareholders and TVX will cease to be bound by forms of acceptance submitted before the time when the Offers lapse.

The shares which are the subject of the Offers will be acquired free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive in full all dividends and other distributions, if any, declared, made or paid after the date hereof.

The TVX common stock to be issued under the Ordinary Offer will be issued credited as fully paid and will rank pari passu with the issued TVX common stock, including the right to receive in full all dividends and other distributions, if any, declared, made or paid after the date hereof.

No fractions of a share of TVX common stock will be issued. Accepting Active Imaging shareholders will receive an amount in cash (in sterling) in lieu of any fractional entitlements to shares of TVX common stock, calculated by reference to the price of the IPO except that amounts of less than (Pounds)3.00 will not be distributed but will be retained for the benefit of the enlarged TVX group.

                                  APPENDIX II
                  DETAILS OF IRREVOCABLE ACCEPTANCES RECEIVED

The following have given irrevocable undertakings to accept the Offers and, save as indicated below, not elect for the Cash Alternative in respect of their shareholdings as set out below:

THE ORDINARY OFFER

Shareholdings of Directors of Active Imaging     Number of Ordinary Shares
Coinshire Limited (1)                                            1,581,800
John Osborne                                                     1,250,000
Raymond Fagan                                                       75,000
George Hayter                                                       50,000
                                                                 ---------
                                                                 2,956,800
                                                                 ---------
Other Shareholdings                              Number of Ordinary Shares
3i Group plc (2)                                                 3,058,530
Schroder Investment Management Limited (2)                       1,981,886
Quester Nominees Limited (2)                                     1,345,617
Deborah Julie Vann                                                 733,100
Thomas McKinley (2)                                                672,853
David Slorach (3)                                                  662,900
Adrian Flowerday                                                   630,000
Newton UK Smaller Companies Exempt Fund (2,4)                      373,314
Mark Francis Williamson                                            283,300
Paul Mayeaux & Mrs BA Mayeaux                                      250,000
Barry Parker                                                       225,000
Gillian McInnes (5)                                                200,000
Jo Rodgers                                                         135,800
Active Imaging (ESOP) Trustee Ltd                                  135,050
Robert Dean                                                         95,000
James McInnes (6)                                                   93,200
Chris Read                                                          89,740
Dave Jones                                                          67,800
Graham Service                                                      50,000
Lin Jones                                                           42,700
Simon Baker                                                         25,000
Gavin Button                                                        20,170
Mark Norris                                                         10,000
Mark Woods                                                          10,000
Ian Young                                                           10,000
Paul Overton                                                         4,360
Michael Talianos                                                     2,500
Mark Hindmarsh                                                       2,180
Larry Shapiro                                                        1,500
                                                                ----------
                                                                11,211,500
                                                                ----------

Notes:  (1) Michael Brooke has an interest in Coinshire Limited
        (2) May withdraw irrevocable undertaking in the case of the announcement of a third party offer of more than 130p per Ordinary Share before the despatch of the formal offer document
        (3) May elect to receive the Cash Alternative in respect of 35,000 Ordinary Shares
        (4) May elect to receive the Cash Alternative in respect of entire shareholding
        (5) May elect to receive the Cash Alternative in respect of 50,000 Ordinary Shares
        (6) May elect to receive the Cash Alternative in respect of 43,200 Ordinary Shares

THE PREFERENCE OFFERS

Shareholders                Number of A Preference Shares  Number of B Preference Shares
3i Group plc                                                                     980,000
Quester Nominees Limited                          166,660                         46,667
Thomas McKinley                                    83,330                         23,333

End

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Bylaws and Certificate of Incorporation provide that the Company shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of the Company. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The indemnitee is presumed to be entitled to indemnification and the Company has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually or reasonably incurred.

  The Certificate of Incorporation also provides that directors shall have no personal liability to the Company or its stockholders for breach of fiduciary duty as a director. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.

  Section 8 of the Underwriting Agreement (filed as Exhibit 1.1 hereto) provides that the Underwriters will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against any liability caused by any statement or omission in the Registration Statement or Prospectus based on certain information furnished to the Company by the Underwriters for use in the Prospectus.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (a)  Exhibits

      Exhibit
      Number  Description of Exhibits
      ------  -----------------------

      3.1     Amended and Restated Certificate of Incorporation of the Company.
              (1)

      3.2     Amended and Restated Bylaws of the Company. (1)

      4.1     Form of Common Stock Certificate.*

      5.1 Form of Opinion of Ireland, Stapleton, Pryor & Pascoe, P.C. as to the legality of issuance of the Company's Common Stock.*

     10.1     1993 Nonqualified Stock Option Plan. (1)

     10.2     Omnibus Stock and Incentive Plan.*

     10.3     1996 Directors Stock Option Plan. (1)

     10.4     HESA Buried Cable Distribution and License Agreement. (1)

     10.7 Employment Agreement dated November 14, 1995, by and between the Company and Robert C. Mulverhill.(1)

     10.8 Services Agreement dated April 18, 1996, by and between Active Imaging and John Osborne. (1)

     10.9 Consultancy Agreement dated April 18, 1996, by and between Active Imaging and Coinshire Limited. (1)

     11.1     Statement re: computation of per share earnings. (1)

     23.1     Consent of Ernst & Young LLP.*

     23.2     Consent of Gelfond Hochstadt Pangburn & Co.*

     23.3     Consent of Coopers & Lybrand.*

     23.4     Consent of Binder Hamlyn.*

     23.5     Consent of Ireland, Stapleton, Pryor & Pascoe, P.C. (see Exhibit
              5.1).*

     25.1     Power of Attorney - See signature page.
_________________

*To be filed by amendment.

(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-21033).

(b)  Financial Statement Schedules

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable and therefore have been omitted or the information required by the applicable schedule is included in the notes to the financial statements.


ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) Prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in conjunction with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it became effective.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on this 4th day of February, 1997.

                    TVX, INC.


     By:   /S/   ROBERT C. MULVERHILL
        ---------------------------------------
                    Robert C. Mulverhill,

                    President and Chief Executive Officer

                               POWER OF ATTORNEY

     The undersigned directors and/or officers of the Registrant, by virtue of their signatures to this Registration Statement appearing below, hereby constitute and appoint Robert C. Mulverhill or Thomas W. Vander Stel, or either of them, with full power of substitution, as attorney-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

    Signatures                     Title                          Date
    ----------                     -----                          ----

/S/  ROBERT C. MULVERHILL     President, Chief Executive           February 4, 1997
----------------------------     Officer and Director
Robert C. Mulverhill             (Principal Executive
                                 Officer)


/S/  THOMAS W. VANDER STEL    Vice President, Chief Financial      February 4, 1997
----------------------------     Officer, Secretary and Treasurer
     Thomas W. Vander Stel       (Principal Financial and
                                 Accounting Officer)

/S/  ARNOLD C. POHS           Director                             February 4, 1997
----------------------------
     Arnold C. Pohs


/S/  DANIEL P. DWYER          Director                             February 4, 1997
----------------------------
  Daniel P. Dwyer


/S/  R. GRAHAM MORRISON       Director                             February 4, 1997
----------------------------
  R. Graham Morrison


/S/  WILLIAM N. MOODY         Director                             February 4, 1997
----------------------------
  William N. Moody

                                      II-4